Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-202612

Dear Fellow Shareholder:

On December 15, 2014, the board of directors of LNB Bancorp, Inc. unanimously approved a merger agreement between LNB Bancorp, Inc. and Northwest Bancshares, Inc. LNB Bancorp, Inc. is holding a special meeting of its shareholders to vote on the proposals necessary to complete the merger between LNB Bancorp, Inc. and Northwest Bancshares, Inc. If the merger agreement is approved and the merger is subsequently completed, LNB Bancorp, Inc. will merge with and into Northwest Bancshares, Inc. LNB Bancorp, Inc.’s separate corporate existence will cease and Northwest Bancshares, Inc. will continue as the surviving corporation.

Under the terms of the merger agreement, each outstanding share of LNB Bancorp, Inc. common stock will be converted into the right to receive 1.461 shares of Northwest Bancshares, Inc. common stock, $18.70 in cash, or a mix of Northwest Bancshares, Inc. common stock and cash, subject to certain agreed adjustment and allocation procedures that will result in 50% of LNB Bancorp, Inc.’s common stock being converted into Northwest Bancshares, Inc. common stock and 50% of LNB Bancorp, Inc.’s common stock being converted into cash. For more information, see “Proposal 1—Description of the Merger—Consideration to be Received in the Merger.”

On December 15, 2014, which was the last trading date preceding the public announcement of the proposed merger, the closing price of Northwest Bancshares, Inc.’s common stock was $12.35, which, after giving effect to the 1.461 exchange ratio, has an implied value of approximately $18.04 per share. Based on this price with respect to the stock consideration, and the cash consideration of $18.70 per share, upon completion of the merger, an LNB Bancorp, Inc. shareholder who receives cash for 50% of his or her shares of common stock and receives stock for 50% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $18.37 per share. As of May 1, 2015, the most reasonably practicable date prior to the mailing of this Proxy Statement/Prospectus, the closing price of Northwest Bancshares, Inc.’s common stock was $12.26, which, after giving effect to the 1.461 exchange ratio, has an implied value of approximately $17.91 per share. Based on this price with respect to the stock consideration, and the cash consideration of $18.70 per share, upon completion of the merger, an LNB Bancorp, Inc. shareholder who receives cash for 50% of his or her shares of common stock and receives stock for 50% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $18.31 per share.

The maximum number of shares of Northwest Bancshares, Inc. common stock estimated to be issuable upon completion of the merger is 7,054,960. As a result of the merger, LNB Bancorp, Inc. shareholders who receive stock consideration will become stockholders of Northwest Bancshares, Inc. Following the completion of the merger, former LNB Bancorp, Inc. shareholders will hold approximately 6.9% of Northwest Bancshares, Inc.’s common stock.

Your board of directors has unanimously determined that the merger agreement and the merger are in the best interests of LNB Bancorp, Inc. and its shareholders and unanimously recommends that you vote “FOR” approval and adoption of the merger agreement and the merger, and “FOR” the advisory, non-binding proposal to approve the merger-related executive compensation to LNB Bancorp, Inc.’s named executive officers. The merger cannot be completed unless holders of at least two-thirds of the issued and outstanding shares of common stock of LNB Bancorp, Inc. vote to approve the merger agreement and the merger. Whether or not you plan to attend the special meeting of shareholders, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” approval and adoption of the merger agreement and the merger, “FOR” the advisory, non-binding proposal to approve merger-related executive compensation to LNB Bancorp, Inc.’s named executive officers and “FOR” the approval of an adjournment of the special meeting if necessary or appropriate to solicit additional proxies if there are not sufficient votes to approve and adopt the merger agreement and the merger or to approve the merger-related executive compensation to LNB Bancorp, Inc.’s named executive officers. If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have the same effect as voting “AGAINST” the merger agreement and the merger, but it will have no effect on the advisory, non-binding proposal to approve merger-related executive compensation to LNB Bancorp, Inc.’s named executive officers or on the proposal to approve an adjournment of the special meeting.

The accompanying document is being delivered to LNB Bancorp, Inc. shareholders as Northwest Bancshares, Inc.’s prospectus for its offering of Northwest Bancshares, Inc. common stock in connection with the merger, and as a proxy statement for the solicitation of proxies from LNB Bancorp, Inc. shareholders to vote for the approval of the merger agreement and the merger.

This Proxy Statement/Prospectus provides you with detailed information about the proposed merger. It also contains or references information about Northwest Bancshares, Inc. and LNB Bancorp, Inc. and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 14 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Voting procedures are described in this Proxy Statement/Prospectus. Your vote is important and I urge you to cast it promptly.

Sincerely,

Daniel E. Klimas
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the securities to be issued under this Proxy Statement/Prospectus or determined if this Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy Statement/Prospectus dated May 4, 2015

and first mailed to shareholders on or about May 6, 2015

WHERE YOU CAN FIND MORE INFORMATION

Both Northwest Bancshares, Inc. and LNB Bancorp, Inc. file annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that either Northwest Bancshares, Inc. or LNB Bancorp, Inc. files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, Northwest Bancshares, Inc. and LNB Bancorp, Inc. file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Northwest Bancshares, Inc. at www.northwestsavingsbank.com under the “Investor Relations” tab and then under “SEC Filings,” or from LNB Bancorp, Inc. by accessing LNB Bancorp, Inc.’s website at www.4lnb.com under the “Investor Relations” tab.

Northwest Bancshares, Inc. has filed a registration statement on Form S-4 to register with the SEC up to 7,412,328 shares of Northwest Bancshares, Inc. common stock. This Proxy Statement/Prospectus is a part of that registration statement. As permitted by SEC rules, this Proxy Statement/Prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this Proxy Statement/Prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This Proxy Statement/Prospectus incorporates by reference documents that Northwest Bancshares, Inc. and LNB Bancorp, Inc. have previously filed with the SEC. They contain important information about the companies and their financial condition. See “Where You Can Find More Information” on page 99. These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below:

Northwest Bancshares, Inc.	LNB Bancorp, Inc.
100 Liberty Street	457 Broadway
Warren, Pennsylvania 16365-2353	Lorain, Ohio 44052
Attention: Investor Relations Department	Attention: Investor Relations
(814) 726-2140	(440) 244-7317

To obtain timely delivery of these documents, you must request the information no later than June 9, 2015 in order to receive them before LNB Bancorp, Inc.’s special meeting of shareholders.

Northwest Bancshares, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “NWBI,” and LNB Bancorp, Inc. common stock is traded on the NASDAQ Global Market under the symbol “LNBB.”

LNB BANCORP, INC.

457 Broadway

Lorain, Ohio 44052

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 16, 2015

NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of LNB Bancorp, Inc. will be held at The Lorain National Bank, 521 Broadway, Lorain, Ohio 44052 at 9:00 a.m., Eastern Time, on June 16, 2015, for the following purposes:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 15, 2014, by and between Northwest Bancshares, Inc. and LNB Bancorp, Inc. (the “Merger “Agreement”), and thereby to approve the transactions contemplated by the Merger Agreement, including the merger of LNB Bancorp, Inc. with and into Northwest Bancshares, Inc. (collectively, the “Merger”);

2. To consider and vote upon an advisory, non-binding proposal to approve the compensation payable to the named executive officers of LNB Bancorp in connection with the transactions contemplated by the Merger Agreement (the “Merger-Related Executive Compensation”);

3. To approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and the Merger or to approve the Merger-Related Executive Compensation; and

4. To transact any other business that may properly come before the special meeting or any adjournment or postponement thereof.

The Merger is described in more detail in this Proxy Statement/Prospectus, which you should read carefully in its entirety before voting. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus. Only LNB Bancorp, Inc. shareholders of record as of the close of business on April 22, 2015 are entitled to notice of and to vote at the special meeting of shareholders or any adjournments of the special meeting.

To ensure your representation at the special meeting of shareholders, please follow the voting procedures described in the accompanying Proxy Statement/Prospectus and on the enclosed proxy card. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted by following the instructions provided in the Proxy Statement/Prospectus.

BY ORDER OF THE BOARD OF DIRECTORS

Robert F. Heinrich
Corporate Secretary

Lorain, Ohio

May 4, 2015

LNB BANCORP, INC.’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER, “FOR” THE APPROVAL OF THE MERGER-RELATED EXECUTIVE COMPENSATION, AND “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL DESCRIBED ABOVE.

DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. YOU WILL RECEIVE A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES UNDER SEPARATE COVER.

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE LNB BANCORP, INC. SPECIAL MEETING IN PERSON, LNB BANCORP, INC. URGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.

If you have any questions concerning the Merger or other matters to be considered at the special meeting, would like additional copies of this Proxy Statement/Prospectus or need help voting your shares, please contact our proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Direct or Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the Merger and the special meeting. We urge you to read carefully the remainder of this Proxy Statement/Prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this Proxy Statement/Prospectus.

GENERAL QUESTIONS ABOUT THE MERGER

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:	Northwest Bancshares, Inc. (“Northwest Bancshares”) and LNB Bancorp, Inc. (“LNB Bancorp”) have agreed to merge under the terms of a Merger Agreement by and between Northwest Bancshares and LNB Bancorp, dated as of December 15, 2014 (the “Merger Agreement”), that is described in this Proxy Statement/Prospectus. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Appendix A. In order to complete the merger of LNB Bancorp into Northwest Bancshares (the “Merger”), the shareholders of LNB Bancorp must vote to approve and adopt the Merger Agreement and the Merger. LNB Bancorp will hold a special meeting of its shareholders to obtain this approval. This Proxy Statement/Prospectus contains important information about the Merger, the Merger Agreement, the special meeting, and other related matters, and you should read it carefully.

Q:	WHO IS BEING ASKED TO APPROVE THE MERGER?

A:	LNB Bancorp shareholders are being asked to vote to approve the Merger.

Under Ohio law, which governs mergers involving LNB Bancorp, the Merger cannot be completed unless LNB Bancorp shareholders vote to approve and adopt the Merger Agreement and approve the Merger. By this Proxy Statement/Prospectus, LNB Bancorp’s board of directors is soliciting proxies from LNB Bancorp’s shareholders to obtain this approval at the special meeting of LNB Bancorp shareholders discussed below.

Q:	WHAT WILL LNB BANCORP SHAREHOLDERS RECEIVE IN THE MERGER?

A:	If the Merger proposal is approved and the Merger is subsequently completed, each outstanding share of LNB Bancorp common stock will be converted into the right to receive either:

•	1.461 shares of Northwest Bancshares common stock, plus cash in lieu of fractional shares; or

•	$18.70 in cash, without interest.

The above consideration is subject to an allocation process that requires 50% of LNB Bancorp’s shares of common stock to be exchanged for cash and 50% of LNB Bancorp’s common stock to be converted into Northwest Bancshares common stock. Accordingly, allocations of Northwest Bancshares common stock and cash that you receive will depend on the elections made by other LNB Bancorp shareholders.

On December 15, 2014, which was the last trading date preceding the public announcement of the proposed Merger, Northwest Bancshares’ common stock price was $12.35, which, after giving effect to the 1.461 exchange ratio, has an implied value of approximately $18.04 per share. Based on this price with respect to the stock consideration, and the cash consideration of $18.70 per share, upon completion of the Merger, an LNB Bancorp shareholder who receives cash for 50% of his or her shares of common stock and receives stock for 50% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $18.37 per share. As of May 1, 2015, the most reasonably practicable date prior to the mailing of this Proxy Statement/Prospectus, Northwest Bancshares’ common stock price was $12.26, which, after giving effect to the 1.461 exchange ratio, has an implied value of approximately $17.91. Based on this price with respect to the stock consideration, and the cash consideration of $18.70 per share, upon completion of the Merger, an LNB Bancorp shareholder who receives cash for 50% of his or her shares of common stock and receives stock for 50% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $18.31 per share.

For more information, see “Proposal 1—Description of the Merger—Consideration to be Received in the Merger.”

Q:	HOW DOES THE ALLOCATION PROCESS WORK?

A:	Under the terms of the Merger Agreement, LNB Bancorp shareholders may elect to convert their shares into cash, Northwest Bancshares common stock or a mixture of cash and Northwest Bancshares common stock. All elections are further subject to the allocation and proration procedures described in the Merger Agreement, which provide that the number of shares of LNB Bancorp common stock to be converted into Northwest Bancshares common stock must equal 50% of the total number of shares of LNB Bancorp common stock outstanding at the effective time of the Merger and that the number of shares of LNB Bancorp common stock to be converted into cash in the Merger must equal 50% of the total number of shares of LNB Bancorp common stock outstanding at the effective time of the Merger. Neither Northwest Bancshares nor LNB Bancorp makes any recommendation as to whether LNB Bancorp shareholders should elect to receive cash, Northwest Bancshares common stock or a mixture of cash and Northwest Bancshares common stock in the Merger. Each holder of LNB Bancorp common stock must make his or her own decision with respect to such election.

It is unlikely that elections will be made in the exact proportions provided for in the Merger Agreement. As a result, the Merger Agreement describes procedures to be followed if LNB Bancorp shareholders in the aggregate elect to receive more or less of the Northwest Bancshares common stock than Northwest Bancshares has agreed to issue. These procedures are summarized below.

•	If Stock Is Oversubscribed: If LNB Bancorp shareholders elect to receive more Northwest Bancshares common stock than Northwest Bancshares has agreed to issue in the Merger, then all LNB Bancorp shareholders who have elected to receive cash or who have made no election will receive cash for their LNB Bancorp shares and all shareholders who elected to receive Northwest Bancshares common stock will receive a pro rata portion of the available Northwest Bancshares shares plus cash for those shares not converted into Northwest Bancshares common stock.

•	If Stock Is Undersubscribed: If LNB Bancorp shareholders elect to receive fewer shares of Northwest Bancshares common stock than Northwest Bancshares has agreed to issue in the Merger, then all LNB Bancorp shareholders who have elected to receive Northwest Bancshares common stock will receive Northwest Bancshares common stock and those shareholders who elected to receive cash or who have made no election will be treated in the following manner:

•	If the number of shares held by LNB Bancorp shareholders who have made no election is sufficient to make up the shortfall in the number of shares of Northwest Bancshares common stock that Northwest Bancshares is required to issue, then all LNB Bancorp shareholders who elected cash will receive cash, and those shareholders who made no election will receive both cash and Northwest Bancshares common stock in such proportion as is necessary to make up the shortfall.

•	If the number of shares held by LNB Bancorp shareholders who have made no election is insufficient to make up the shortfall, then all LNB Bancorp shareholders who made no election will receive Northwest Bancshares common stock and those LNB Bancorp shareholders who elected to receive cash will receive cash and Northwest Bancshares common stock in such proportion as is necessary to make up the shortfall.

No guarantee can be made that you will receive the amounts of cash and/or stock you elect. As a result of the allocation procedures and other limitations outlined in this document and the Merger Agreement, you may receive Northwest Bancshares common stock or cash in amounts that vary from the amounts you elect to receive.

Q:	WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO LNB BANCORP SHAREHOLDERS?

A:	Northwest Bancshares and LNB Bancorp have received a legal opinion that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, the federal tax consequences of the Merger to an LNB Bancorp shareholder will depend primarily on whether a shareholder exchanges the shareholder’s LNB Bancorp common stock solely for Northwest Bancshares common stock, solely for cash or for a combination of Northwest Bancshares common stock and cash. LNB Bancorp shareholders who exchange their shares solely for Northwest Bancshares common stock should not recognize a gain or loss except with respect to cash received in lieu of a fractional share of Northwest Bancshares common stock. LNB Bancorp shareholders who exchange their shares solely for cash should recognize a gain or loss on the exchange. LNB Bancorp shareholders who exchange their shares for a combination of Northwest Bancshares common stock and cash may recognize a gain, but not any loss, on the exchange. The actual federal income tax consequences to LNB Bancorp shareholders of electing to receive cash, Northwest Bancshares common stock or a combination of cash and stock will not be ascertainable at the time LNB Bancorp shareholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, please see the section “Proposal 1—Description of the Merger—Material Tax Consequences of the Merger” beginning on page 62.

The consequences of the Merger to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine the tax consequences of the Merger to you.

Q:	WHAT WILL HAPPEN TO LNB BANCORP AS A RESULT OF THE MERGER?

A:	If the Merger is completed, LNB Bancorp will merge into Northwest Bancshares, and LNB Bancorp will cease to exist. Following the Merger, The Lorain National Bank (“Lorain National Bank”), a national bank and wholly-owned subsidiary of LNB Bancorp, will merge with and into Northwest Bank, a Pennsylvania-chartered savings bank and wholly-owned subsidiary of Northwest Bancshares, with Northwest Bank being the surviving bank.

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:	We expect the Merger will be completed when all of the conditions to completion contained in the Merger Agreement are satisfied or waived, including the receipt of required regulatory approvals and the approval of the Merger Agreement by LNB Bancorp shareholders at the LNB Bancorp special meeting. We currently expect to complete the Merger during the third quarter of 2015. However, because fulfillment of some of the conditions to completion of the Merger, such as the receipt of required regulatory approvals, is not entirely within our control, we cannot predict the actual timing.

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:	If the Merger is not completed, LNB Bancorp shareholders will not receive any consideration for their shares of common stock in connection with the Merger. Instead, LNB Bancorp will remain an independent company and its common stock will continue to be listed and traded on the NASDAQ Global Market. Under specified circumstances, LNB Bancorp may be required to pay to Northwest Bancshares a fee with respect to the termination of the Merger Agreement. Northwest Bancshares may also be required to pay LNB Bancorp a fee with respect to the termination of the Merger Agreement under certain circumstances. For more information, please review the sections entitled “Proposal 1—Description of the Merger—Terminating the Merger Agreement” and “—Termination Fee” beginning on page 80.

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT NORTHWEST BANCSHARES AND LNB BANCORP?

A:	You can find more information about Northwest Bancshares and LNB Bancorp from the various sources described under the section entitled “Where You Can Find More Information” at the end of this Proxy Statement/Prospectus.

QUESTIONS AND ANSWERS REGARDING

THE SHAREHOLDERS MEETING

Q:	WHEN AND WHERE WILL LNB BANCORP SHAREHOLDERS MEET?

A:	LNB Bancorp will hold a special meeting of its shareholders on June 16, 2015, at 9:00 a.m., Eastern Time, at The Lorain National Bank, 521 Broadway, Lorain, Ohio 44052.

Q:	WHO CAN VOTE AT THE SPECIAL MEETING?

A:	Holders of record of LNB Bancorp common stock at the close of business on April 22, 2015, which is the record date for the special meeting, are entitled to vote at the special meeting.

Q:	HOW MANY VOTES MUST BE REPRESENTED IN PERSON OR BY PROXY AT THE LNB BANCORP SPECIAL MEETING TO HAVE A QUORUM?

A:	The holders of at least thirty-three and one-third percent (33 1/3%) of the outstanding shares of LNB Bancorp common stock, present in person or represented by proxy, will constitute a quorum at the special meeting.

Q:	WHAT MATTERS ARE LNB BANCORP SHAREHOLDERS BEING ASKED TO APPROVE AT THE LNB BANCORP SPECIAL MEETING PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS?

A:	LNB Bancorp shareholders are being asked to approve and adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger. We refer to this proposal as the “Merger Proposal.”

LNB Bancorp shareholders are also being asked to vote in favor of a non-binding proposal to approve the Merger-Related Executive Compensation.

Finally, LNB Bancorp shareholders are being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal or to approve the Merger-Related Executive Compensation, which we refer to as the “Adjournment Proposal.”

Q:	WHAT VOTE BY LNB BANCORP SHAREHOLDERS IS REQUIRED TO APPROVE THE PROPOSALS?

A:	Assuming a quorum is present at the LNB Bancorp special meeting, approval of the Merger Proposal will require the affirmative vote of the holders of two-thirds of the outstanding shares of LNB Bancorp common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as shares voted against the Merger Proposal.

Approval of the LNB Bancorp Merger-Related Executive Compensation will require the affirmative vote of the holders of a majority of the shares of LNB Bancorp common stock represented in person or by proxy at the special meeting. Abstentions will have the same effect as shares voted against the Merger-Related Executive Compensation, but broker non-votes will not affect whether the proposal is approved.

Approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of LNB Bancorp common stock represented in person or by proxy at the special meeting. Abstentions will have the same effect as shares voted against the Adjournment Proposal, but broker non-votes will not affect whether the proposal is approved.

As of the record date for the special meeting, directors and executive officers of LNB Bancorp, together with their affiliates, had sole or shared voting power over approximately 7.42% of the LNB Bancorp common stock outstanding and entitled to vote at the special meeting. Pursuant to the terms of the Merger Agreement, each of the directors and certain executive officers of LNB Bancorp, who own in the aggregate 716,929 shares of common stock of LNB Bancorp, have entered into voting agreements with Northwest Bancshares to vote their respective shares of LNB Bancorp common stock “FOR” the Merger Proposal.

Q:	HOW MAY LNB BANCORP SHAREHOLDERS VOTE THEIR SHARES FOR THE SPECIAL MEETING PROPOSALS PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS?

A:	Shareholders may vote by completing, signing, dating and returning the proxy card in the enclosed prepaid return envelope or by following the telephone or Internet voting instructions on the proxy card as soon as possible or by attending the special meeting and voting in person. This will enable your shares to be represented and voted at the special meeting. If your stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please review the proxy card or instruction form provided by your broker, bank or other nominee that accompanies this Proxy Statement/Prospectus.

Q:	WILL A BROKER OR BANK HOLDING SHARES IN “STREET NAME” FOR AN LNB BANCORP SHAREHOLDER AUTOMATICALLY VOTE THOSE SHARES FOR THE SHAREHOLDER AT THE LNB BANCORP SPECIAL MEETING?

A:	No. A broker or bank WILL NOT be able to vote your shares with respect to the Merger Agreement and the Merger without first receiving instructions from you on how to vote. If your shares are held in “street name,” you will receive separate voting instructions with your proxy materials. It is therefore important that you provide timely instruction to your broker or bank to ensure that all shares of LNB Bancorp common stock that you own are voted at the special meeting. The failure of a shareholder whose shares of LNB common stock are held in “street name” to give voting instructions to the broker or bank will have the same effect as a vote “AGAINST” the Merger Proposal.

Q:	WILL LNB BANCORP SHAREHOLDERS BE ABLE TO VOTE THEIR SHARES AT THE SPECIAL MEETING IN PERSON?

A:	Yes. Submitting a proxy will not affect the right of any shareholder to vote in person at the special meeting. If you hold your shares in “street name” and wish to attend the special meeting, you must ask your broker or bank how to vote those shares in person at the special meeting.

Q:	MAY AN LNB BANCORP SHAREHOLDER CHANGE OR REVOKE HIS OR HER VOTE AFTER SUBMITTING A PROXY?

A:	Yes. If you have not voted through your broker, you can change your vote by:

•	providing written notice of revocation to the Corporate Secretary of LNB Bancorp, which must be provided to the Corporate Secretary by the time the special meeting begins;

•	submitting a new proxy card (any earlier proxies will be revoked automatically); or

•	attending the special meeting and voting in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow your broker’s directions to change your vote.

Q:	WHAT SHOULD A SHAREHOLDER DO IF HE OR SHE RECEIVES MORE THAN ONE SET OF VOTING MATERIALS?

A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement/Prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a holder of record and your shares of common stock are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this Proxy Statement/Prospectus in the section entitled “Special Meeting of LNB Bancorp, Inc. Shareholders.”

Q:	IF A SHAREHOLDER DOES NOT VOTE IN FAVOR OF THE MERGER PROPOSAL, IS HE OR SHE ENTITLED TO DISSENTERS’ RIGHTS?

A:	Yes. If you are an LNB Bancorp shareholder as of April 22, 2015, the record date for the special meeting, and you do not vote your shares in favor of the Merger Proposal, you will have the right under Section 1701.85 of the Ohio General Corporation Law (“OGCL”) to demand the fair cash value for your LNB Bancorp common shares. The right to make this demand is known as “dissenters’ rights.” To exercise your dissenters’ rights, you must deliver to LNB Bancorp a written demand for payment of the fair cash value of your shares of common stock before the vote on the Merger Proposal is taken at the special meeting. The demand for payment must include your address, the number and class of LNB Bancorp common shares owned by you, and the amount you claim to be the fair cash value of your LNB Bancorp shares of common stock, and should be mailed to: LNB Bancorp, Inc., Attention: Robert F. Heinrich, Corporate Secretary, 457 Broadway, Lorain, Ohio 44052. LNB Bancorp shareholders who wish to exercise their dissenters’ rights must: (i) either vote against the Merger Proposal or not return the proxy card, and (ii) deliver written demand for payment prior to the LNB Bancorp shareholder vote. For additional information regarding dissenters’ rights, see “Dissenters’ Rights” and the complete text of the applicable sections of the OGCL attached to this Proxy Statement/Prospectus as Appendix B.

Q:	WHAT DOES LNB BANCORP’S BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO THE THREE PROPOSALS?

A:	LNB Bancorp’s board of directors has unanimously determined that the Merger Agreement and the Merger are in the best interests of LNB Bancorp and its shareholders and unanimously recommends that LNB Bancorp shareholders vote “FOR” the Merger Proposal. In addition, LNB Bancorp’s board of directors unanimously recommends that LNB Bancorp shareholders vote “FOR” approval of the Merger-Related Executive Compensation and “FOR” the Adjournment Proposal.

Q:	ARE THERE RISKS THAT I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR APPROVAL OF THE MERGER-RELATED PROPOSALS?

A:	Yes. You should read and carefully consider the risk factors set forth in the section of this Proxy Statement/Prospectus entitled “Risk Factors” beginning on page 14.

Q:	WHY ARE LNB BANCORP SHAREHOLDERS BEING ASKED TO APPROVE, ON AN ADVISORY, NON-BINDING BASIS, CERTAIN MERGER-RELATED EXECUTIVE COMPENSATION?

A:	The federal securities laws require LNB Bancorp to seek a non-binding advisory vote with respect to certain payments that may be made to LNB Bancorp’s named executive officers under certain existing agreements in connection with the Merger.

Q:	WHAT WILL HAPPEN IF LNB BANCORP SHAREHOLDERS DO NOT APPROVE CERTAIN MERGER-RELATED EXECUTIVE COMPENSATION AT THE SPECIAL MEETING?

A:	The vote with respect to the Merger-Related Executive Compensation is an advisory vote and will not be binding on LNB Bancorp. Therefore, if the Merger Agreement is approved by LNB Bancorp’s shareholders, the Merger-Related Executive Compensation could still be paid to the LNB Bancorp named executive officers, if and to the extent, required or allowed under applicable law even if LNB Bancorp’s shareholders do not approve the Merger-Related Executive Compensation.

Q:	WILL THE MERGER-RELATED EXECUTIVE COMPENSATION BE PAID IF THE MERGER IS NOT CONSUMMATED?

A:	No. Payment of the Merger-Related Executive Compensation is contingent upon the consummation of the Merger.

Q:	SHOULD LNB BANCORP SHAREHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A:	No. LNB Bancorp shareholders SHOULD NOT send in any stock certificates now. If the Merger is approved, transmittal materials, with instructions for their completion, will be provided to LNB Bancorp shareholders under separate cover and the stock certificates should be sent at that time.

Q:	WHAT HAPPENS IF I SELL MY SHARES OF LNB BANCORP COMMON STOCK BEFORE THE SPECIAL MEETING?

A:	The record date for LNB Bancorp shareholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the completion of the Merger. If you transfer your shares of LNB Bancorp common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	WHAT DO LNB BANCORP SHAREHOLDERS NEED TO DO NOW?

A:	After carefully reading and considering the information contained in this Proxy Statement/Prospectus, we are requesting you vote by mail, by telephone, by Internet or by attending the special meeting and voting in person. If you choose to vote by mail, you should complete, sign, date and promptly return the enclosed proxy card. The proxy card will instruct the persons named on the proxy card to vote your LNB Bancorp shares at the special meeting as you direct. If you sign and send in a proxy card and do not indicate how you wish to vote, the proxy will be voted “FOR” each of the special meeting proposals. Alternatively, you can follow the telephone or Internet voting instructions on your proxy card.

Q:	IF I AM AN LNB BANCORP SHAREHOLDER, WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have any questions about the Merger or the special meeting, or if you need additional copies of this Proxy Statement/Prospectus or the enclosed proxy card, you should contact LNB Bancorp’s proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or direct or collect at (212) 929-5500.

SUMMARY

This summary highlights selected information in this Proxy Statement/Prospectus and may not contain all of the information important to you. To understand the Merger more fully, you should read this entire document carefully, including the documents attached to this Proxy Statement/Prospectus.

The Companies

Northwest Bancshares, Inc.

100 Liberty Street

Warren, Pennsylvania 16365-2353

(814) 726-2140

Northwest Bancshares, Inc., a Maryland corporation (“Northwest Bancshares”), is a savings and loan holding company headquartered in Warren, Pennsylvania that was incorporated and commenced operations in 2009. Northwest Bancshares’ common stock is listed on the NASDAQ Global Select Market under the symbol “NWBI.” Northwest Bancshares conducts its operations primarily through Northwest Bank, a Pennsylvania-chartered savings bank founded in 1896 with 162 community banking offices in Pennsylvania, New York, Ohio and Maryland and 51 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company. Northwest Bank also offers investment management and trust services and, through wholly-owned subsidiaries, actuarial and benefit plan administration services as well as property and casualty and employee benefit plan insurance. Northwest Bank’s principal lending activities include the origination of fixed-rate loans secured by first and second mortgages on owner-occupied, one- to four-family residences, shorter term consumer loans and commercial business and commercial real estate loans. Northwest Bank’s principal sources of funds are personal and business deposits, borrowed funds and the principal and interest payments on loans and marketable securities. At December 31, 2014, Northwest Bancshares had total assets of $7.775 billion, total deposits of $5.633 billion and total stockholders’ equity of $1.063 billion.

LNB Bancorp, Inc.

457 Broadway

Lorain, Ohio 44052

(440) 244-6000

LNB Bancorp, Inc., an Ohio corporation (“LNB Bancorp”), is a bank holding company headquartered in Lorain, Ohio that was incorporated and commenced operations in 1984. LNB Bancorp’s common stock is quoted on the NASDAQ Global Market under the symbol “LNBB.” LNB Bancorp conducts its operations primarily through Lorain National Bank, a national bank founded in 1905 that offers products and services to individuals, families and businesses through 21 retail banking offices in Lorain, Cuyahoga and Summit counties, Ohio. Lorain National Bank’s principal lending activities are the origination of commercial and industrial loans, commercial real estate loans, residential mortgage loans, indirect loans and installment loans. Lorain National Bank also offers investment management and trust services. Lorain National Bank’s principal sources of funds are personal and business deposits, borrowed funds and the principal and interest payments on loans and marketable securities. At December 31, 2014, LNB Bancorp had total assets of $1.237 billion, total deposits of $1.035 billion and total shareholders’ equity of $115.3 million.

Special Meeting of LNB Bancorp, Inc. Shareholders; Required Vote (page 33)

A special meeting of LNB Bancorp shareholders is scheduled to be held at The Lorain National Bank, 521 Broadway, Lorain, Ohio 44052 at 9:00 a.m., Eastern Time, on June 16, 2015. At the special meeting, you will be asked to vote on a proposal to approve and adopt the Merger Agreement and the Merger between LNB Bancorp and Northwest Bancshares, which we refer to as the “Merger Proposal.” You will also be asked to vote on an advisory, non-binding proposal to approve the Merger-Related Executive Compensation. You may also be asked to vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal or to approve the Merger-Related Executive Compensation.

Only LNB Bancorp shareholders of record as of the close of business on April 22, 2015 are entitled to notice of, and to vote at, the LNB Bancorp special meeting and any adjournments or postponements of the meeting.

Approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of LNB Bancorp common stock entitled to vote on the proposal. Approval of the Merger-Related Executive Compensation proposal will require the affirmative vote of the holders of a majority of the shares of LNB Bancorp common stock represented in person or by proxy at the special meeting, without regard to abstentions. Approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of LNB Bancorp common stock represented in person or by proxy at the special meeting, without regard to abstentions. As of April 22, 2015, the record date for the special meeting, there were 9,657,715 shares of LNB Bancorp common stock outstanding and entitled to vote. The directors and executive officers of LNB Bancorp, as a group, beneficially owned 716,929 shares of LNB Bancorp common stock, not including shares that may be acquired upon the exercise of stock options, representing approximately 7.42% of the outstanding shares of LNB Bancorp common stock as of the record date. Each of the directors and certain executive officers of LNB Bancorp, who own in the aggregate 716,929 shares of common stock of LNB Bancorp, have entered into voting agreements with Northwest Bancshares to vote their respective shares of LNB Bancorp common stock “FOR” the Merger Proposal at the special meeting.

The Merger and the Merger Agreement (page 36)

The merger of LNB Bancorp with and into Northwest Bancshares is governed by the Merger Agreement. The Merger Agreement provides that if all of the conditions are satisfied or waived, LNB Bancorp will be merged with and into Northwest Bancshares, with Northwest Bancshares as the surviving entity. We encourage you to read the Merger Agreement, which is included as Appendix A to this Proxy Statement/Prospectus.

What LNB Bancorp, Inc. Shareholders Will Receive in the Merger (page 61)

Under the Merger Agreement, each share of LNB Bancorp common stock will be exchanged for either 1.461 shares of Northwest Bancshares common stock plus cash in lieu of fractional shares or $18.70 in cash, subject to 50% of the total merger consideration consisting of Northwest Bancshares common stock and 50% consisting of cash. On December 15, 2014, which is the last trading day preceding the public announcement of the proposed Merger, Northwest Bancshares’ common stock price was $12.35, which, after giving effect to the 1.461 exchange ratio, has an implied value of approximately $18.04 per share. Based on this price with respect to the stock consideration, and the cash consideration of $18.70 per share, upon completion of the Merger, an LNB Bancorp shareholder who receives cash for 50% of his or her shares of common stock and receives stock for 50% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $18.37 per share. As of May 1, 2015, the most reasonably practicable date prior to the mailing of this Proxy Statement/Prospectus, Northwest Bancshares’ common stock price was $12.26, which, after giving effect to the 1.461 exchange ratio, has an implied value of approximately $17.91. Based on this price with respect to the stock consideration, and the cash consideration of $18.70 per share, upon completion of the Merger, an LNB Bancorp shareholder who receives cash for 50% of his or her shares of common stock and receives stock for 50% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $18.31 per share.

For more information, see “Proposal 1—Description of the Merger—Consideration to be Received in the Merger.”

Comparative Market Prices (page 32)

The following table shows the closing price per share of Northwest Bancshares common stock and the equivalent price per share of LNB Bancorp common stock, giving effect to the Merger, on December 15, 2014, which is the last day on which shares of Northwest Bancshares common stock traded preceding the public announcement of the proposed Merger, and on May 1, 2015, the most recent practicable date prior to the mailing of this Proxy Statement/Prospectus. The equivalent price per share of LNB Bancorp common stock was computed by multiplying the price of a share of Northwest Bancshares common stock by the 1.461 exchange ratio. See “Proposal 1—Description of the Merger—Consideration to be Received in the Merger.”

	Northwest Bancshares, Inc. Common Stock	Equivalent Price Per Share of LNB Bancorp Common Stock
December 15, 2014	$12.35	$18.04
May 1, 2015	$12.26	$17.91

Recommendation of LNB Bancorp, Inc. Board of Directors (page 46)

The LNB Bancorp board of directors has unanimously approved the Merger Agreement and the proposed Merger. The LNB Bancorp board believes that the Merger Agreement, including the Merger, is in the best interests of LNB Bancorp and its shareholders, and therefore unanimously recommends that LNB Bancorp shareholders vote “FOR” the Merger Proposal. In reaching this decision, LNB Bancorp’s board of directors considered a variety of factors, which are described in the section captioned “Proposal 1—Description of the Merger—LNB Bancorp’s Reasons for the Merger” and “—Recommendation of the LNB Bancorp Board of Directors.”

In addition, the LNB Bancorp board of directors unanimously recommends that LNB Bancorp shareholders vote “FOR” the advisory, non-binding proposal to approve the Merger-Related Executive Compensation and “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Proposal or to approve the Merger-Related Executive Compensation.

Opinion of LNB Bancorp, Inc.’s Financial Advisor (page 46)

In connection with the Merger, the LNB Bancorp board of directors received an opinion, dated December 15, 2014, of Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), who acted as financial advisor to LNB Bancorp, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration in the proposed Merger to be received by the holders of LNB Bancorp common stock. We encourage you to read the full text of Sandler O’Neill’s written opinion, which is included as Appendix C to this Proxy Statement/Prospectus.

Regulatory Matters Relating to the Merger (page 65)

Under the terms of the Merger Agreement, the Merger cannot be completed unless it is first approved by the Federal Deposit Insurance Corporation (the “FDIC”), the Pennsylvania Department of Banking and Securities (the “Department”), and the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Northwest Bancshares has received all required regulatory approvals.

Conditions to Completing the Merger (page 72)

The completion of the Merger is subject to the fulfillment of a number of conditions, including:

•	approval of the Merger Agreement by LNB Bancorp shareholders;

•	the absence of any order, decree, injunction, statute, rule or regulation that enjoins or prohibits the consummation of the Merger;

•	receipt of all required regulatory approvals and the expiration of all statutory waiting periods;

•	effectiveness of the registration statement of which this Proxy Statement/Prospectus is a part;

•	authorization for listing on the Nasdaq Stock Market of the shares of Northwest Bancshares common stock to be issued in the Merger;

•	subject to the materiality standard provided in the Merger Agreement, the continued accuracy of representations and warranties made on the date of the Merger Agreement;

•	performance in all material respects by each of Northwest Bancshares and LNB Bancorp of its respective obligations under the Merger Agreement, unless waived by the other party; and

•	receipt by Northwest Bancshares and LNB Bancorp of an opinion from their respective legal counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Terminating the Merger Agreement (page 80)

The Merger Agreement may be terminated by mutual consent of Northwest Bancshares and LNB Bancorp at any time prior to the completion of the Merger. Additionally, subject to conditions and circumstances described in the Merger Agreement, either Northwest Bancshares or LNB Bancorp may terminate the Merger Agreement if, among other things, any of the following occur:

•	there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement, which breach cannot be cured prior to September 30, 2015 (subject to extension to December 31, 2015 as described below) or has not been cured within 30 days after the giving of written notice to such party of such breach;

•	the Merger has not been consummated by September 30, 2015, unless the failure to complete the Merger by that time was due to such party’s material breach of any representation, warranty, covenant or other agreement provided in the Merger Agreement, and further provided that this date shall be extended to December 31, 2015 if the inability to complete the Merger is solely due to delay in receiving required regulatory approvals;

•	LNB Bancorp shareholders do not approve the Merger Agreement at the LNB Bancorp special meeting; or

•	a required regulatory approval is denied or a governmental authority prohibits the consummation of the Merger.

Northwest Bancshares also may terminate the Merger Agreement if LNB Bancorp materially breaches its agreements regarding the solicitation of other acquisition proposals and the submission of the Merger Agreement to shareholders, or if the board of directors of LNB Bancorp does not recommend approval of the Merger Agreement in this Proxy Statement/Prospectus or withdraws, qualifies or modifies its recommendation in a manner adverse to Northwest Bancshares. LNB Bancorp may also terminate the Merger Agreement if it receives a superior proposal from a third party that the LNB Bancorp board of directors determines, after consultation with its legal and financial advisors, it must accept in the exercise of its fiduciary duties to the LNB Bancorp shareholders, and LNB Bancorp has otherwise complied with the terms of the Merger Agreement.

Termination Fee (page 80)

Under certain circumstances described in the Merger Agreement, in connection with the termination of the Merger Agreement, LNB Bancorp will owe Northwest Bancshares a $7.3 million termination fee. Northwest Bancshares will owe LNB Bancorp a $3.65 million termination fee if the Merger Agreement is terminated because a required regulatory approval is denied solely due to regulatory concerns related to Northwest Bancshares and its subsidiaries. See “Proposal 1—Description of the Merger—Termination Fee” on page 80 for a list of the circumstances under which a termination fee is payable.

Interests of Certain Persons in the Merger that are Different from Yours (page 66)

Officers and directors of LNB Bancorp have employment and other compensation agreements or economic interests that give them interests in the Merger that are somewhat different from, or in addition to, their interests as LNB Bancorp shareholders. These interests and agreements include:

•	one member of the LNB Bancorp board of directors will be appointed to the Northwest Bancshares and Northwest Bank boards of directors;

•	Northwest Bancshares will establish an advisory board consisting of each of the LNB Bancorp directors, and such advisory directors will serve for an initial term of one year;

•	the acceleration of vesting of all outstanding stock options issued by LNB Bancorp, and all such stock options will be exchanged for an amount of cash equal to the positive difference between $18.70 and the exercise price per share of such LNB Bancorp stock option multiplied by the number of shares subject to such LNB Bancorp stock option;

•	the acceleration of vesting of outstanding restricted stock awards issued by LNB Bancorp, which the holder will be entitled to exchange for the merger consideration (less any shares withheld to satisfy the tax withholding obligations);

•	payments of retention bonuses to certain executive officers of LNB Bancorp;

•	severance or other payments to certain executive officers under their employment agreements (assuming such agreements have not expired pursuant to their terms prior to the closing);

•	continued employment that has been offered by Northwest Bank to LNB Bancorp’s President and Chief Executive Officer, as well as an acceleration and payment of benefits in a supplemental executive retirement agreement between LNB Bancorp and its President and Chief Executive Officer upon a termination of the agreement at the effective time of the Merger; and

•	rights of LNB Bancorp officers and directors to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies.

The LNB Bancorp board of directors was aware of and considered these interests, among other matters, in evaluating and recommending to the LNB Bancorp shareholders that they approve the Merger Agreement and the Merger. The aggregate amount that each director and executive officer is expected to receive in connection with the Merger, and based on the assumptions therein, is set forth in “Proposal 1—Description of the Merger—Merger-Related Executive Compensation for LNB Bancorp’s Named Executive Officers” on page 69.

Accounting Treatment of the Merger (page 62)

The Merger will be accounted for using the acquisition method in accordance with U.S. generally accepted accounting principles.

Comparison of Rights of Shareholders (page 85)

When the Merger is completed, LNB Bancorp shareholders who receive shares of Northwest Bancshares common stock will become Northwest Bancshares stockholders and their rights will be governed by Maryland law and by Northwest Bancshares’ articles of incorporation and bylaws. The rights of LNB shareholders will change as a result of the Merger due to differences in Northwest Bancshares’ and LNB governing documents, as well as differences between Maryland and Ohio law. See “Comparison of Rights of Shareholders” for a summary of the material differences between the respective rights of LNB Bancorp shareholders and Northwest Bancshares stockholders.

Dissenters’ Rights (page 35)

Under Ohio law, LNB Bancorp shareholders who do not vote in favor of the Merger Proposal and deliver a written demand for payment for the fair cash value of their LNB Bancorp shares of common stock prior to the LNB Bancorp special meeting, will be entitled, if and when the Merger is completed, to receive the fair cash value of their shares of common stock. The right to make this demand is known as “dissenters’ rights.” LNB Bancorp shareholders’ right to receive the fair cash value of their shares of common stock, however, is contingent upon strict compliance with the procedures set forth in Section 1701.85 of the OGCL. An LNB Bancorp shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights, so long as such shareholder does not vote in favor of the Merger Agreement or return an unmarked proxy card.

For additional information regarding dissenters’ rights, see “Dissenters’ Rights” and the complete text of Section 1701.85 of the OGCL attached to this Proxy Statement/Prospectus as Appendix B. If LNB Bancorp shareholders should have any questions regarding dissenters’ rights, such shareholders should consult with their own legal advisers. See “Dissenters’ Rights” on page 35.

Material Tax Consequences of the Merger (page 62)

Northwest Bancshares and LNB Bancorp have each received a legal opinion that the Merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, the federal tax consequences of the Merger to a shareholder of LNB Bancorp will depend primarily on whether a shareholder exchanges his or her LNB Bancorp common stock solely for Northwest Bancshares common stock, solely for cash or for a combination of Northwest Bancshares common stock and cash. LNB Bancorp shareholders who exchange their shares solely for Northwest Bancshares common stock should not recognize a gain or loss except with respect to cash received in lieu of a fractional share of Northwest Bancshares common stock. LNB Bancorp shareholders who exchange their shares solely for cash should recognize a gain or loss on the exchange. LNB Bancorp shareholders who exchange their shares for a combination of Northwest Bancshares common stock and cash should recognize a gain, but not any loss, on the exchange. The actual federal income tax consequences to LNB Bancorp shareholders of electing to receive cash, Northwest Bancshares common stock or a combination of cash and stock will not be ascertainable at the time LNB Bancorp shareholders make their election because it will not be known at that time how, or to what extent, the allocation and proration procedures will apply.

This tax treatment may not apply to all LNB Bancorp shareholders. Determining the actual tax consequences of the Merger to LNB Bancorp shareholders can be complicated. LNB Bancorp shareholders should consult their own tax advisor for a full understanding of the Merger’s tax consequences that are particular to each shareholder.

To review the tax consequences of the Merger to LNB Bancorp shareholders in greater detail, please see the section “Proposal 1—Description of the Merger—Material Tax Consequences of the Merger.”

Risk Factors (page 14)

You should consider all the information contained in or incorporated by reference into this Proxy Statement/Prospectus in deciding how to vote for the proposals presented in the Proxy Statement/Prospectus. In particular, you should consider the factors described under “Risk Factors.”

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this Proxy Statement/Prospectus, including the matters addressed under the section titled “Caution About Forward-Looking Statements,” you should consider carefully the risk factors described below in deciding how to vote. You should also read and consider the risk factors associated with the business of Northwest Bancshares because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found in Northwest Bancshares’ Annual Report on Form 10-K for the year ended December 31, 2014.

Because the price of Northwest Bancshares common stock will fluctuate, LNB Bancorp shareholders cannot be certain of the market value of the merger consideration.

Upon completion of the Merger, each share of LNB Bancorp common stock will be converted into the right to receive 1.461 shares of Northwest Bancshares common stock or $18.70 in cash. There will be no adjustment to the exchange ratio (except for adjustments to reflect the effect of any stock split, reverse stock split, stock dividend, recapitalization, reclassification or other similar transaction with respect to LNB Bancorp common stock), and LNB Bancorp does not have a right to terminate the Merger Agreement based upon changes in the market price of Northwest Bancshares common stock. Accordingly, the dollar value of Northwest Bancshares common stock that LNB Bancorp shareholders who receive stock will receive upon completion of the Merger will depend upon the market value of Northwest Bancshares common stock at the time of completion of the Merger, which may be lower or higher than the closing price of Northwest Bancshares common stock on the last full trading day preceding public announcement that Northwest Bancshares and LNB Bancorp entered into the Merger Agreement, the last full trading day prior to the date this Proxy Statement/Prospectus was mailed or the date of the LNB Bancorp special meeting. The market values of Northwest Bancshares common stock and LNB Bancorp common stock have varied since Northwest Bancshares and LNB Bancorp entered into the Merger Agreement and will continue to vary in the future due to changes in the business, operations or prospects of Northwest Bancshares and LNB Bancorp, market assessments of the Merger, regulatory considerations, market and economic considerations, and other factors, most of which are beyond LNB Bancorp’s control. Accordingly, at the time of the LNB Bancorp special meeting, LNB Bancorp shareholders will not necessarily know or be able to calculate the value of the stock consideration they would be entitled to receive upon completion of the Merger if they receive Northwest Bancshares common stock. You should obtain current market quotations for shares of Northwest Bancshares common stock and for shares of LNB Bancorp common stock. See “Market Price and Dividend Information” on page 32 for ranges of historic market prices of LNB Bancorp and Northwest Bancshares common stock.

LNB Bancorp will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on LNB Bancorp. These uncertainties may impair LNB Bancorp’s ability to attract, retain and motivate key personnel until the Merger is completed, and could cause customers and others who deal with LNB Bancorp to seek to change existing business relationships with LNB Bancorp. LNB Bancorp employee retention and recruitment may be particularly challenging prior to the effective time of the Merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the Merger and the preparation for the integration may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect LNB Bancorp’s financial results. In addition, the Merger Agreement requires that LNB Bancorp operate in the usual, regular and ordinary course of business and restricts LNB Bancorp from taking certain actions prior to the effective time of the Merger or termination of the Merger Agreement without Northwest Bancshares’ consent in writing. These restrictions may prevent LNB Bancorp from pursuing attractive business opportunities that may arise prior to the completion of the Merger.

LNB Bancorp shareholders may receive a form of consideration different from what they elect.

The consideration to be received by LNB Bancorp shareholders in the Merger is subject to the requirement that 50% of the outstanding shares of LNB Bancorp common stock be exchanged for Northwest Bancshares common stock and the remaining 50% be exchanged for cash. The Merger Agreement contains proration and allocation methods to achieve this desired result. If you elect all cash and the available cash is oversubscribed, then you will receive a portion of the merger consideration in Northwest Bancshares common stock. If you elect all stock and the available stock is oversubscribed, then you will receive a portion of the merger consideration in cash.

Failure to complete the Merger could negatively impact the stock price and future business and financial results of LNB Bancorp.

LNB Bancorp has already incurred substantial expenses in connection with the Merger. If the Merger is not completed, the ongoing business of LNB Bancorp may be adversely affected and LNB Bancorp will be subject to several risks, including the following:

•	If the Merger Agreement is terminated under specified circumstances, LNB Bancorp will be required to pay Northwest Bancshares a $7.3 million termination fee;

•	LNB Bancorp will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisory and printing fees;

•	under the Merger Agreement, LNB Bancorp is subject to certain restrictions on the conduct of its business prior to completing the Merger, which may adversely affect its operating results; and

•	matters relating to the Merger may require substantial commitments of time and resources by LNB Bancorp management, which could otherwise have been devoted to other opportunities that may have been beneficial to LNB Bancorp as an independent company.

In addition, if the Merger is not completed, LNB Bancorp may experience negative reactions from the financial markets and from its customers and employees. LNB Bancorp also could be subject to litigation related to any failure to complete the Merger or to enforcement proceedings to perform their respective obligations under the Merger Agreement. If the Merger is not completed, some or all of the risks described above may materialize and may materially affect LNB Bancorp’s business, financial results and stock price.

Northwest Bancshares may be unable to successfully integrate LNB Bancorp’s operations or otherwise realize the expected benefits from the Merger, which would adversely affect Northwest Bancshares’ results of operations and financial condition.

The Merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include:

•	integrating personnel with diverse business backgrounds;

•	converting customers to new systems;

•	combining different corporate cultures; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of LNB Bancorp who are expected to be retained by Northwest Bancshares. Northwest Bancshares may not be successful in retaining these employees for the time period necessary to successfully integrate LNB Bancorp’s operations with those of Northwest Bancshares. The diversion of management’s attention and any delay or difficulty encountered in connection with the Merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operations of Northwest Bancshares following the Merger.

The success of the Merger will depend, in part, on Northwest Bancshares’ ability to realize the anticipated benefits and cost savings from combining the business of LNB Bancorp with Northwest Bancshares. If Northwest Bancshares is unable to successfully integrate LNB Bancorp, the anticipated benefits and cost savings of the Merger may not be realized fully or may take longer to realize than expected. For example, Northwest Bancshares may fail to realize the anticipated increase in earnings and cost savings anticipated to be derived from the Merger. In addition, as with regard to any merger, a significant decline in asset valuations or cash flows may also cause Northwest Bancshares not to realize expected benefits.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire LNB Bancorp.

Until the completion of the Merger, with some exceptions, LNB Bancorp is prohibited from soliciting, initiating, knowingly encouraging or participating in any discussion of or otherwise considering any inquiry or proposal that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than Northwest Bancshares. In addition, LNB Bancorp has agreed to pay a $7.3 million termination fee to Northwest Bancshares in specified circumstances. These provisions could discourage other companies that may have an interest in acquiring LNB Bancorp from considering or proposing such an acquisition even though those other companies might be willing to offer greater value to LNB Bancorp’s shareholders than Northwest Bancshares has offered in the Merger. The payment of the termination fee could also have a material adverse effect on LNB Bancorp’s financial condition.

Certain of LNB Bancorp’s officers and directors have interests that are different from, or in addition to, interests of LNB Bancorp shareholders generally.

You should be aware that the directors and officers of LNB Bancorp have interests in the Merger that are different from, or in addition to, the interests of LNB Bancorp shareholders generally. These include: one current LNB Bancorp board member joining the Northwest Bancshares board of directors upon completion of the Merger; all current LNB Bancorp board members will be appointed to a Northwest Bancshares advisory board to serve for an initial term of one year; payments of retention bonuses to certain executive officers of LNB Bancorp; continued employment that has been offered by Northwest Bank to LNB Bancorp’s President and Chief Executive Officer, as well as an acceleration and payment of benefits in a supplemental executive retirement agreement between LNB Bancorp and its President and Chief Executive Officer upon a termination of the agreement at the effective time of the Merger; severance or other payments that certain officers may receive under existing employment or change-in-control agreements (assuming such agreements have not expired pursuant to their terms prior to the closing); the acceleration of unvested stock options and restricted stock awards; and provisions in the Merger Agreement relating to indemnification of directors and officers and insurance for directors and officers of LNB Bancorp for events occurring before the Merger. For a more detailed discussion of these interests, see “Proposal 1—Description of the Merger—Interests of Certain Persons in the Merger that are Different from Yours.”

LNB Bancorp shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.

LNB Bancorp shareholders currently have the right to vote in the election of the LNB Bancorp board of directors and on various other matters affecting LNB Bancorp. Upon the completion of the Merger, each LNB Bancorp shareholder will become a stockholder of Northwest Bancshares with a percentage ownership of the combined organization that is significantly smaller than the shareholder’s percentage ownership of LNB Bancorp. It is expected that the former shareholders of LNB Bancorp as a group will receive shares in the Merger constituting approximately 6.9% of the outstanding shares of Northwest Bancshares common stock immediately after the Merger, representing less than a majority of the ownership and voting power of Northwest Bancshares. As a result, LNB Bancorp shareholders will have significantly less influence on the management and policies of Northwest Bancshares than they now have on the management and policies of LNB Bancorp.

The shares of Northwest Bancshares common stock to be received by LNB Bancorp shareholders receiving the stock consideration as a result of the Merger will have different rights from shares of LNB Bancorp common stock.

Following completion of the Merger, LNB Bancorp shareholders who receive the stock consideration will no longer be shareholders of LNB Bancorp but will instead be stockholders of Northwest Bancshares. There are important differences between the current rights of LNB Bancorp shareholders and the rights of Northwest Bancshares stockholders that may be important to LNB Bancorp shareholders. See “Comparison of Rights of Shareholders” beginning on page 85 for a discussion of the different rights associated with Northwest Bancshares common stock and LNB Bancorp common stock.

The fairness opinion received by LNB Bancorp’s board of directors from LNB Bancorp’s financial advisor does not reflect changes in circumstances subsequent to the date of the fairness opinion.

Sandler O’Neill, LNB Bancorp’s financial advisor in connection with the Merger, delivered to the board of directors of LNB Bancorp an opinion dated December 15, 2014. The opinion does not speak as of the time the Merger will be completed or any date other than the date of such opinion. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Northwest Bancshares or LNB Bancorp, changes in general market and economic conditions or regulatory or other factors. Any such changes may materially alter or affect the relative values of Northwest Bancshares and LNB Bancorp.

There is no assurance when or even if the Merger will be completed.

Completion of the Merger is subject to satisfaction or waiver of a number of conditions. See “Proposal 1—Description of the Merger—Conditions to Completing the Merger” on page 72. There can be no assurance that Northwest Bancshares and LNB Bancorp will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived.

Northwest Bancshares and LNB Bancorp can agree at any time to terminate the Merger Agreement, even if LNB Bancorp shareholders have already voted to approve the Merger Agreement. Northwest Bancshares and LNB Bancorp can also terminate the Merger Agreement under other specified circumstances.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated.

Before the Merger may be completed, various approvals and consents must be obtained from regulatory entities. These regulators may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Any such conditions or changes could have the effect of delaying completion of the Merger or imposing additional costs on or limiting the revenues of Northwest Bancshares following the Merger.

Either Northwest Bancshares or LNB Bancorp may terminate the Merger Agreement if the Merger has not been completed by September 30, 2015, unless the failure of the Merger to be completed has resulted from the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement, provided that the termination date will be automatically extended to December 31, 2015 if the inability to complete the Merger is solely due to a delay in receiving regulatory approvals.

Goodwill incurred in the Merger may negatively affect Northwest Bancshares’ financial condition.

To the extent that the merger consideration, consisting of cash plus the number of shares of Northwest Bancshares common stock issued or to be issued in the Merger, exceeds the fair value of the net assets, including identifiable intangibles of LNB Bancorp, that amount will be reported as goodwill by Northwest Bancshares. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. A failure to realize expected benefits of the Merger could adversely impact the carrying value of the goodwill recognized in the Merger, and in turn negatively affect Northwest Bancshares’ financial condition.

The price of Northwest Bancshares common stock might decrease after the Merger.

Upon completion of the Merger, holders of LNB Bancorp common stock who receive stock consideration will become stockholders of Northwest Bancshares. Northwest Bancshares common stock could decline in value after the Merger. For example, during the twelve-month period ending on May 1, 2015 (the most recent practicable date before the printing of this Proxy Statement/Prospectus), the closing price of Northwest Bancshares common stock varied from a low of $11.52 to a high of $13.86 and ended that period at $12.26. The market value of Northwest Bancshares common stock fluctuates based upon general market conditions, Northwest Bancshares’ business and prospects and other factors. Further, the market price of Northwest Bancshares common stock after the Merger may be affected by factors different from those currently affecting the common stock of Northwest Bancshares or LNB Bancorp. The businesses of LNB Bancorp and Northwest Bancshares differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of LNB Bancorp and Northwest Bancshares. For a discussion of the businesses of LNB Bancorp and Northwest Bancshares and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this Proxy Statement/Prospectus and referred to under “Where You Can Find More Information” beginning on page 99.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this document that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Securities Exchange Act), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section beginning on page 14.

Additional factors that could cause the results of Northwest Bancshares or LNB Bancorp to differ materially from those described in the forward-looking statements can be found in the filings made by Northwest Bancshares and LNB Bancorp with the Securities and Exchange Commission, including the Northwest Bancshares Annual Report on Form 10-K for the year ended December 31, 2014 and the LNB Bancorp Annual Report on Form 10-K for the year ended December 31, 2014.

Because of these and other uncertainties, Northwest Bancshares’ and LNB Bancorp’s actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, Northwest Bancshares’ and LNB Bancorp’s past results of operations do not necessarily indicate Northwest Bancshares’ and LNB Bancorp’s combined future results. You should not place undue reliance on any of the forward-looking statements, which speak only as of the dates on which they were made. Neither Northwest Bancshares nor LNB Bancorp is undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under the federal securities laws. All forward-looking statements contained in this document are qualified by these cautionary statements.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables show summarized historical financial data for Northwest Bancshares and LNB Bancorp. You should read this summary financial information in connection with Northwest Bancshares’ and LNB Bancorp’s historical financial information, which is incorporated by reference into this document.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF NORTHWEST BANCSHARES, INC.

	At December 31,
	2014	2013	2012	2011	2010
	(in thousands)
Selected Consolidated Financial Data:
Total assets	$7,775,033	$7,879,859	$7,941,163	$7,956,439	$8,147,039
Investment securities held-to-maturity	66,752	69,316	69,275	74,692	106,520
Investment securities available-for-sale	427,259	439,693	414,569	279,125	246,765
Mortgage-backed securities held-to-maturity	36,943	52,050	85,806	156,697	251,402
Mortgage-backed securities available-for-sale	485,112	577,074	664,505	629,224	703,698
Loans receivable net:
Residential mortgage loans	2,515,875	2,475,129	2,407,647	2,388,884	2,391,450
Home equity	1,061,581	1,076,694	1,075,360	1,085,514	1,100,398
Other consumer loans	236,626	222,861	223,194	230,949	237,846
Commercial real estate loans	1,720,627	1,573,430	1,551,334	1,403,619	1,314,487
Commercial loans	392,029	391,491	375,752	375,831	417,883
Total loans receivable, net (1)	5,922,373	5,734,943	5,629,261	5,480,381	5,457,593
Deposits	5,632,542	5,668,879	5,764,600	5,780,325	5,764,336
Advances from Federal Home Loan Bank and other borrowed funds	888,109	881,645	860,047	827,925	891,293
Shareholders’ equity	1,062,647	1,155,185	1,127,032	1,153,638	1,306,334

(1)	Total included unallocated allowance for loan losses of $4.4 million, $4.7 million, $4.0 million, $4.4 million and $4.5 million for December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

	For the Year Ended December 31,
	2014	2013	2012	2011	2010
	(in thousands except per share data)
Selected Consolidated Operating Data:
Total interest income	$303,618	$312,726	$337,742	$358,967	$369,079
Total interest expense	56,587	61,162	75,199	92,801	112,927

Net interest income	247,031	251,564	262,543	266,166	256,152
Provision for loan losses	20,314	18,519	26,338	34,170	40,486

Net interest income after provision for loan losses	226,717	233,045	236,205	231,996	215,666
Non-interest income	72,575	66,847	58,904	58,978	61,609
Non-interest expense	215,535	207,134	205,477	200,227	196,508

Income before income tax expense	83,757	92,758	89,632	90,747	80,767
Income tax expense	21,795	26,199	26,243	26,747	23,404

Net income	$61,962	$66,559	$63,389	$64,000	$57,363

Earnings per share:
Basic	$0.68	$0.73	$0.68	$0.64	$0.53

Diluted	$0.67	$0.73	$0.67	$0.64	$0.53

At or For the Year Ended December 31,
2014	2013	2012	2011	2010
Selected Financial Ratios and Other Data:
Return on average assets (1)	0.79%	0.84%	0.79%	0.79%	0.71%
Return on average equity (2)	5.69%	5.87%	5.48%	5.24%	4.39%
Average capital to average assets	13.80%	14.30%	14.45%	15.17%	16.08%
Capital to total assets	13.67%	14.66%	14.19%	14.50%	16.04%
Tangible common equity to tangible assets	11.64%	12.70%	12.22%	12.59%	14.18%
Net interest rate spread (3)	3.27%	3.31%	3.39%	3.38%	3.17%
Net interest margin (4)	3.47%	3.51%	3.63%	3.66%	3.50%
Non-interest expense to average assets	2.73%	2.61%	2.56%	2.49%	2.42%
Efficiency ratio	67.44%	64.99%	63.86%	61.53%	61.79%
Non-interest income to average assets	0.92%	0.84%	0.74%	0.73%	0.76%
Net interest income to non-interest expense	1.15	x	1.22	x	1.28	x	1.35	x	1.31	x
Dividend payout ratio	241.80%	68.49%	89.55%	67.19%	75.47%
Non-performing loans to net loans receivable	1.35%	1.88%	2.16%	2.40%	2.74%
Non-performing assets to total assets	1.25%	1.60%	1.86%	1.99%	2.09%
Allowance for loan losses to non-performing loans	84.35%	66.12%	60.06%	54.05%	51.13%
Allowance for loan losses to net loans receivable	1.14%	1.24%	1.30%	1.30%	1.40%
Average interest-earning assets to average interest-bearing liabilities	1.25	x	1.24	x	1.23	x	1.22	x	1.22	x
Number of full-service offices	162	165	165	168	171
Number of consumer finance offices	51	50	52	52	52

(1)	Represents net income divided by average assets.
(2)	Represents net income divided by average equity.
(3)	Represents average yield on interest-earning assets less average cost of interest-bearing liabilities (shown on a fully taxable equivalent basis).
(4)	Represents net interest income as a percentage of average interest-earning assets (shown on a fully taxable equivalent basis).

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF LNB BANCORP, INC.

	At December 31,
	2014	2013	2012	2011	2010
	(in thousands)
Selected Consolidated Financial Data:
Total assets	$1,236,627	$1,230,257	$1,178,254	$1,168,422	$1,152,537
Investment securities held-to-maturity	—	—	—	—	—
Investment securities available-for-sale	95,817	103,037	69,181	88,738	80,315
Mortgage-backed securities held-to-maturity	—	—	—	—	—
Mortgage-backed securities available-for-sale	121,755	113,085	134,582	137,274	141,410
Loans receivable net:
Residential mortgage loans	71,496	66,507	64,983	64,524	74,685
Home equity	125,929	123,076	122,830	126,958	132,536
Other consumer loans	229,683	222,479	212,025	193,184	163,893
Commercial real estate loans	425,392	401,591	414,005	381,852	375,803
Commercial loans	77,525	88,646	68,705	76,570	65,662
Total loans receivable, net (1)	912,609	884,794	864,911	826,025	796,443
Deposits	1,034,925	1,045,589	999,592	991,080	978,526
Advances from Federal Home Loan Bank and other borrowed funds	81,170	67,522	63,861	58,962	59,671
Shareholders’ equity	115,339	111,456	110,144	113,274	109,464

(1)	Total net of allowance for loan losses of $17.4 million, $17.5 million, $17.6 million, $17.1 million and $16.1 million for December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

	For the Year Ended December 31,
	2014	2013	2012	2011	2010
	(in thousands except per share data)
Selected Consolidated Operating Data:
Total interest income	$42,003	$41,679	$45,948	$49,349	$51,372
Total interest expense	5,552	6,156	7,509	10,108	12,764

Net interest income	36,451	35,523	38,439	39,241	38,608
Provision for loan losses	3,113	4,375	7,242	10,353	10,225

Net interest income after provision for loan losses	33,338	31,148	31,197	28,888	28,383
Non-interest income	12,915	12,126	11,747	11,415	13,777
Non-interest expense	36,382	35,187	34,903	34,144	35,569

Income before income tax expense	9,871	8,087	8,041	6,159	6,591
Income tax expense	2,654	1,926	1,934	1,156	1,226

Net income	$7,217	$6,161	$6,107	$5,003	$5,365

Earnings per share:
Basic	$0.74	$0.61	$0.61	$0.47	$0.55

Diluted	$0.74	$0.61	$0.61	$0.47	$0.55

At or For the Year Ended December 31,
2014	2013	2012	2011	2010
Selected Financial Ratios and Other Data:
Return on average assets (1)	0.59%	0.51%	0.51%	0.43%	0.46%
Return on average equity (2)	6.55%	5.62%	5.29%	4.47%	4.97%
Average capital to average assets	8.94%	9.02%	9.65%	9.58%	9.32%
Capital to total assets	9.33%	9.06%	9.35%	9.69%	9.50%
Tangible common equity to tangible assets	7.69%	6.77%	5.98%	5.74%	5.48%
Net interest rate spread (3)	3.11%	3.10%	3.37%	3.51%	3.40%
Net interest margin (4)	3.21%	3.19%	3.49%	3.67%	3.60%
Non-interest expense to average assets	2.95%	2.89%	2.92%	2.92%	3.07%
Efficiency ratio	72.77%	72.88%	68.71%	66.69%	70.18%
Non-interest income to average assets	1.05%	1.00%	0.98%	0.98%	1.19%
Net interest income to non-interest expense	1.00	x	1.01	x	1.10	x	1.15	x	1.09	x
Dividend payout ratio	8.08%	6.56%	6.56%	8.46%	7.28%
Non-performing loans to net loans receivable	1.78%	2.44%	3.15%	4.09%	5.15%
Non-performing assets to total assets	1.40%	1.83%	2.48%	3.09%	3.90%
Allowance for loan losses to non-performing loans	105.05%	79.62%	63.45%	49.50%	38.57%
Allowance for loan losses to net loans receivable	1.87%	1.94%	2.00%	2.02%	1.99%
Average interest-earning assets to average interest-bearing liabilities	1.20	x	1.18	x	1.19	x	1.17	x	1.17	x
Number of full-service offices	21	20	20	20	20

(1)	Represents net income divided by average assets.
(2)	Represents net income divided by average equity.
(3)	Represents average yield on interest-earning assets less average cost of interest-bearing liabilities (shown on a fully taxable equivalent basis).
(4)	Represents net interest income as a percentage of average interest-earning assets (shown on a fully taxable equivalent basis).

SUMMARY SELECTED PRO FORMA CONDENSED COMBINED DATA

The following table shows selected financial information on a pro forma combined basis giving effect to the Merger (which is known as “pro forma” information) as if the Merger had become effective as of the date presented, in the case of the balance sheet information, and at the beginning of the period presented, in the case of the income statement information. The pro forma information reflects the acquisition method of accounting.

Northwest Bancshares anticipates that the Merger will provide the combined company with financial benefits that include reduced operating expenses and greater revenue. The pro forma information, while helpful in illustrating the financial characteristics of Northwest Bancshares following the Merger under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of Northwest Bancshares would have been had its companies been combined during these periods.

The exchange ratio of 1.461 was used in preparing this selected pro forma information. You should read this summary pro forma information in conjunction with the information under “Pro Forma Financial Information” and with the historical information in this document on which it is based.

At December 31, 2014
(in thousands)
Pro forma combined balance sheet data:
Total assets	$8,975,164
Loans held to maturity, net	6,853,440
Deposits	6,669,274
Total stockholders’ equity	1,139,137

Year Ended December 31, 2014
(in thousands, except per share data)
Pro forma condensed combined income statement data:
Interest income	$344,026
Interest expense	61,127

Net interest income	282,899
Provision for loan losses	23,427
Net interest income after provision for loan losses	259,472

Non-interest income	85,490
Non-interest expense	253,667

Income before income taxes	91,295
Provision for income taxes	23,516

Net income	$67,779

Pro forma per share data:
Basic earnings	$0.68
Diluted earnings	$0.68

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE LNB BANCORP MERGER

The following unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to the proposed Merger. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of Northwest Bancshares and LNB Bancorp as of December 31, 2014 and assumes that the Merger was completed on that date. The unaudited pro forma combined condensed consolidated statements of operations combine the historical financial information of Northwest Bancshares and LNB Bancorp and give effect to the Merger as if it had been completed as of January 1, 2014. The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the Merger been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. Certain reclassifications have been made to LNB Bancorp’s historical financial information in order to conform to Northwest Bancshares’ presentation of financial information.

The actual value of Northwest Bancshares common stock to be recorded as consideration in the Merger will be based on the closing price of Northwest Bancshares common stock at the time of the merger completion date. The proposed Merger is expected to be completed in the third quarter of 2015, but there can be no assurance that the Merger will be completed as anticipated. For purposes of the pro forma financial information, the fair value of Northwest Bancshares common stock to be issued in connection with the Merger was based on Northwest Bancshares’ closing price of $12.53 as of December 31, 2014.

The pro forma financial information includes estimated adjustments, including adjustments to record assets and liabilities of LNB Bancorp at its fair value, and represents the pro forma estimates by Northwest Bancshares based on available fair value information as of the date of the Merger Agreement.

The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the Merger will be determined after it is completed and after completion of thorough analyses to determine the fair value of LNB Bancorp’s tangible and identifiable intangible assets and liabilities as of the date the Merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Northwest Bancshares’ statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to LNB Bancorp’s shareholders’ equity, including results of operations from December 31, 2014 through the date the Merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Northwest Bancshares anticipates that the Merger will provide the combined company with financial benefits that include reduced operating expenses. These cost savings are not included in these pro forma statements and there can be no assurance that expected cost savings will be realized. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the period.

The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Northwest Bancshares and LNB Bancorp, which are incorporated in this Proxy Statement/Prospectus by reference.

The unaudited pro forma stockholders’ equity and net income are qualified by the statements set forth under this section and should not be considered indicative of the market value of Northwest Bancshares common stock or the actual or future results of operations of Northwest Bancshares for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet

as of December 31, 2014

(in thousands)

	Northwest Bancshares	LNB Bancorp	Pro Forma Adjustments		Pro Forma Northwest Bancshares
Assets
Cash, interest-bearing cash, fed funds	$240,706	$24,142	$(112,486)	(1)	$152,362
Investments	1,016,066	217,572	—		1,233,638
Loans receivable	5,989,891	940,508	(9,441)	(2)	6,920,958
Allowance for loan losses	(67,518)	(17,416)	17,416	(3)	(67,518)

Net loans receivable	5,922,373	923,092	7,975		6,853,440
Other real estate owned	16,759	772	—		17,531
Fixed assets	143,909	9,173	—		153,082
Goodwill	175,323	21,582	58,734	(4)	255,639
Other amortizable intangibles	3,033	321	6,679	(5)	10,033
BOLI	144,362	19,757	—		164,119
Other assets	112,502	20,216	2,602	(6)	135,320

Total assets	$7,775,033	$1,236,627	$(36,496)		$8,975,164

Liabilities
Checking and savings deposits	$4,154,228	$594,747	$—		$4,748,975
Time deposits	1,478,314	440,178	1,807	(7)	1,920,299
FHLB borrowings	725,395	54,321	546	(8)	780,262
Other borrowings	162,714	10,611	—		173,325
Junior subordinated debentures	103,094	16,238	—		119,332
Other liabilities	88,641	5,193	—		93,834

Total liabilities	6,712,386	1,121,288	2,353		7,836,027
Equity
Common stock	947	10,002	(9,931)	(9)	1,018
Additional paid-in capital	626,134	51,441	36,950	(10)	714,525
Accumulated other comprehensive income	(24,370)	(495)	—		(24,865)
Unearned ESOP shares	(21,641)	—	—		(21,641)
Treasury shares	—	(6,177)	6,177	(11)	—
Retained earnings	481,577	60,568	(72,045)	(12)	470,100

Total equity	1,062,647	115,339	(38,849)		1,139,137

Total liabilities and equity	$7,775,033	$1,236,627	$(36,496)		$8,975,164

(1)	Cash consideration paid to LNB Bancorp shareholders plus merger related expenses.

Cash portion of deal value	$93,358
Merger related expenses	19,128

Cash merger adjustment	$112,486

(2)	Adjustment to record loan portfolio at fair value.

Interest rate adjustment to record loans at fair value	$7,975
Credit adjustment to record loans at fair value	(17,416)

$(9,441)

(footnotes continue on following page)

(continued from previous page)

(3)	Elimination of existing LNB Bancorp allowance for loan losses.
(4)	Excess of purchase price less LNB Bancorp tangible equity, elimination of existing LNB Bancorp goodwill, net fair value adjustments and creation of core deposit intangible (“CDI”).

LNB Bancorp tangible equity:
Common stock	$10,002
Additional paid in capital	51,441
Treasury stock	(6,177)
Retained earnings	60,568
Goodwill	(21,582)
CDI	(321)

Tangible equity	$93,931

Purchase price	$181,820
Tangible equity of LNB Bancorp	(93,931)

87,889
Estimated CDI	(7,000)
Net fair value adjustments	(573)
LNB Bancorp goodwill	(21,582)

$58,734

(5)	Estimated CDI (1.5% of non time deposits) and elimination of existing LNB Bancorp CDI.

Estimated CDI	$7,000
LNB Bancorp CDI	(321)

$6,679

(6)	Current/deferred income taxes created as a result of purchase accounting adjustments—assumed 40% tax rate.

Merger expenses		$19,128
	x	0.40

			$7,651
Loan fair value adjustment		7,975
	x	0.40

			(3,190)
Core deposit intangible		7,000
	x	0.40

			(2,800)
Time deposit fair value adjustment		1,807
	x	0.40

			723
FHLB borrowings fair value adjustment		546
	x	0.40

			218

			$2,602

(footnotes continue on following page)

(continued from previous page)

(7)	Adjustment to record time deposits at fair value.
(8)	Adjustment to record FHLB borrowings at fair value.
(9)	Elimination of LNB Bancorp’s common stock and issuance of 7,060,000 shares of Northwest Bancshares common stock, $0.01 par value, as consideration.

Elimination of LNB Bancorp’s common stock	$(10,002)
Northwest Bancshares common stock issued as consideration	71

$(9,931)

(10)	Elimination of LNB Bancorp’s additional paid-in capital and issuance of Northwest Bancshares common stock, $12.53 per share, as consideration

Elimination of LNB Bancorp’s additional paid-in capital	$(51,441)
Northwest Bancshares common stock issued as consideration	88,391

$36,950

(11)	Elimination of LNB Bancorp treasury stock.
(12)	Elimination of LNB Bancorp’s retained earnings and after tax impact of merger related expenses.

Elimination of LNB Bancorp’s retained earnings		$(60,568)
After tax impact of merger related expenses:
Merger related expenses	$(19,128)
Income taxes - 40%	7,651

		(11,477)

		$(72,045)

Unaudited Pro Forma Condensed Combined Consolidated Income Statement

For the Year Ended December 31, 2014

(in thousands)

	Northwest Bancshares	LNB Bancorp	Pro Forma Adjustments		Pro Forma Northwest Bancshares
Interest Income
Loans	$282,050	$36,319	$(1,595)	(1)	$316,774
Investments	20,731	5,650	—		26,381
Interest-earning deposits	837	34	—		871

Total interest income	303,618	42,003	(1,595)		344,026

Interest Expense
Deposits	25,322	4,159	(903)	(2)	28,578
Borrowed funds	31,265	1,393	(109)	(3)	32,549

Total interest expense	56,587	5,552	(1,012)		61,127

Net interest income	247,031	36,451	(583)		282,899

Provision for loan losses	20,314	3,113	—		23,427

Net interest income after provision	226,717	33,338	(583)		259,472

Other Income
Service charges and fees	36,383	6,323	—		42,706
Trust and other financial services income	12,369	1,685	—		14,054
Insurance income	8,760	—	—		8,760
Gain (loss) on sale of investments	4,930	(5)	—		4,925
Other income	10,133	4,912	—		15,045

Total other income	72,575	12,915	—		85,490

Compensation and employee benefits	115,967	18,800	—		134,767
Premises and occupancy costs	23,455	7,054	—		30,509
Office operations	14,721	1,399	—		16,120
Processing expenses	26,671	1,586	—		28,257
Marketing expenses	8,213	1,425	—		9,638
Federal deposit insurance premiums	5,193	979	—		6,172
Professional services	7,661	2,563	—		10,224
Amortization of intangible assets	1,323	136	1,750	(4)	3,209
Real estate owned expense	2,140	110	—		2,250
Other expense	10,191	2,330	—		12,521

Total operating expense	215,535	36,382	1,750		253,667

Net operating income before taxes	83,757	9,871	(2,333)		91,295
Applicable income taxes	21,795	2,654	(933)		23,516

Net income	$61,962	$7,217	$(1,400)		$67,779

Earnings per common share
Basic	$0.68	$0.74			$0.68
Diluted	$0.67	$0.74			$0.68

Weighted average common shares
Basic	91,535,298	9,623,772	7,060,000	(5)	98,595,298
Diluted	92,274,997	9,656,774	7,060,000	(5)	99,334,997

(1)	Loan interest yield adjustment amortization.
(2)	Time deposit fair value adjustment amortization.
(3)	Federal Home Loan Bank borrowing fair value adjustment amortization.
(4)	Core deposit intangible amortization.
(5)	Reflects the issuance of 7,060,000 shares of Northwest Bancshares common stock in consideration for 50% of the outstanding shares of LNB Bancorp.

COMPARATIVE PRO FORMA PER SHARE DATA

The following table summarizes selected share and per share information about Northwest Bancshares and LNB Bancorp giving effect to the Merger (which is referred to as “pro forma” information). The data in the table should be read together with the financial information and the financial statements of Northwest Bancshares and LNB Bancorp incorporated by reference or included in this Proxy Statement/Prospectus. The pro forma information is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the Merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period.

The information about book value per share and shares outstanding assumes that the Merger took place as of the dates presented and is based on the assumptions set forth in the preceding unaudited pro forma combined consolidated statements of financial condition. The information about dividends and earnings per share assumes that the Merger took place as of the periods presented and is based on the assumptions set forth in the preceding unaudited pro forma combined consolidated statements of operations. No pro forma adjustments have been included in these statements of operations which reflect potential effects of the Merger related to integration expenses, cost savings or operational synergies which are expected to be obtained by combining the operations of Northwest Bancshares and LNB Bancorp, or the costs of combining the companies and their operations.

	Northwest Bancshares Historical	LNB Bancorp Historical	Pro Forma Combined (1)(2)(3)	Equivalent Pro Forma LNB Bancorp (4)
Basic Net Income Per Common Share
Year Ended December 31, 2014	$0.68	$0.74	$0.68	$0.99
Diluted Net Income Per Common Share
Year Ended December 31, 2014	$0.67	$0.74	$0.68	$0.99
Dividends Declared Per Common Share (5)
Year Ended December 31, 2014	$1.62	$0.06	$1.62	$2.37
Book Value Per Common Share
December 31, 2014	$11.22	$11.93	$11.19	$16.35

(1)	The pro forma combined book value per share of Northwest Bancshares common stock is based on the pro forma common stockholders’ equity divided by total pro forma common shares.
(2)	Pro forma dividends per share represent Northwest Bancshares’ historical dividends per share.
(3)	The pro forma combined diluted net income per share of Northwest Bancshares common stock is based on the pro forma combined diluted net income for the merged entities divided by total pro forma diluted common shares of the combined entities.
(4)	Represents the pro forma combined information multiplied by the 1.461 exchange ratio.
(5)	Northwest Bancshares historical and pro forma combined dividends per share include special dividends of $0.10 and $1.00 per share paid by Northwest Bancshares during the year ended December 31, 2014.

MARKET PRICE AND DIVIDEND INFORMATION

Northwest Bancshares common stock is listed on the NASDAQ Global Select Market under the symbol “NWBI.” LNB Bancorp common stock is quoted on the NASDAQ Global Market under the symbol “LNBB.” The following table lists the high and low prices per share for Northwest Bancshares common stock and LNB Bancorp common stock and the cash dividends declared by each company for the periods indicated.

	Northwest Bancshares Common Stock			LNB Bancorp Common Stock
	High	Low	Dividends	High	Low	Dividends
Quarter Ended
June 30, 2015 (through May 1, 2015)	$12.56	$11.71	$0.14	$18.43	$17.49	$—
March 31, 2015	$12.62	$11.52	$0.14	$18.06	$17.26	$0.03
December 31, 2014	$13.30	$11.86	$0.13	$18.18	$12.90	$0.03
September 30, 2014	$13.86	$11.99	$0.13	$14.50	$11.69	$0.01
June 30, 2014	$15.11	$12.77	$1.13	$12.39	$10.74	$0.01
March 31, 2014	$15.07	$13.66	$0.23	$11.70	$9.90	$0.01
December 31, 2013	$15.05	$13.15	$0.13	$10.60	$9.07	$0.01
September 30, 2013	$14.57	$12.88	$0.13	$10.00	$8.53	$0.01
June 30, 2013	$13.58	$11.98	$0.24	$9.87	$8.02	$0.01
March 31, 2013	$12.95	$12.04	$—	$8.65	$5.90	$0.01

You should obtain current market quotations for Northwest Bancshares and LNB Bancorp common stock, as the market price of Northwest Bancshares common stock will fluctuate between the date of this document and the date on which the Merger is completed, and thereafter. You can get these quotations on the Internet, from a newspaper or by calling your broker.

As of April 22, 2015, there were approximately 1,615 holders of record of LNB Bancorp common stock. This does not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the Merger, the declaration of dividends will be at the discretion of Northwest Bancshares’ board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Northwest Bancshares, applicable state law and government regulations and other factors deemed relevant by Northwest Bancshares’ board of directors.

SPECIAL MEETING OF LNB BANCORP, INC. SHAREHOLDERS

Date, Place, Time and Purpose

LNB Bancorp’s board of directors is sending you this document to request that you allow your shares of LNB Bancorp to be represented at the special meeting by the persons named in the enclosed proxy card. At the special meeting, the LNB Bancorp board of directors will ask you to vote on a proposal to approve the Merger Agreement and the Merger, as well as the Merger-Related Executive Compensation. You may also be asked to vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement and the Merger or to approve the Merger-Related Executive Compensation. The special meeting will be held at The Lorain National Bank, 521 Broadway, Lorain, Ohio 44052 at 9:00 a.m., Eastern Time, on June 16, 2015.

Who Can Vote at the Meeting

You are entitled to vote if the records of LNB Bancorp show that you held shares of LNB Bancorp common stock as of the close of business on April 22, 2015. As of the close of business on that date, a total of 9,657,715 shares of LNB Bancorp common stock were outstanding. Each share of common stock has one vote. If you are a beneficial owner of shares of LNB Bancorp common stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if the holders of at least thirty-three and one-third percent (33 1/3%) of the outstanding shares of LNB Bancorp common stock are represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of LNB Bancorp common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1: Approval and Adoption of the Merger Agreement. Approval and adoption of the Merger Agreement and the Merger will require the affirmative vote of the holders of two-thirds of the outstanding shares of LNB Bancorp common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as shares voted against the Agreement and the Merger. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the Merger Agreement and the Merger.

Proposal 2: Advisory, Non-Binding Approval of the Merger-Related Executive Compensation. Approval of the Merger-Related Executive Compensation will require the affirmative vote of the holders of a majority of the shares of LNB Bancorp common stock represented in person or by proxy at the special meeting. Abstentions will have the same effect as shares voted against the Merger-Related Executive Compensation but broker non-votes will not affect whether the proposal is approved.

Proposal 3: Adjourn the special meeting, if necessary or appropriate, including an adjournment to permit further solicitation of proxies in favor of the Merger Agreement or the Merger-Related Executive Compensation. Approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of LNB Bancorp common stock represented in person or by proxy at the special meeting. Abstentions will have the same effect as shares voted against the Adjournment Proposal, but broker non-votes will not affect whether the proposal is approved.

Shares Held by LNB Bancorp Officers and Directors and by Northwest Bancshares

As of April 22, 2015, directors and executive officers of LNB Bancorp beneficially owned 716,929 shares of LNB Bancorp common stock, not including shares that may be acquired upon the exercise of stock options. This equals 7.42% of the outstanding shares of LNB Bancorp common stock. The directors and certain executive officers of LNB Bancorp, who own in the aggregate 716,929 shares of common stock of LNB Bancorp, have agreed to vote their shares in favor of the Merger Agreement and the Merger at the special meeting. As of the same date, Northwest Bancshares and its subsidiaries and its directors and executive officers did not own any shares of LNB Bancorp common stock.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, LNB Bancorp recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

LNB Bancorp shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the Merger Agreement and the Merger, the Merger-Related Executive Compensation and the Adjournment Proposal. If you are the record holder of your shares of LNB Bancorp common stock and submit your proxy without specifying a voting instruction, your shares of LNB Bancorp common stock will be voted “FOR” the proposal to approve and adopt the Merger Agreement and the Merger, “FOR” the advisory, non-binding proposal to approve the Merger-Related Executive Compensation, and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, including an adjournment to permit further solicitation of proxies in favor of the Merger Agreement and the Merger or the Merger-Related Executive Compensation. LNB Bancorp’s board of directors recommends a vote “FOR” approval and adoption of the Merger Agreement and the Merger, “FOR” the Merger-Related Executive Compensation and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, including an adjournment to permit further solicitation of proxies in favor of the Merger Agreement and the Merger or the Merger-Related Executive Compensation.

You may revoke your proxy before it is voted by:

•	filing with the Secretary of LNB Bancorp a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

LNB Bancorp, Inc.

Robert F. Heinrich, Corporate Secretary

457 Broadway

Lorain, Ohio 44052

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. LNB Bancorp does not know of any other matters to be presented at the meeting.

Solicitation of Proxies

LNB Bancorp will pay for this proxy solicitation. In addition to soliciting proxies by mail, MacKenzie Partners, Inc., a proxy solicitation firm, will assist LNB Bancorp in soliciting proxies for the special meeting. LNB Bancorp will pay $10,000, plus expenses, for these services. LNB Bancorp will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of LNB Bancorp may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

DISSENTERS’ RIGHTS

Shareholders of LNB Bancorp are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the OGCL. Section 1701.85 generally provides that shareholders of LNB Bancorp will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any LNB Bancorp shareholder who is a record holder of shares of LNB Bancorp common stock on April 22, 2015, the record date for the special meeting and whose shares are not voted in favor of the adoption of the Merger Proposal may be entitled to be paid the “fair cash value” of such shares of common stock after the effective time of the Merger. To be entitled to such payment, a shareholder must deliver to LNB Bancorp a written demand for payment of the fair cash value of the shares held by such shareholder, before the vote on the Merger Proposal is taken, the shareholder must not vote in favor of the Merger Proposal, and the shareholder must otherwise comply with Section 1701.85. An LNB Bancorp shareholder’s failure to vote against the Merger Proposal will not constitute a waiver of such shareholder’s dissenters’ rights. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the record date, and the amount claimed as the “fair cash value” of such shares of common stock. See the text of Section 1701.85 of the OGCL attached as Appendix B to this Proxy Statement/Prospectus for specific information on the procedures to be followed in exercising dissenters’ rights.

If LNB Bancorp so requests, dissenting shareholders must submit their share certificates to LNB Bancorp within 15 days of such request, for endorsement on such certificates by LNB Bancorp that a demand for appraisal has been made. Failure to comply with such request will terminate the dissenting shareholders’ rights. Such certificates will be promptly returned to the dissenting shareholders by LNB Bancorp. If LNB Bancorp and any dissenting shareholder cannot agree upon the “fair cash value” of LNB Bancorp’s common shares, either may, within three months after service of demand by the shareholder, file a petition in the Court of Common Pleas of Lorain County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s shares of common stock. The fair cash value of a share of LNB Bancorp common stock to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the vote of the LNB Bancorp shareholders. If the shares of LNB Bancorp common stock are listed on a national securities exchange, such as the NASDAQ, immediately before the effective time of the Merger, the fair cash value will be the closing sale price of LNB Bancorp’s shares of common stock as of the close of trading on the day before the vote of the LNB Bancorp shareholders. Investment banker opinions to company boards of directors regarding the fairness from a financial point of view of the consideration payable in a transaction such as the Merger are not opinions regarding, and do not address, “fair cash value” under Section 1701.85.

If an LNB Bancorp shareholder exercises his or her dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s shares of LNB Bancorp common stock will be suspended until LNB Bancorp purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of LNB Bancorp’s common shares pursuant to Section 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Appendix B to this Proxy Statement/Prospectus.

PROPOSAL 1—DESCRIPTION OF THE MERGER

The following summary of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated by reference into this Proxy Statement/Prospectus. You should read the Merger Agreement completely and carefully as it, rather than this description, is the legal document that governs the Merger.

General

The Merger Agreement provides for the merger of LNB Bancorp with and into Northwest Bancshares, with Northwest Bancshares as the surviving entity. Following the merger of LNB Bancorp with and into Northwest Bancshares, Northwest Bancshares will merge Lorain National Bank with and into Northwest Bank, with Northwest Bank as the surviving bank.

Background of the Merger

LNB Bancorp’s board of directors regularly evaluates and assesses LNB Bancorp’s strategy and opportunities to strengthen its business, achieve profitable growth and enhance value for its shareholders through various strategic initiatives, alternatives and transactions. In doing so, the LNB Bancorp board of directors gives consideration to developments in the banking industry, including the regulatory environment, conditions in the geographic areas that LNB Bancorp operates, competitive considerations, LNB Bancorp’s capital structure and needs and other factors. LNB Bancorp’s board of directors regularly reviews LNB Bancorp’s performance, risks, opportunities, stock valuation and strategy, and discusses such matters at board meetings. Furthermore, on at least an annual basis for the last several years, LNB Bancorp’s board of directors has received a market update from its financial advisor, Sandler O’Neill, providing, among other things, an overview and outlook of the general banking industry and an update and outlook on the mergers and acquisitions (“M&A”) environment, both generally and as it related to LNB Bancorp.

On August 11, 2014, PL Capital, LLC (“PL Capital”) and certain affiliated entities (collectively, the “PL Capital Group”) filed a Schedule 13D with the Securities and Exchange Commission indicating that it owned, in the aggregate, 5.2% of LNB Bancorp’s common stock based upon LNB Bancorp’s outstanding shares as of August 8, 2014. In this filing, PL Capital Group stated that its intent was to monitor the performance of LNB Bancorp and the actions of LNB Bancorp’s management and board, and where needed, to assert its shareholder rights. On August 20, 2014, PL Capital Group filed an amendment to its Schedule 13D with the Securities and Exchange Commission indicating that it had acquired additional shares and owned 9.3% of LNB Bancorp’s common stock based upon LNB Bancorp’s outstanding shares as of August 8, 2014.

On August 14, 2014, PL Capital’s principals had a telephone conversation with LNB Bancorp’s Chief Executive Officer, Daniel Klimas, in which they discussed, among other things, PL Capital Group’s Schedule 13D filing, its background and investment philosophy, and its views on the state of the banking industry and the bank M&A market. During this conversation, Mr. Klimas was asked to advise LNB Bancorp’s board of directors that it was PL Capital Group’s view that LNB Bancorp should actively pursue the sale of the company by seeking a merger with a larger, well positioned strategic partner. Mr. Klimas agreed to inform the board of PL Capital Group’s view. On August 15, 2014, Mr. Klimas sent an email to LNB Bancorp’s board of directors in which he summarized his conversation with PL Capital Group.

On August 26, 2014, the LNB Bancorp board of directors held a regular board meeting at which the directors, among other things, discussed Mr. Klimas’ conversation with PL Capital Group’s principals, and PL Capital Group’s ownership in LNB Bancorp and its views regarding the banking industry and LNB Bancorp.

On September 24, 2014, the LNB Bancorp board of directors held its regular annual strategic planning meeting at which it evaluated and considered various strategic growth opportunities for LNB Bancorp, including organic growth, growth by acquisition, a merger of equals and selling or merging LNB Bancorp to or with another party. Mr. Klimas and James Nicholson, LNB Bancorp’s Chief Financial Officer, provided a presentation of management’s projections for LNB Bancorp’s potential financial performance based on execution of LNB Bancorp’s current business strategy. Mr. Klimas and Mr. Nicholson also discussed various potential strategic growth initiatives that could be pursued by LNB Bancorp as alternatives to its existing strategy, and the risks associated with those initiatives.

Representatives of Sandler O’Neill attended the meeting and provided a presentation relating to a banking industry update and overview, an M&A update and outlook, a summary overview of LNB Bancorp relative to its peers, including bank valuations, a net present value analysis, LNB Bancorp’s prospects in the M&A market, including potential advantages, disadvantages and risks associated with completing an acquisition of another company or being merged with another company, identifying potential merger partners, including an affordability analysis, a summary valuation analysis of LNB Bancorp, comparable company analysis and a precedent M&A transaction analysis. Representatives of LNB Bancorp’s legal counsel, Calfee, Halter & Griswold LLP (“Calfee”), provided a review of the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company and, together with representatives of Sandler O’Neill, provided an overview of the process involved with selling or merging a company.

Based on its evaluation of the merits of LNB Bancorp’s current business plan, the available strategic growth initiatives and related risks, the challenges presented by the current business environment, and the conditions and activity in the M&A market, the LNB Bancorp board determined that a window of opportunity may exist with respect to exploring the potential merger of LNB Bancorp and delivering enhanced shareholder value, as compared to other available alternatives. In reaching this decision, the board also took into account the views expressed by PL Capital to Mr. Klimas concerning the advisability of a sale of the company at the present time. At the conclusion of the meeting, the LNB Bancorp board of directors authorized the engagement of Sandler O’Neill, on behalf of LNB Bancorp, to explore strategic alternatives, including a potential sale of LNB Bancorp through a merger with a strategic partner.

Following the September 24, 2014 board meeting, LNB Bancorp, Sandler O’Neill and Calfee commenced preparation of due diligence materials for the process of exploring a potential merger of LNB Bancorp. Sandler O’Neill also began to conduct initial inquiries with respect to the ability of potential merger partners to execute such a transaction.

During the weeks of September 29, 2014 and October 6, 2014, Sandler O’Neill identified and contacted 10 potential merger partners to determine their level of interest in a possible strategic partnership with LNB Bancorp. Sandler O’Neill identified the 10 parties based on its market knowledge of potential acquirers with either a presence in Northeast Ohio, or a perceived interest in establishing a presence in Northeast Ohio, that likely had the resources to pursue a potential merger with LNB and the ability to execute and complete such a transaction. Seven of these parties indicated an interest, and customary non-disclosure agreements were negotiated and executed with each of these potential merger parties. On October 8, 2014, a virtual data room containing information about LNB Bancorp was opened and access was granted to each of these seven parties.

During the week of October 6, 2014, Northwest Bancshares initiated contact with LNB Bancorp by making an unsolicited approach to Sandler O’Neill indicating its interest in exploring a potential merger with LNB Bancorp. After Sandler O’Neill conducted an initial inquiry with respect to the ability of Northwest Bancshares to execute an acquisition, Northwest Bancshares executed a customary non-disclosure agreement and Northwest Bancshares was granted access to LNB Bancorp’s virtual data room on October 16, 2014. Northwest Bancshares and the seven other parties that executed a non-disclosure agreement with LNB Bancorp and were granted access to LNB Bancorp’s virtual data room are referred to in this section as “Interested Partners”.

During the weeks of October 6, 2014, October 13, 2014 and October 20, 2014, the Interested Partners conducted their initial due diligence on LNB Bancorp and the virtual data room was continually updated based on the information and data requests of the Interested Partners. During this time, five of the Interested Partners requested, and LNB Bancorp management held, targeted due diligence calls with each of those Interested Partners. By October 24, 2014, which marked the end of the initial due diligence period, five of the Interested Partners, including Northwest Bancshares, submitted preliminary written, non-binding indications of interest with respect to a potential acquisition of LNB Bancorp.

On October 28, 2014, a meeting of the board of directors of LNB Bancorp was held at which representatives of Sandler O’Neill updated the board on its activities in connection with exploring a sale of the company since the September 24, 2014 board meeting. The presentation included a review and summary of the terms of each of the indications of interest provided by the Interested Partners, including, among other things, each party’s proposed pricing and valuation, form of consideration and stock option treatment, the value of the party’s future dividends, as well as a discussion of recent performance metrics in the debt and equity markets and a pro forma merger analysis for each party. The board of directors extensively discussed the preliminary, non-binding indications of interest, the presentation by Sandler O’Neill, the different characteristics and capabilities of each of the parties and the potential impact that each such interested party could have on various LNB Bancorp constituencies. At this point, the LNB Bancorp board instructed Sandler O’Neill to contact each of the five remaining Interested Partners to seek updated, more-detailed indications of interest, including enhanced pricing and valuation ranges, by October 30, 2014.

On October 28th, 29th and 30th, 2014, Sandler O’Neill had multiple conversations with the five remaining Interested Partners regarding their indications of interest, including discussions regarding the assumptions used by the parties in generating their pricing, valuation and exchange ratio for shares. Sandler O’Neill received revised indications of interest from each such party.

On October 31, 2014, the LNB Bancorp board of directors held a special meeting to review the revised non-binding indications of interests from the five Interested Partners. A representative of Sandler O’Neill attended the meeting and provided a summary of the revised indications of interest, including an explanation of the changes in each party’s pricing and valuation ranges and the exchange ratio implied by such ranges. The five revised indications of interest contained pricing and valuation ranges that implied consideration per share ranging from $15.86 to $18.00. The presentation also included a review of the stock price performance of each of the five Interested Partners since the initial indications of interest were submitted and since the initial pro forma analysis based on stock prices as of September 16, 2014 were presented to the LNB Bancorp board, and included a verbal summary of recently announced bank M&A activity in the region. LNB Bancorp’s board discussed the potential value that each competing proposal could provide to LNB Bancorp’s shareholders, the capacity of the various parties to potentially increase their proposed pricing and valuation following additional due diligence, perceptions regarding the respective parties’ commitment to the sale process and the potential execution risks associated with each party’s proposal, and the impact of the various alternative transactions on LNB Bancorp’s employees, customers, and communities. Upon conclusion of this discussion, the board of directors selected three Interested Partners to continue in the process of exploring a potential merger with LNB Bancorp (the “Final Potential Partners”) and directed Sandler O’Neill to invite the Final Potential Partners to conduct an additional round of comprehensive due diligence for the purpose of subsequently providing LNB Bancorp with a more specific offer with respect to an acquisition transaction.

During the weeks of November 3, 2014, November 10, 2014 and November 17, 2014, the three Final Potential Partners conducted confirmatory due diligence and the virtual data room was continually updated based on the information and data requests of the Final Potential Partners. Also during this time, each of the Final Potential Partners conducted separate on-site credit due diligence with respect to LNB Bancorp, coupled with multiple conference calls with all three Final Potential Partners and LNB Bancorp management on many additional due diligence topics.

On November 12, 2014, Mr. Klimas, Mr. Nicholson and several other members of the executive management team of LNB Bancorp met with the Chief Executive Officer, President and executive management team of Final Potential Partner #1 to discuss various aspects of LNB Bancorp’s business operations including, but not limited to, retail banking, finance, executive management, commercial banking and credit quality, human resources, information technology, and legal, internal audit, regulatory and compliance matters.

On November 13, 2014, Mr. Klimas, Mr. Nicholson and representatives of Sandler O’Neill had conversations with William J. Wagner, the Chief Executive Officer of Northwest Bancshares, and representatives of Northwest Bancshares’ financial advisor regarding the business operations, capabilities and culture of Northwest Bancshares, and coordination of Northwest Bancshares’ on-site due diligence with respect to LNB Bancorp.

On November 17, 2014, Mr. Klimas discussed the potential acquisition with the Chief Executive Officer of Final Potential Partner #2.

On November 17, 2014, Mr. Klimas and Mr. Nicholson met with the Chief Executive Officer and the Chief Revenue Officer of Northwest Bancshares, which was the third Final Potential Partner, to discuss the respective business operations of each party and the potential acquisition. Also on November 17, 2014, Mr. Klimas and Chairman of the Board James Herrick met with the Chief Executive Officer of Northwest Bancshares and discussed the potential acquisition and the respective business operations, capabilities and culture of LNB Bancorp and Northwest Bancshares.

On November 18, 2014, a meeting of the board of directors of LNB Bancorp was held at which Mr. Klimas provided the LNB Bancorp board with insight into the likely impact that each Final Potential Partner would have on LNB Bancorp’s employees, depositors, customers and other community constituencies following a potential acquisition of LNB Bancorp, as well as an update on the discussions that LNB Bancorp management had with each of the Final Potential Partners and the scope of their due diligence review. During the course of this broader discussion, Mr. Klimas explained that Northwest Bancshares indicated that it intended to establish a new Ohio regional franchise through its acquisition of LNB Bancorp, while Final Potential Partners #1 and #2 intended to consolidate LNB Bancorp into their respective existing Ohio operations. Mr. Klimas noted that Northwest Bancshares, in establishing a new Ohio franchise, expected to retain much of LNB Bancorp’s existing operations and offer continued employment to many of LNB Bancorp’s employees, including to Mr. Klimas and some other management employees. Mr. Klimas further noted that Final Potential Partner #1 indicated that it expected to offer post-acquisition employment opportunities to some of LNB Bancorp’s employees, and a post-acquisition consulting arrangement with Mr. Klimas. He then explained that Final Potential Partner #2 had not indicated whether post-acquisition employment opportunities would be available to LNB Bancorp’s employees. A representative of Sandler O’Neill provided insight into the execution risk related to a proposed transaction with each of the Final Potential Partners and discussed with the board the potential affordability of an increased pricing range for each of the Final Potential Partners. The board then reviewed again with representatives of Calfee the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company.

On November 20, 2014, Mr. Klimas and the Chief Executive Officer of Northwest Bancshares had a discussion regarding the roles and responsibilities of the various employees of LNB Bancorp in connection with Northwest Bancshares’ pricing and valuation analysis with respect to LNB Bancorp.

Between November 18, 2014 and November 24, 2014, Sandler O’Neill participated in numerous discussions with each of the Final Potential Partners regarding the potential terms by which each party would propose to acquire LNB Bancorp, and on November 21, 2014, Sandler O’Neill received a revised non-binding indication of interest from each of the three Final Potential Partners.

On November 24, 2014, the LNB Bancorp board of directors held a meeting to review and consider, in detail, the revised non-binding indications of interest received from the Final Potential Partners and other matters related to a potential merger of LNB Bancorp. Among other things, the following occurred at the meeting:

•

Representatives of Sandler O’Neill provided a detailed overview of each Final Potential Partner’s revised non-binding indication of interest, including, among other items, each Final Potential Partner’s stock price (including a review of the performance of each stock since the initial indications of interest were submitted on October 24, 2014, and since the initial pro forma analysis presented to the LNB Bancorp board of directors based on stock prices as of September 16, 2014), proposed purchase price per share, implied transaction value, proposed form of consideration, implied exchange ratio, implied valuation multiples, structure of acquisition, post-transaction employee matters and benefit plans, anticipated contingencies and closing conditions and the proposed timing for negotiation and execution of a definitive merger agreement. In its presentation, Sandler O’Neill noted that:

•	Final Potential Partner #1’s proposed exchange ratio was 1.460, and proposed merger consideration was $18.63 per share. Final Potential Partner #1’s proposed mix of consideration was 100% stock.

•	Final Potential Partner #2’s proposed exchange ratio was 1.675, and proposed merger consideration was $16.98 per share. Final Potential Partner #2 indicated that it was flexible as to the mix of consideration.

•	Northwest Bancshares’ proposed exchange ratio was 1.395, and proposed merger consideration was $17.75 per share. Northwest Bancshares’ proposed mix of consideration was 50% stock and 50% cash.

•	Sandler O’Neill provided a detailed summary pro forma financial analysis of each revised non-binding indication of interest, in each case, based on the mix of stock and cash consideration indicated in each Final Potential Partner’s indication of interest. Among other things, the analysis addressed the implied exchange ratio, potential cost savings, pro forma ownership, potential tangible book value per share accretion/dilution and earn back period, potential earnings per share accretion/dilution, potential dividend accretion/dilution, per share net present value of five-year projected dividends and estimated transaction internal rate of return.

•	Sandler O’Neill provided a detailed stand-alone and control premium valuation analysis of LNB Bancorp. This included a comparison of the valuation to other data points, including the range of valuations in the indications of interest, as well as comparisons against Midwest and nationwide M&A precedent transactions, LNB Bancorp’s stand-alone net present value and LNB Bancorp’s peer trading levels.

•	Sandler O’Neill provided an overview of additional information about each of the Final Potential Partners, which included, among other things, capitalization data, trading data, valuation data, comparative stock performance, comparable company analysis, public market overview (including dividend and payout ratio history and institutional ownership), research analyst summaries and M&A history.

The LNB Bancorp board of directors extensively discussed the revised non-binding indications of interest and the presentation by Sandler O’Neill. After considering the pricing and valuations offered by each Final Potential Partner, as well as the likely impact of an acquisition by each of the Final Potential Partners on LNB Bancorp’s shareholders and other constituencies, the LNB Bancorp board determined that the indications of interest submitted by Final Potential Partner #1 and Northwest Bancshares represented the most promising offers for a merger transaction.

The LNB Bancorp board discussed the attributes of Final Potential Partner #1 and Northwest Bancshares, including the nature of each party’s stock and their respective post-transaction plans for the LNB Bancorp franchise. The LNB Bancorp board also discussed the importance of price and valuation in considering each party’s offer, and discussed the relative importance of other factors inherent in each proposal, including the value of future dividends, the volatility of each party’s stock and the potential for significant changes in the value of the merger consideration between the signing of an agreement and the completion of the transaction, the long-term value of an investment in each party’s stock, the capabilities of each party, and the potential impact on LNB Bancorp’s employees, customers and communities. In addition, the LNB Bancorp board discussed the costs and benefits related to the different mixes of consideration offered by Final Potential Partner #1 and Northwest Bancshares, including the tax consequences to shareholders, the reduced volatility provided by cash consideration, the liquidity of each party’s stock and the financial and accounting impact to the combined company.

The LNB Bancorp board then instructed Sandler O’Neill to contact Final Potential Partner #1 and Northwest Bancshares to request that each party submit its final and best offer on pricing and valuation. Final Potential Partner #1 and Northwest Bancshares subsequently submitted revised offers to Sandler O’Neill. Northwest Bancshares revised its proposed exchange ratio to 1.4141, which increased its proposed merger consideration to $17.90 per share. Northwest Bancshares’ proposed mix of consideration was 50% stock and 50% cash. Final Potential Partner #1 also revised its exchange ratio, which increased its proposed merger consideration to $19.00 per share, with merger consideration of 100% stock. In response to questions from the directors, Sandler O’Neill advised the board that Final Potential Partner #1 strongly favored a 100% stock transaction and had indicated to Sandler O’Neill that it could provide up to 10% of the merger consideration in cash, but did not have the capacity to provide a significant cash component of merger consideration. Sandler O’Neill further advised the LNB Bancorp board that Final Potential Partner #1 had previously indicated to Sandler O’Neill that it was not willing to include any “collars” or similar price protection mechanisms with respect to its stock as part of its proposal.

The LNB Bancorp board discussed the relative attractiveness of both revised offers. After discussion, the directors agreed that the substantial cash component contained in Northwest Bancshares’ proposal and the lower historical volatility in its stock price were attractive features in comparison to the terms of Final Potential Partner #1’s proposal, in part due to the mitigation of the potential downside risk of stock price fluctuations prior to closing. In addition, the directors agreed that a transaction with Northwest Bancshares would likely have a more favorable impact on LNB Bancorp’s employees, customers and communities than a transaction with Final Potential Partner #1. However, the directors determined that they were unwilling to proceed with such a transaction unless Northwest Bancshares was able to provide a transaction with a value to its shareholders substantially equivalent to that represented by Final Potential Partner #1’s proposal. After discussing with Sandler O’Neill issues relating to Northwest Bancshares’ capacity to increase its offer and the impact of such an increase on the market’s perception of the transaction, the board instructed Sandler O’Neill to advise Northwest Bancshares that the board would be inclined to accept Northwest Bancshares’ offer, but only if Northwest Bancshares increased its exchange ratio to 1.461, fixed the cash component of the consideration at $18.70 per share, and maintained a consideration mix of 50% stock and 50% cash. Mr. Klimas and Sandler O’Neill communicated the LNB Bancorp board position to Northwest Bancshares and Northwest Bancshares subsequently revised its proposal to increase its exchange ratio to 1.461, which increased its proposed merger consideration to $18.70 per share, and agreed to fix the cash component of the consideration at that price. The proposed mix of consideration remained 50% stock and 50% cash.

At the conclusion of the November 24, 2014 LNB Bancorp board of directors meeting, the board of directors unanimously authorized LNB Bancorp to continue the process and negotiate exclusively with Northwest Bancshares, approved the terms of Northwest Bancshares’ final, non-binding indication of interest, authorized management of LNB Bancorp and its advisors to negotiate a definitive merger agreement with Northwest Bancshares and approved and authorized merger consideration of 50% stock and 50% cash. Following the meeting, Sandler O’Neill informed Northwest Bancshares that LNB Bancorp had determined to proceed exclusively with it to negotiate a definitive merger agreement and informed Final Potential Partner #1 and Final Potential Partner #2 that LNB Bancorp had determined not to proceed any further with them at that time.

During the time period beginning on November 24, 2014 and ending on December 14, 2014, Calfee and Northwest Bancshares’ legal counsel, Luse Gorman, PC, with the participation of management from each party, Sandler O’Neill and Northwest Bancshares’ financial advisor, Boenning & Scattergood, Inc., proceeded to negotiate the Merger Agreement. Multiple drafts of the Merger Agreement were exchanged between Calfee and Luse Gorman and several negotiating sessions occurred. Also, during this time period, each party prepared, circulated and finalized its disclosure schedules listing certain exceptions to the representations and warranties contained in the Merger Agreement. During this time, LNB Bancorp, Sandler O’Neill and Calfee also conducted additional reverse due diligence with respect to Northwest Bancshares, including a diligence call with Northwest Bancshares’ management on December 3, 2014.

On December 2, 2014, Mr. Klimas, Mr. Nicholson and other members of LNB Bancorp’s management team visited Northwest Bancshares’ headquarters and met with several members of the Northwest Bancshares management team to conduct further reverse due diligence on Northwest Bancshares.

On December 11, 2014, Mr. Klimas and the Chief Executive Officer of Northwest Bancshares discussed the potential content and timing of communications to the public and to LNB Bancorp employees regarding the proposed Merger Agreement.

On December 15, 2014, LNB Bancorp’s board of directors held a meeting to consider and act upon the proposed Merger Agreement and review and consider Sandler O’Neill’s fairness analysis and opinion. Among other things, the following occurred at the meeting:

•	A representative of Calfee advised that a proposed Merger Agreement with Northwest Bancshares, pursuant to which LNB Bancorp would be merged with and into Northwest Bancshares, had been successfully negotiated and would be presented for consideration by the board of directors at the meeting. Calfee reviewed, in detail, the proposed Merger Agreement and answered questions asked by the directors. Calfee also reviewed the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company, as well as the results of the due diligence inquiry into Northwest Bancshares.

•	A representative of Sandler O’Neill presented Sandler O’Neill’s fairness analysis. This review included, among other things, terms of the proposed merger, including the purchase price per share and form of merger consideration, valuation multiples of the proposed Merger compared to comparable transactions, pro forma branch network, franchise overview of LNB Bancorp, franchise overview of Northwest Bancshares, pro forma analysis and transaction analysis.

•	Sandler O’Neill delivered its oral opinion that, as of December 15, 2014 and based on current assumptions, the merger consideration is fair to holders of LNB Bancorp common stock from a financial point of view.

The board of directors discussed the Merger Agreement and the fairness analysis and fairness opinion. At the conclusion of the meeting, the board of directors unanimously:

•	determined that the Merger, the Merger Agreement and the merger consideration were fair to LNB Bancorp and LNB Bancorp shareholders and that entering into the Merger Agreement and completing the Merger and the other transactions contemplated by the Merger Agreement was in the best interest of LNB Bancorp and LNB Bancorp shareholders, based on the evaluation and consideration of all reports and information available to the board of directors as of the date of the meeting and all factors that the board of directors deemed relevant, including, without limitation, the fairness opinion;

•	authorized and approved the Merger and all other transactions contemplated by the definitive merger agreement;

•	approved and adopted the Merger Agreement;

•	authorized officers of LNB Bancorp to execute and deliver the Merger Agreement; and

•	recommended that LNB Bancorp shareholders vote for approval of the Merger Agreement.

On December 15, 2014, LNB Bancorp and Northwest Bancshares executed and delivered the Merger Agreement and respective disclosure schedules and issued a joint press release announcing execution of the Merger Agreement and the terms of the Merger after trading markets had closed for the day.

LNB Bancorp’s Reasons for the Merger

In determining that the Merger and the Merger Agreement were fair to and in the best interest of LNB Bancorp and its shareholders, in authorizing and approving the Merger, in adopting the Merger Agreement and in recommending that LNB Bancorp shareholders vote for approval of the Merger Agreement, LNB Bancorp’s board of directors consulted with members of LNB Bancorp’s management, and with Sandler O’Neill and Calfee, and also considered a number of factors that the LNB Bancorp board of directors viewed as relevant to its decisions, including, without limitation, the following:

•	The business strategy and strategic plan of LNB Bancorp, its prospects for the future, and its projected financial results.

•	A review of the risks and prospects of LNB Bancorp remaining independent, including the challenges of the current financial, operating and regulatory climate.

•	Management’s stand alone financial projections, which estimated that, even with substantial strategic investment, over a time frame of three years, LNB Bancorp would not achieve through organic growth a comparable level of shareholder value that the Merger is expected to deliver.

•	Management’s assessment of the considerable execution risks involved in attaining the performance levels assumed by the forecasts, and its similar assessment of the considerable execution risk involved in growth by acquisition.

•	Conditions and activity in the M&A market providing a unique window of opportunity with respect to a merger of LNB Bancorp and delivering accelerated and enhanced shareholder value, as compared to organic growth.

•	The increasing costs associated with banking regulation, including the Dodd-Frank Act.

•	The anticipated costs associated with continuing to develop and enhance LNB Bancorp’s business capabilities.

•	The form and amount of the merger consideration, including the tax treatment of stock consideration and reduced volatility provided by cash consideration.

•	The purchase price per share to be paid by Northwest Bancshares and the resulting valuation multiples (based on Northwest Bancshares’ closing price per share of $12.87 on December 9, 2014 and total purchase price per share of $18.70), all of which were significantly higher than the median valuation multiples for comparable transactions:

•	Price to last twelve months earnings per share at September 30, 2014 of 24.4x

•	Price to book value per share at September 30, 2014 of 160%

•	Price to tangible book value per share at September 30, 2014 of 199%

•	Tangible book premium to core deposits of 11.3%

•	One-day premium to market on December 9, 2014 of 7.7%

•	One-day premium to “unaffected” market on December 9, 2014 (based on LNB Bancorp’s stock price on the day prior to PL Capital Group’s Schedule 13D disclosure on August 11, 2014) of 49.9%

•	Expected earnings per share accretion, which Sandler O’Neill estimated to be approximately $0.14 per share in 2016, based on the stand alone financial projections provided by LNB Bancorp and by Northwest Bancshares and pro forma financial impact assumptions determined by the senior management of Northwest Bancshares.

•	Expected operating efficiencies.

•	The employment prospects for LNB Bancorp’s employees within the combined company.

•	Northwest Bancshares’ strategy of expansion in Ohio and adding markets with greater populations and more favorable demographics.

•	The belief that Northwest Bancshares can leverage LNB Bancorp’s expertise in commercial and small business administration lending throughout Northwest Bancshares’ footprint.

•	LNB Bancorp’s and Northwest Bancshares’ shared values, common cultures and commitment to serve their clients and communities.

•	Northwest Bancshares’ historically strong financial condition and results of operations.

•	A review of the historical financial statements and condition of LNB Bancorp and certain other internal information, primarily financial in nature, relating to the business, earnings and balance sheet of LNB Bancorp.

•	The fact that the Merger would combine two established banking franchises to create a well-positioned community bank with approximately $9.0 billion in assets.

•	Comparative stand alone analyses of LNB Bancorp and Northwest Bancshares prepared by Sandler O’Neill, a pro forma analysis of the combined company prepared by Sandler O’Neill, and the book and tangible book values per share, earnings per share, dividends and capital levels of each entity.

•	The anticipated future earnings growth of LNB Bancorp compared to the potential future earnings growth of Northwest Bancshares and the combined company.

•	The proposed organizational structure of the combined company, including the contemplated use of LNB Bancorp’s headquarters facility in Lorain, Ohio and management personnel as regional management for the combined company’s Ohio operations.

•	The anticipated future trading value of the LNB Bancorp shares of common stock compared to the value of the common stock merger consideration offered by Northwest Bancshares and the potential future trading value of the combined company’s common stock, coupled with the mitigation of volatility and downside risk provided by the cash component of the merger consideration as well as the ability of LNB Bancorp shareholders who desire liquidity to receive cash.

•	The anticipated future dividends to be received by LNB Bancorp shareholders after completion of the Merger as Northwest Bancshares shareholders, based on Northwest Bancshares’ current and projected annual dividends per share.

•	The prospects for increased loan growth opportunities and improved market demographics resulting from Northwest Bancshares’ market presence in the Northeast Ohio metropolitan area.

•	The complementary nature of the businesses of LNB Bancorp and Northwest Bancshares and the anticipated improved stability of the combined company’s business and earnings in varying economic and market climates.

•	The greater market capitalization of the combined organization and trading volume and liquidity of Northwest Bancshares common stock in the event LNB Bancorp shareholders desire to sell the shares of Northwest Bancshares common stock to be received by them upon completion of the Merger.

•	The ability of Northwest Bancshares to complete the Merger from a business, financial and regulatory perspective.

•	The geographic fit of the branch networks of the combined company.

•	The scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by the combined company.

•	The ability of the combined company to provide comprehensive financial services to its customers, and the potential for operating synergies and cross-marketing of products and services across the combined company.

•	The likelihood of successful integration and operation of the combined company.

•	The likelihood of obtaining the shareholder and regulatory approvals needed to complete the transaction.

•	The analyses presented by Calfee as to the structure of the Merger, the Merger Agreement, the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company, and the process that LNB Bancorp (including its board of directors) employed in considering potential strategic alternatives, including the Merger with Northwest Bancshares.

•	The results of the solicitation process conducted by LNB Bancorp, with the advice and assistance of its advisors.

•	Certain structural protections included in the Merger Agreement, including:

•	the fact that the Merger Agreement does not preclude a third party from making an unsolicited proposal for an alternative takeover proposal with LNB Bancorp and that, under certain circumstances more fully described under “—Additional Covenants of LNB Bancorp and Northwest Bancshares in the Merger Agreement—Agreement Not to Solicit Other Proposals,” LNB Bancorp may furnish non-public information to and enter into discussions with such third party regarding the alternative takeover proposal and the ability of the LNB Bancorp board of directors to withdraw, amend or qualify its board recommendation of the merger or recommend a superior proposal or terminate the Merger Agreement to enter into a definitive agreement for a superior proposal if certain requirements are met, in each case subject to the payment of a termination fee by LNB Bancorp of $7.3 million, the amount of which was negotiated at arm’s-length and was determined by the LNB Bancorp board of directors to be reasonable; and

•	the covenant of Northwest Bancshares to use its best efforts to obtain regulatory approval coupled with a related reverse termination fee payable if regulatory approval is not obtained for reasons solely attributable to Northwest Bancshares.

•	The financial analyses reviewed and discussed with the LNB Bancorp board of directors by representatives of Sandler O’Neill, as well as the oral opinion of Sandler O’Neill delivered to the LNB Bancorp board of directors on December 15, 2014 (which was subsequently confirmed in writing by delivery of Sandler O’Neill’s written opinion dated December 15, 2014) that the merger consideration is fair to holders of LNB Bancorp common shares from a financial point of view.

The LNB Bancorp board of directors also considered a number of potential risks and uncertainties in connection with its consideration of the proposed Merger, including, without limitation, the following:

•	The challenges of integrating LNB Bancorp’s business, operations and employees with those of Northwest Bancshares.

•	The need to and likelihood of obtaining approval by shareholders of LNB Bancorp and regulators in order to complete the transaction.

•	The risks associated with the operations of the combined company, including the ability to achieve the anticipated cost savings and revenue enhancements contemplated by the respective management teams.

•	The risks and costs associated with entering into the Merger Agreement and restrictions on the conduct of LNB Bancorp’s business before the merger is completed.

•	The possibility of a significant reduction in the trading price of Northwest Bancshares common stock following the announcement of the Merger Agreement and prior to completion of the Merger.

•	The impact that provisions of the Merger Agreement relating to payment of a termination fee by LNB Bancorp may have on LNB Bancorp receiving an alternative takeover proposal.

•	The potential costs associated with executing the Merger Agreement, including change in control payments and related costs, as well as estimated advisor fees.

•	The possibility of litigation in connection with the Merger.

•	The fact that a termination fee in the amount of $7.3 million would have to be paid to Northwest Bancshares if LNB Bancorp determined to terminate the Merger Agreement to accept a superior proposal or if Northwest Bancshares determined to terminate the Merger Agreement due to LNB Bancorp’s material breach of its non-solicitation or cooperation obligations, willful breach of representations or warranties, failure to recommend or withdrawal or modification of its recommendation of the Merger Agreement, or entry into an acquisition agreement following its failure to obtain shareholder approval of the Merger Agreement.

This discussion of the information and factors considered by LNB Bancorp’s board of directors in reaching its conclusions and recommendation includes the factors identified above, but is not intended to be exhaustive and may not include all of the factors considered by the LNB Bancorp board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the LNB Bancorp board of directors did not find it useful and did not attempt to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger and the other transactions contemplated by the Merger Agreement, and to make its recommendation to LNB Bancorp shareholders. Rather, the LNB Bancorp board of directors viewed its decisions as being based on the totality of the information presented to it and the factors it considered, including its discussions with and questioning of members of LNB Bancorp’s management and outside legal and financial advisors. In addition, individual members of the LNB Bancorp board of directors may have assigned different weights to different factors.

Certain of LNB Bancorp’s directors and executive officers have financial interests in the Merger that are different from, or in addition to, those of LNB Bancorp’s shareholders generally. The LNB Bancorp board of directors was aware of and considered these potential interests, among other matters, in evaluating the Merger and in making its recommendation to LNB Bancorp shareholders. For a discussion of these interests, see “—Interests of Certain Persons in the Merger that are Different from Yours.”

Recommendation of the LNB Bancorp Board of Directors

The LNB Bancorp board of directors unanimously determined that the Merger Agreement and the transactions contemplated thereby, including without limitation the Merger, are fair to and in the best interests of LNB Bancorp and the LNB Bancorp shareholders.

THE LNB BANCORP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT LNB BANCORP SHAREHOLDERS VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

Opinion of LNB Bancorp, Inc.’s Financial Advisors

By letter dated September 25, 2014, LNB Bancorp retained Sandler O’Neill to act as its financial advisor in order to explore possible strategic alternatives. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to LNB Bancorp in connection with the Merger and participated in certain of the negotiations leading to the execution of the Merger Agreement. At the December 15, 2014 meeting at which LNB Bancorp’s board considered and approved the Merger Agreement, Sandler O’Neill delivered to the board its oral opinion, that, as of such date, the merger consideration was fair to the holders of LNB Bancorp common stock from a financial point of view. The full text of Sandler O’Neill’s written opinion dated December 15, 2014 is attached as Appendix C to this Proxy Statement/Prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. LNB Bancorp shareholders are urged to read the entire opinion carefully in connection with their consideration of the Merger.

In connection with this opinion, Sandler O’Neill has reviewed, among other things:

(i)	the Merger Agreement;

(ii)	certain financial statements and other historical financial information of LNB Bancorp that Sandler O’Neill deemed relevant;

(iii)	certain financial statements and other historical financial information of Northwest Bancshares that Sandler O’Neill deemed relevant;

(iv)	internal financial estimates for LNB Bancorp for the years ending December 31, 2014 through December 31, 2017 as provided by senior management of LNB Bancorp, and an estimated long-term annual growth rate for the years thereafter as discussed with the senior management of LNB Bancorp;

(v)	publicly available median analyst earnings estimates for Northwest Bancshares for the years ending December 31, 2014 through December 31, 2016, and various estimated annual growth rates for the years thereafter;

(vi)	the pro forma financial impact of the Merger on Northwest Bancshares based on assumptions relating to transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with representatives and the senior management of Northwest Bancshares;

(vii)	a comparison of certain financial and other information, including stock trading information, for LNB Bancorp and Northwest Bancshares with similar publicly available information for certain other banking institutions, the securities of which are publicly traded;

(viii)	the terms and structures of other recent mergers and acquisitions transactions in the banking sector;

(ix)	the current market environment generally and in the banking sector in particular; and

(x)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of LNB Bancorp the business, financial condition, results of operations and prospects of LNB Bancorp and held similar discussions with the senior management of Northwest Bancshares regarding the business, financial condition, results of operations and prospects of Northwest Bancshares.

In performing its review, Sandler O’Neill has relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Sandler O’Neill by LNB Bancorp and Northwest Bancshares or that was otherwise reviewed by it and has assumed such accuracy and completeness for purposes of preparing the opinion. Sandler O’Neill further relied on the assurances of senior management of LNB Bancorp that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of LNB Bancorp or Northwest Bancshares or any of their respective subsidiaries. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of LNB Bancorp, Northwest Bancshares or the combined entity after the Merger, and Sandler O’Neill has not reviewed any individual credit files relating to LNB Bancorp or Northwest Bancshares. Sandler O’Neill assumed for purposes of the opinion that the respective allowances for loan losses for both LNB Bancorp and Northwest Bancshares are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections as provided by the senior management of LNB Bancorp and an estimated long-term growth rate, respectively. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with representatives and senior management of Northwest Bancshares. With respect to those projections, estimates and judgments, the respective managements of LNB Bancorp and Northwest Bancshares confirmed to Sandler O’Neill that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of LNB Bancorp and Northwest Bancshares, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expresses no opinion as to such estimates or the assumptions on which they are based. Sandler O’Neill assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of LNB Bancorp and Northwest Bancshares since the date of the most recent financial data made available to Sandler O’Neill. Sandler O’Neill also assumed in all respects material to its analysis that LNB Bancorp and Northwest Bancshares would remain as a going concern for all periods relevant to its analyses. Sandler O’Neill expressed no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

Sandler O’Neill’s analyses and the views expressed in the opinion are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion could materially affect Sandler O’Neill’s views. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion.

Sandler O’Neill acted as financial advisor to the Board of Directors of LNB Bancorp in connection with the Merger and a significant portion of its fees are contingent upon the closing of the Merger. Sandler O’Neill has received a fee for providing its opinion. See “—Sandler O’Neill’s Compensation and Other Relationships with LNB Bancorp.” LNB Bancorp also has agreed to indemnify Sandler O’Neill against certain liabilities arising out of its engagement. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, it may purchase securities from and sell securities to LNB Bancorp and Northwest Bancshares and their affiliates. Sandler O’Neill may also actively trade the debt securities of LNB Bancorp and Northwest Bancshares or their affiliates for its own account and for the accounts of its customers.

Sandler O’Neill’s opinion is directed to the Board of Directors of LNB Bancorp in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of LNB Bancorp as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of LNB Bancorp common stock and does not address the underlying business decision of LNB Bancorp to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for LNB Bancorp or the effect of any other transaction in which LNB Bancorp might engage. Sandler O’Neill’s opinion may not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent. Sandler O’Neill’s opinion has been approved by Sandler O’Neill’s fairness opinion committee. Sandler O’Neill does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by LNB Bancorp’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of LNB Bancorp.

Summary of Proposal. Pursuant to the terms of the Merger, upon the effective time of the Merger, each share of LNB Bancorp common stock, excluding certain shares as specified in the Merger Agreement and subject to the election procedures described in the Merger Agreement, issued and outstanding immediately prior to the effective time of the Merger shall become and be converted into the right to receive, at the election of the holder thereof: (i) 1.461 shares of Northwest Bancshares common stock or (ii) $18.70 in cash. Based upon financial information for LNB Bancorp as of or for the quarter ending September 30, 2014, Sandler O’Neill calculated the following transaction ratios:

	Implied Transaction Multiples
Price / September 30, 2014 Book Value Per Share:	160%
Price / September 30, 2014 Tangible Book Value Per Share:	199%
Price / Last Twelve Months’ Earnings Per Share:	24.4	x
Tangible Book Premium / Core Deposits[1]:	11.3%
Premium to Market as of December 9, 2014:	7.7%
Premium to Unaffected Market[2]:	49.9%

[1]	Core Deposits are defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits.
[2]	Pricing based on day prior to PL Capital 13D disclosure on August 11, 2014 (504,950 shares or 5.2% stake as of August 8, 2014; owned 903,178 shares or 9.34% as of September 30, 2014).

Stock Trading History. Sandler O’Neill reviewed the history of the publicly reported trading prices of LNB Bancorp’s common stock and Northwest Bancshares’ common stock for the three-year period ended December 9, 2014. Sandler O’Neill then compared the relationship between the movements in the price of LNB Bancorp’s and Northwest Bancshares’ common stock, respectively, to movements in the stock prices of their respective peer groups (as described in the footnotes below) and the SNL U.S. Bank and Thrift Index.

LNB Bancorp’s Three-Year Stock Performance

	Beginning Index Value December 9, 2011	Ending Index Value December 9, 2014
LNB Bancorp	100%	386.9%
LNB Bancorp Peers[1]	100%	179.7%
SNL U.S. Bank and Thrift	100%	194.2%

Northwest Bancshares’ Three Year Stock Performance

	Beginning Index Value December 9, 2011	Ending Index Value December 9, 2014
Northwest Bancshares	100%	103.6%
Northwest Bancshares Peers[2]	100%	179.4%
SNL U.S. Bank and Thrift	100%	194.2%

[1]	LNB Bancorp Peers consist of publicly-traded Midwest commercial banks with total assets between $800 million and $1.8 billion and last twelve months’ return on average assets between 0.3% and 0.9%.
[2]	Northwest Bancshares Peers consist of publicly-traded nationwide commercial banks and thrift institutions with total assets between $4.0 and $12.0 billion and tangible common equity to tangible assets between 10.00% and 14.00%.

Sandler O’Neill noted that the above analysis showed that LNB Bancorp’s stock outperformed Northwest Bancshares, its peer group and the SNL U.S. Bank and Thrift Index for the three-year period. Sandler O’Neill also noted that Northwest Bancshares underperformed its peer group and the SNL U.S. Bank and Thrift Index for the three-year period.

LNB Bancorp Comparable Company Analysis. Sandler O’Neill also used publicly available information to compare selected financial and market trading information for LNB Bancorp and a specific group of financial institutions selected by Sandler O’Neill. The LNB Bancorp peer group was selected by Sandler O’Neill and consisted of publicly-traded Midwest commercial banks with total assets between $800 million and $1.8 billion and last twelve months’ return on average assets between 0.3% and 0.9%. The group excluded thrift institutions and merger targets.

The analysis compared publicly available financial information for LNB Bancorp and the median financial and market trading data for the LNB Bancorp peer group as of and for the last twelve months ended September 30, 2014. The table below sets forth the data for LNB Bancorp and the LNB Bancorp peer group as of and for the twelve months ended September 30, 2014, with pricing data as of December 9, 2014.

Financial Data as of or for the Period Ending September 30, 2014

Pricing Data as of December 9, 2014

				Capital Position			LTM Profitability					Asset Quality			Valuation
															Price/
			Total Assets	TCE/ TA	Leverage Ratio	Total RBC Ratio	ROAA	ROAE	ROATCE	Net Interest Margin	Efficiency Ratio	LLR/ Gross Loans	NPAs/ Total Assets¹	NCOs/ Avg. Loans	Tang. Book Value	LTM EPS²	2014 Est. EPS	2015 Est. EPS	Current Dividend Yield	LTM Dividend Ratio	Market Value
Company	City, State	Ticker	($mm)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(x)	(x)	(%)	(%)	($mm)
Farmers Capital Bank Corporation	Frankfort, KY	FFKT	1,770	8.91	12.33	21.47	0.85	8.79	9.3	3.40	68.4	1.65	4.27	0.25	110	12.9	12.2	11.8	0.0	NM	173
STAR Financial Group, Inc.	Fort Wayne, IN	SFIGA	1,722	9.90	10.85	14.31	0.78	7.97	8.3	3.44	74.9	1.79	0.94	0.19	80	10.3	NA	NA	0.0	6.4	135
Marquette National Corporation³	Chicago, IL	MNAT	1,555	5.96	8.28	15.71	0.56	6.40	9.2	3.67	83.7	1.85	3.49	0.60	102	12.5	NA	NA	1.1	10.4	92
Isabella Bank Corporation	Mount Pleasant, MI	ISBA	1,554	8.35	8.47	15.11	0.88	7.90	11.0	3.43	67.2	1.26	1.72	0.10	137	13.4	NA	NA	4.1	53.3	173
Macatawa Bank Corporation	Holland, MI	MCBC	1,490	9.43	11.55	16.27	0.69	7.59	(5.4)	3.03	78.6	1.86	5.77	(0.20)	130	NM	16.9	15.4	1.5	NM	183
MutualFirst Financial, Inc.	Muncie, IN	MFSF	1,417	8.42	8.29	13.03	0.70	8.19	8.8	3.24	71.9	1.31	1.37	0.11	129	16.6	16.3	16.1	1.9	24.8	154
MBT Financial Corp.	Monroe, MI	MBTF	1,252	10.44	9.50	16.92	0.57	5.80	5.8	3.18	75.5	2.24	3.47	0.54	84	14.7	NA	NA	0.0	NM	110
Tri City Bankshares Corporation	Oak Creek, WI	TRCY	1,184	10.53	10.46	17.74	0.88	8.62	8.8	3.82	75.9	1.85	4.01	0.47	120	14.5	NA	NA	0.0	NM	150
First Citizens Banc Corp	Sandusky, OH	FCZA	1,182	5.99	10.28	15.03	0.68	7.48	11.3	3.82	74.3	1.74	1.77	0.39	113	13.8	11.9	9.2	2.0	26.0	78
Nicolet Bankshares, Inc.	Green Bay, WI	NCBS	1,170	6.89	10.00	14.20	0.73	8.05	11.9	3.81	67.0	1.16	1.00	0.40	123	12.5	NA	NA	0.0	NM	99
Hawthorn Bancshares, Inc.	Jefferson City, MO	HWBK	1,157	6.96	9.18	15.68	0.64	9.63	9.6	3.73	73.8	1.40	4.16	0.27	96	10.5	NA	NA	1.4	14.0	77
Farmers National Banc Corp.	Canfield, OH	FMNB	1,140	9.88	9.89	16.54	0.80	7.52	8.7	3.60	70.3	1.13	1.38	0.26	137	16.8	17.2	16.2	1.5	24.5	152
LCNB Corp.	Lebanon, OH	LCNB	1,123	8.36	8.22	14.27	0.84	7.64	10.2	3.64	64.0	0.48	1.97	0.17	149	14.9	13.6	11.7	4.4	65.3	136
HopFed Bancorp, Inc.	Hopkinsville, KY	HFBC	930	10.65	11.18	18.98	0.45	4.39	4.5	3.05	83.8	1.51	1.44	0.17	87	20.3	23.9	26.0	1.3	27.1	86
First Internet Bancorp	Indianapolis, IN	INBK	927	9.77	10.52	14.45	0.43	3.96	4.2	2.63	82.9	0.76	0.66	0.03	84	20.7	19.7	12.3	1.4	36.6	75
First Community Financial Partners, Inc.	Joliet, IL	FCMP	918	9.78	8.81	14.64	0.37	3.48	3.0	3.40	63.6	2.01	1.64	1.97	91	32.9	NA	NA	0.0	NM	82
Landmark Bancorp, Inc.	Manhattan, KS	LARK	852	6.07	7.87	14.74	0.80	9.82	14.6	3.47	68.0	1.21	1.26	0.12	145	11.4	NA	NA	3.3	37.6	73
Oconomowoc Bancshares, Inc.³	Oconomowoc, WI	OCNB	819	7.45	8.27	11.92	0.54	6.92	7.2	3.61	77.9	1.13	1.29	0.42	55	7.9	NA	NA	3.0	23.8	34
		High	1,770	10.65	12.33	21.47	0.88	9.82	14.6	3.82	83.8	2.24	5.77	1.97	149	32.9	23.9	26.0	4.4	65.3	183
		Low	819	5.96	7.87	11.92	0.37	3.48	(5.4)	2.63	63.6	0.48	0.66	(0.20)	55	7.9	11.9	9.2	0.0	6.4	34
		Mean	1,231	8.54	9.66	15.61	0.68	7.23	7.8	3.44	73.4	1.46	2.31	0.35	110	15.1	16.5	14.8	1.5	29.2	115
		Median	1,176	8.67	9.70	15.07	0.70	7.62	8.8	3.46	74.1	1.45	1.68	0.25	111	13.8	16.6	13.9	1.4	25.4	104

LNB Bancorp, Inc.	Lorain, OH	LNBB	1,241	7.47	9.01	12.34	0.60	6.80	8.6	3.21	70.9	1.89	1.85	0.43	185	22.6	21.5	17.9	0.7	7.8	168
LNB Bancorp, Inc. Ranking out of 19:			8	13	12	18	13	14	12	15	8	3	12	15	1	2	2	2	13	12	4

[1]	Nonperforming assets are defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.
[2]	Price / Last Twelve Months’ Earnings Per Share < 4.0x and > 40.0x marked as not meaningful (“NM”).
[3]	Financial data as of June 30, 2014.

Northwest Bancshares Comparable Company Analysis. Sandler O’Neill also used publicly available information to compare selected financial and market trading information for Northwest Bancshares and a specific group of financial institutions selected by Sandler O’Neill. The Northwest Bancshares peer group was selected by Sandler O’Neill and consisted of publicly-traded nationwide commercial banks and thrift institutions with total assets between $4.0 and $12.0 billion and tangible common equity to tangible assets between 10.00% and 14.00%. The group excluded merger targets.

The analysis compared publicly available financial information for Northwest Bancshares and the median financial and market trading data for the Northwest Bancshares peer group as of and for the last twelve months ended September 30, 2014. The table below sets forth the data for Northwest Bancshares and the Northwest Bancshares peer group as of and for the twelve months ended September 30, 2014, with pricing data as of December 9, 2014.

Financial Data as of or for the Period Ending September 30, 2014

Pricing Data as of December 9, 2014

				Capital Position			LTM Profitability					Asset Quality			Valuation
															Price/
			Total Assets	TCE/ TA	Leverage Ratio	Total RBC Ratio	ROAA	ROAE	ROATCE	Net Interest Margin	Efficiency Ratio	LLR/ Gross Loans	NPAs/ Total Assets¹	NCOs/ Avg. Loans	Tang. Book Value	LTM EPS²	2014 Est. EPS	2015 Est. EPS	Current Dividend Yield	LTM Dividend Ratio	Market Value
Company	City, State	Ticker	($mm)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(x)	(x)	(x)	(%)	(%)	($mm)
Cathay General Bancorp	Los Angeles, CA	CATY	11,599	11.11	12.66	16.05	1.24	8.91	11.3	3.34	47.00	1.91	1.87	0.05	165	15.4	15.1	14.4	1.5	17.3	2,064
Central Bancompany, Inc.	Jefferson City, MO	CBCYB	10,968	11.63	11.87	18.59	1.04	7.62	9.4	3.47	62.20	2.04	1.31	0.17	121	13.7	NA	NA	0.8	12.9	979
Flagstar Bancorp, Inc.	Troy, MI	FBC	9,625	11.27	12.50	24.35	0.80	5.91	5.1	2.61	122.90	4.40	5.38	0.70	80	15.7	NM	11.6	0.0	0.0	866
Hilltop Holdings Inc.	Dallas, TX	HTH	9,180	11.22	13.63	19.28	1.23	8.18	12.2	4.68	82.39	0.74	0.30	0.11	188	17.9	16.7	12.2	0.0	0.0	1,872
National Penn Bancshares, Inc.	Allentown, PA	NPBC	8,633	10.08	11.18	16.02	1.12	8.65	11.6	3.45	56.82	1.63	0.51	0.28	173	15.4	14.8	13.6	4.2	60.3	1,545
Glacier Bancorp, Inc.	Kalispell, MT	GBCI	8,110	11.28	12.84	19.11	1.41	11.19	13.2	3.97	53.31	2.89	2.11	0.09	231	18.4	17.9	16.3	2.6	45.3	2,076
Columbia Banking System, Inc.	Tacoma, WA	COLB	7,466	10.26	10.49	14.36	1.14	7.67	12.1	4.90	61.29	1.41	0.77	0.12	202	17.9	17.2	15.6	2.3	60.3	1,593
CVB Financial Corp.	Ontario, CA	CVBF	7,423	10.50	10.71	18.52	1.49	12.79	13.9	3.61	44.61	1.61	1.33	(0.05)	222	16.5	16.5	16.2	2.5	40.8	1,714
BBCN Bancorp, Inc.	Los Angeles, CA	BBCN	6,928	11.07	11.80	14.93	1.26	10.08	11.8	4.27	46.97	1.25	1.68	0.36	151	13.5	13.0	12.5	2.8	33.0	1,141
Bank of the Ozarks, Inc.	Little Rock, AR	OZRK	6,580	11.87	12.97	13.03	2.00	15.03	16.7	5.55	42.16	1.01	0.56	0.11	391	26.8	24.9	19.3	1.3	33.3	3,006
FCB Financial Holdings, Inc.	Weston, FL	FCB	6,055	12.52	13.09	17.68	0.31	2.04	2.4	3.59	71.94	0.57	1.66	0.06	136	NM	27.7	15.3	0.0	0.0	842
Talmer Bancorp, Inc.	Troy, MI	TLMR	5,744	12.79	11.45	16.76	1.70	13.23	13.8	4.03	81.92	1.34	1.41	0.31	136	11.5	22.7	16.1	0.3	1.6	1,000
First Financial Bankshares, Inc.	Abilene, TX	FFIN	5,576	10.28	10.10	17.20	1.67	14.29	17.0	4.25	47.92	1.28	0.42	0.08	348	22.2	21.4	20.3	1.8	40.1	1,951
United Financial Bancorp, Inc.	Glastonbury, CT	UBNK	5,314	10.16	10.30	14.10	0.20	1.60	1.9	3.53	64.90	0.59	0.75	0.09	144	NM	20.7	14.5	2.8	235.3	739
1st Source Corporation	South Bend, IN	SRCE	4,821	10.93	11.89	15.80	1.19	9.53	11.1	3.59	62.20	2.38	0.90	0.02	148	13.9	14.0	13.4	2.2	30.6	768
Banner Corporation	Walla Walla, WA	BANR	4,759	12.00	13.14	16.59	1.20	9.76	10.0	4.05	67.17	1.95	1.05	0.04	150	15.7	15.5	15.9	1.6	24.8	855
Central Pacific Financial Corp.	Honolulu, HI	CPF	4,750	11.78	11.87	18.46	0.79	6.05	6.5	3.31	68.93	2.88	1.58	0.00	129	21.1	20.4	17.4	2.0	37.9	719
Opus Bank	Irvine, CA	OPB	4,722	10.38	11.74	14.59	0.95	5.33	9.0	4.18	62.15	0.58	0.27	0.01	161	21.4	20.6	13.1	0.0	0.0	758
Sandy Spring Bancorp, Inc.	Olney, MD	SASR	4,249	10.51	11.36	15.68	0.93	7.63	9.3	3.45	61.82	1.26	1.05	0.05	146	16.5	15.9	14.3	3.2	49.7	633
Hanmi Financial Corporation	Los Angeles, CA	HAFC	4,228	10.25	12.80	16.33	1.46	10.92	11.0	3.89	57.13	1.90	1.51	(0.04)	161	15.5	15.5	13.2	1.3	14.9	697
		High	11,599	12.79	13.63	24.35	2.00	15.03	17.0	5.55	122.90	4.40	5.38	0.70	391	26.8	27.7	20.3	4.2	235.3	3,006
		Low	4,228	10.08	10.10	13.03	0.20	1.60	1.9	2.61	42.16	0.57	0.27	(0.05)	80	11.5	13.0	11.6	0.0	0.0	633
		Mean	6,837	11.09	11.92	16.87	1.16	8.82	10.5	3.89	63.29	1.68	1.32	0.13	179	17.2	18.4	15.0	1.7	36.9	1,291
		Median	6,318	11.09	11.87	16.46	1.19	8.78	11.2	3.75	61.98	1.51	1.18	0.08	156	16.1	17.0	14.5	1.7	31.8	989

Northwest Bancshares, Inc.	Warren, PA	NWBI	7,827	11.73	11.21	20.29	0.82	5.87	7.1	3.45	65.02	1.20	1.85	0.42	136	18.1	20.8	19.2	4.0	228.2	1,222
Northwest Bancshares, Inc. Ranking out of 21:			7	6	16	2	17	18	17	17	15	16	18	20	17	6	5	3	2	2	9

¹	Nonperforming assets are defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.
²	Price / Last Twelve Months’ Earnings Per Share < 4.0x and > 40.0x marked as not meaningful (“NM”).

LNB Bancorp Net Present Value Analysis. Sandler O’Neill performed an analysis that estimated the present value of LNB Bancorp through December 31, 2019. Sandler O’Neill based the analysis on LNB Bancorp’s projected earnings and dividend streams as derived from the internal financial projections provided by LNB Bancorp management for the years ending December 31, 2014 through 2017, and an estimated long-term annual growth rate for the years thereafter as discussed with the senior management of LNB Bancorp.

To approximate the terminal value of LNB Bancorp’s common stock at December 31, 2019, Sandler O’Neill applied price to forward earnings multiples ranging from 11.0x to 16.0x and multiples of tangible book value ranging from 80% to 180%. The cash flows and terminal values were then discounted to present values using different discount rates ranging from 10.00% to 16.00%, which were assumed deviations upward and downward, as selected by Sandler O’Neill based on the LNB Bancorp discount rate of 12.87% as determined by Sandler O’Neill. The discount rate was determined by adding the normalized 20 Year Treasury Bond rate (4.00%, equal to the 20 Year Normalized Treasury Yield as calculated by Duff & Phelps), the Duff & Phelps 2014 Valuation Handbook equity risk premium (5.00%) and the Duff & Phelps 2014 Valuation Handbook size premium (3.87%). This analysis resulted in the following reference ranges of indicated per share values for LNB Bancorp’s common stock:

Earnings Per Share Multiples

Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
10.00%	$10.79	$11.66	$12.54	$13.41	$14.28	$15.15
11.00%	$10.31	$11.14	$11.97	$12.80	$13.63	$14.47
12.00%	$9.86	$10.65	$11.44	$12.23	$13.03	$13.82
13.00%	$9.43	$10.18	$10.94	$11.70	$12.45	$13.21
14.00%	$9.02	$9.74	$10.46	$11.18	$11.91	$12.63
15.00%	$8.63	$9.32	$10.01	$10.70	$11.39	$12.08
16.00%	$8.27	$8.92	$9.58	$10.24	$10.90	$11.56

Tangible Book Value Per Share Multiples

Discount Rate	80%	100%	120%	140%	160%	180%
10.00%	$7.98	$9.67	$11.36	$13.05	$14.74	$16.43
11.00%	$7.63	$9.24	$10.85	$12.47	$14.08	$15.69
12.00%	$7.30	$8.84	$10.37	$11.91	$13.45	$14.99
13.00%	$6.99	$8.45	$9.92	$11.39	$12.85	$14.32
14.00%	$6.69	$8.09	$9.49	$10.89	$12.29	$13.69
15.00%	$6.41	$7.74	$9.08	$10.42	$11.76	$13.10
16.00%	$6.14	$7.42	$8.70	$9.97	$11.25	$12.53

Sandler O’Neill also considered and discussed with the LNB Bancorp board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming LNB Bancorp’s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for LNB Bancorp’s common stock, using a discount rate of 12.87%:

Earnings Per Share Multiples

Annual Budget Variance	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x
(25.0%)	$7.39	$7.96	$8.53	$9.10	$9.67	$10.24
(20.0%)	$7.81	$8.42	$9.02	$9.63	$10.24	$10.85
(15.0%)	$8.23	$8.87	$9.52	$10.17	$10.81	$11.46
(10.0%)	$8.64	$9.33	$10.01	$10.70	$11.38	$12.07
(5.0%)	$9.06	$9.79	$10.51	$11.23	$11.95	$12.68
0.0%	$9.48	$10.24	$11.00	$11.76	$12.52	$13.29
5.0%	$9.90	$10.70	$11.50	$12.30	$13.10	$13.89
10.0%	$10.32	$11.15	$11.99	$12.83	$13.67	$14.50
15.0%	$10.74	$11.61	$12.49	$13.36	$14.24	$15.11
20.0%	$11.15	$12.07	$12.98	$13.89	$14.81	$15.72
25.0%	$11.57	$12.52	$13.48	$14.43	$15.38	$16.33

Northwest Bancshares Net Present Value Analysis. Sandler O’Neill performed an analysis that estimated the present value of Northwest Bancshares through December 31, 2019. Sandler O’Neill based the analysis on publicly available median analyst earnings estimates for Northwest Bancshares for the years ending December 31, 2014 through December 31, 2016, and various estimated annual growth rates for the years thereafter.

To approximate the terminal value of Northwest Bancshares’ common stock at December 31, 2019, Sandler O’Neill applied price to forward earnings multiples of 12.0x to 22.0x and multiples of tangible book value ranging from 135% to 210%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.00% to 15.00%, which were assumed deviations upward and downward, as selected by Sandler O’Neill based on the Northwest Bancshares discount rate of 10.98% as determined by Sandler O’Neill. The discount rate was determined by adding the normalized 20 Year Treasury Bond rate (4.00%, equal to the 20 Year Normalized Treasury Yield as calculated by Duff & Phelps), the Duff & Phelps 2014 Valuation Handbook equity risk premium (5.00%) and the Duff & Phelps 2014 Valuation Handbook size premium (1.98%). This analysis resulted in the following reference ranges of indicated per share values for Northwest Bancshares’ common stock:

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
9.00%	$8.78	$9.81	$10.85	$11.88	$12.92	$13.95
10.00%	$8.42	$9.40	$10.39	$11.38	$12.36	$13.35
11.00%	$8.08	$9.02	$9.96	$10.90	$11.84	$12.78
12.00%	$7.75	$8.65	$9.55	$10.44	$11.34	$12.24
13.00%	$7.45	$8.30	$9.16	$10.01	$10.87	$11.73
14.00%	$7.15	$7.97	$8.79	$9.61	$10.42	$11.24
15.00%	$6.88	$7.66	$8.44	$9.22	$10.00	$10.78

Tangible Book Value Per Share Multiples

Discount Rate	135%	150%	165%	180%	195%	210%
9.00%	$10.98	$11.93	$12.87	$13.81	$14.75	$15.69
10.00%	$10.52	$11.42	$12.31	$13.21	$14.11	$15.01
11.00%	$10.08	$10.94	$11.79	$12.65	$13.50	$14.36
12.00%	$9.66	$10.48	$11.30	$12.11	$12.93	$13.74
13.00%	$9.27	$10.05	$10.83	$11.60	$12.38	$13.16
14.00%	$8.89	$9.64	$10.38	$11.12	$11.87	$12.61
15.00%	$8.54	$9.25	$9.96	$10.67	$11.38	$12.09

Sandler O’Neill also considered and discussed with the LNB Bancorp board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Northwest Bancshares’ net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for Northwest Bancshares’ common stock, using a discount rate of 10.98%:

Earnings Per Share Multiples

Annual Budget Variance	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
(25.0%)	$6.67	$7.38	$8.08	$8.79	$9.49	$10.20
(20.0%)	$6.95	$7.71	$8.46	$9.21	$9.97	$10.72
(15.0%)	$7.24	$8.04	$8.84	$9.64	$10.44	$11.24
(10.0%)	$7.52	$8.37	$9.21	$10.06	$10.91	$11.75
(5.0%)	$7.80	$8.69	$9.59	$10.48	$11.38	$12.27
0.0%	$8.08	$9.02	$9.97	$10.91	$11.85	$12.79
5.0%	$8.37	$9.35	$10.34	$11.33	$12.32	$13.31
10.0%	$8.65	$9.68	$10.72	$11.75	$12.79	$13.82
15.0%	$8.93	$10.01	$11.09	$12.18	$13.26	$14.34
20.0%	$9.21	$10.34	$11.47	$12.60	$13.73	$14.86
25.0%	$9.49	$10.67	$11.85	$13.02	$14.20	$15.38

Pro Forma Net Present Value Analysis. Sandler O’Neill also performed an analysis that estimated the present value of Northwest Bancshares pro forma for the acquisition of LNB Bancorp (“PF Northwest Bancshares”) through December 31, 2019. Sandler O’Neill based the analysis on the aforementioned stand-alone projected earnings for LNB Bancorp and Northwest Bancshares and pro forma financial impact of the Merger on Northwest Bancshares based on assumptions as determined by the senior management of Northwest Bancshares.

To approximate the terminal value of PF Northwest Bancshares’ common stock at December 31, 2019, Sandler O’Neill applied price to forward earnings multiples of 12.0x to 22.0x and multiples of tangible book value ranging from 135% to 210%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 9.00% to 15.00%, which were assumed deviations upward and downward, as selected by Sandler O’Neill based on the PF Northwest Bancshares discount rate of 10.98% as determined by Sandler O’Neill. The discount rate is determined by adding the normalized 20 Year Treasury Bond rate (4.00%, equal to the 20 Year Normalized Treasury Yield as calculated by Duff & Phelps), the Duff & Phelps 2014 Valuation Handbook equity risk premium (5.00%) and the Duff & Phelps 2014 Valuation Handbook size premium (1.98%). This analysis resulted in the following reference ranges of indicated per share values for PF Northwest Bancshares’ common stock:

Earnings Per Share Multiples

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
9.00%	$10.00	$11.24	$12.48	$13.73	$14.97	$16.21
10.00%	$9.58	$10.76	$11.95	$13.13	$14.32	$15.50
11.00%	$9.18	$10.31	$11.44	$12.57	$13.70	$14.83
12.00%	$8.81	$9.89	$10.96	$12.04	$13.12	$14.20
13.00%	$8.45	$9.48	$10.51	$11.54	$12.57	$13.60
14.00%	$8.11	$9.10	$10.08	$11.06	$12.04	$13.03
15.00%	$7.79	$8.73	$9.67	$10.61	$11.55	$12.49

Tangible Book Value Per Share Multiples

Discount Rate	135%	150%	165%	180%	195%	210%
9.00%	$10.94	$11.88	$12.82	$13.76	$14.70	$15.64
10.00%	$10.48	$11.37	$12.27	$13.16	$14.06	$14.95
11.00%	$10.04	$10.89	$11.74	$12.60	$13.45	$14.31
12.00%	$9.62	$10.44	$11.25	$12.06	$12.88	$13.69
13.00%	$9.23	$10.00	$10.78	$11.56	$12.34	$13.11
14.00%	$8.85	$9.60	$10.34	$11.08	$11.82	$12.56
15.00%	$8.50	$9.21	$9.92	$10.63	$11.33	$12.04

Sandler O’Neill also considered and discussed with the LNB Bancorp board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming PF Northwest Bancshares’ net income varied from 25% above projections to 25% below projections. This analysis resulted in the following reference ranges of indicated per share values for PF Northwest Bancshares’ common stock, using a discount rate of 10.98%:

Earnings Per Share Multiples

Annual Budget Variance	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
(25.0%)	$7.49	$8.34	$9.19	$10.04	$10.89	$11.74
(20.0%)	$7.83	$8.74	$9.64	$10.55	$11.45	$12.36
(15.0%)	$8.17	$9.13	$10.10	$11.06	$12.02	$12.98
(10.0%)	$8.51	$9.53	$10.55	$11.57	$12.58	$13.60
(5.0%)	$8.85	$9.93	$11.00	$12.08	$13.15	$14.22
0.0%	$9.19	$10.32	$11.45	$12.58	$13.72	$14.85
5.0%	$9.53	$10.72	$11.91	$13.09	$14.28	$15.47
10.0%	$9.87	$11.11	$12.36	$13.60	$14.85	$16.09
15.0%	$10.21	$11.51	$12.81	$14.11	$15.41	$16.71
20.0%	$10.55	$11.91	$13.26	$14.62	$15.98	$17.33
25.0%	$10.89	$12.30	$13.72	$15.13	$16.54	$17.96

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed two sets of comparable mergers and acquisitions. The first set of mergers and acquisitions included 17 transactions announced from January 1, 2013 through December 9, 2014 in which the targets were Midwest commercial bank and thrift institutions having an announced transaction value between $50 and $400 million. Sandler O’Neill deemed these transactions to be similar to the proposed LNB Bancorp and Northwest Bancshares combination. Sandler O’Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months’ earnings per share, transaction price to next twelve months’ earnings per share, core deposit premium and one-day market premium. As illustrated in the following table, Sandler O’Neill compared the proposed Merger multiples to the median multiples of these comparable transactions.

					Transaction Information							Seller Information
						Price/				Core Deposit	1-Day Market
					Deal	LTM	Est.	Book				Total	TCE/	LTM	Res./	NPAs/
				Annc.	Value	Earnings¹	EPS	Value	TBV	Premium	Premium	Assets	TA	ROAA	Loans	Assets²
Acquiror	St	Target	St	Date	($mm)	(x)	(x)	(%)	(%)	(%)	(%)	($mm)	(%)	(%)	(%)	(%)
MidWestOne Financial Grp Inc.	IA	Central Bancshares Inc.	MN	11/21/14	135.1	15.1	—	172	174	6.1	—	1,172.2	6.6	1.19	1.73	2.51
Heartland Financial USA Inc.	IA	Cmnty Banc-Corp Sheboygan Inc	WI	10/23/14	52.0	5.6	—	180	191	6.6	—	520.1	5.2	1.74	2.56	2.15
BB&T Corp.	NC	Bank of Kentucky Finl Corp.	KY	09/08/14	367.4	17.4	18.4	190	216	13.6	31.2	1,857.8	9.2	1.14	1.28	1.64
Peoples Bancorp Inc.	OH	NB&T Financial Group Inc.	OH	08/04/14	104.4	22.6	—	143	152	6.9	44.2	652.2	10.3	0.69	0.95	1.41
Old National Bancorp	IN	Founders Financial Corp.	MI	07/28/14	88.2	17.7	—	213	213	15.4	—	465.6	8.7	1.12	1.16	1.03
First Midwest Bancorp Inc.	IL	Great Lakes Fncl Resources Inc	IL	07/08/14	60.8	19.1	—	120	138	3.6	—	581.5	7.7	0.53	3.44	2.80
Old National Bancorp	IN	LSB Financial Corp.	IN	06/04/14	67.3	27.3	—	159	159	10.0	47.6	366.1	11.3	0.67	2.44	1.59
Simmons First National Corp.	AR	Liberty Bancshares Inc.	MO	05/28/14	206.9	13.2	—	204	212	13.4	—	1,062.3	9.2	1.48	1.39	1.08
Auto Club Insurance Assn.	MI	National Bancorp Inc.	IL	03/20/14	52.0	4.2	—	113	117	2.2	—	465.7	9.5	2.62	1.64	4.09
Chemical Financial Corp.	MI	Northwestern Bancorp	MI	03/11/14	120.0	NM	19.9	174	179	7.4	—	873.8	7.6	(0.97)	3.25	6.15
Old National Bancorp	IN	United Bancorp Inc.	MI	01/08/14	170.5	25.8	—	208	208	12.7	75.7	918.8	8.7	0.85	3.37	2.79
Huntington Bancshares Inc.	OH	Camco Financial Corp.	OH	10/10/13	98.1	7.5	—	121	121	6.0	49.3	756.8	8.7	1.30	1.84	5.16
Old National Bancorp	IN	Tower Financial Corp.	IN	09/10/13	108.0	15.9	16.1	175	175	9.8	47.0	680.9	9.0	1.03	1.76	2.22
Mercantile Bank Corp.	MI	Firstbank Corp.	MI	08/15/13	154.5	13.9	13.1	116	160	5.6	14.2	1,457.0	6.8	0.80	2.07	2.48
Heartland Financial USA Inc.	IA	Morrill Bancshares Inc.	KS	06/12/13	61.5	11.0	—	102	125	2.3	—	752.3	6.6	0.78	1.12	0.48
First Merchants Corp.	IN	CFS Bancorp Inc.	IN	05/13/13	114.7	19.8	25.0	101	101	0.2	13.8	1,146.4	9.8	0.50	1.81	4.89
F.N.B. Corp.	PA	PVF Capital Corp.	OH	02/19/13	109.6	22.8	34.2	141	141	6.9	62.7	781.8	9.6	0.62	2.52	4.73
				High	367.4	27.3	34.2	213	216	15.4	75.7	1,857.8	11.3	2.62	3.44	6.15
				Low	52.0	4.2	13.1	101	101	0.2	13.8	366.1	5.2	(0.97)	0.95	0.48
				Mean	121.8	16.2	21.1	155	164	7.6	42.8	853.6	8.5	0.95	2.02	2.78
				Median	108.0	16.6	19.2	159	160	6.9	47.0	756.8	8.7	0.85	1.81	2.48

¹	Price / Last Twelve Months’ Earnings Per Share < 4.0x and > 40.0x marked as not meaningful (“NM”)
²	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned

The second set of mergers and acquisitions included 42 transactions announced from January 1, 2013 through December 9, 2014 in which the targets were nationwide commercial bank and thrifts having an announced transaction value between $50 and $400 million and target last twelve months’ return on average assets between 0.3% and 0.8%. Sandler O’Neill deemed these transactions to be similar to the proposed LNB Bancorp and Northwest Bancshares combination. Sandler O’Neill reviewed the following multiples: transaction price to book value, transaction price to tangible book value, transaction price to last twelve months’ earnings per share, transaction price to next twelve months’ earnings per share, core deposit premium and one-day market premium. As illustrated in the following table, Sandler O’Neill compared the proposed Merger multiples to the median multiples of these comparable transactions.

					Transaction Information							Seller Information
Acquiror	St	Target	St	Annc. Date	Deal Value ($mm)	Price/				Core Deposit Premium (%)	1-Day Market Premium (%)	Total Assets ($mm)	TCE/ TA (%)	LTM ROAA (%)	Res./ Loans (%)	NPAs/ Assets² (%)
						LTM Earnings¹ (x)	Est. EPS (x)	Book Value (%)	TBV (%)
IBERIABANK Corp.	LA	Georgia Commerce Bancshares	GA	12/08/14	194.8	36.3	—	192	209	14.6	—	1,005.1	9.4	0.59	0.98	1.89
BNC Bancorp	NC	Valley Financial Corp.	VA	11/17/14	101.2	15.9	15.7	173	173	7.5	54.0	857.3	6.7	0.75	1.08	2.09
Berkshire Hills Bancorp Inc.	MA	Hampden Bancorp Inc.	MA	11/04/14	114.5	25.2	—	135	135	6.0	23.6	705.7	12.1	0.64	1.12	1.48
Pacific Premier Bancorp	CA	Independence Bank	CA	10/22/14	71.2	22.4	—	139	142	8.5	9.1	408.0	11.3	0.80	1.24	0.95
SKBHC Holdings LLC	WA	Greater Sacramento Bancorp	CA	10/15/14	59.8	21.4	—	153	153	7.8	26.0	467.9	8.1	0.59	1.49	0.77
HomeStreet Inc.	WA	Simplicity Bancorp Inc	CA	09/29/14	132.9	24.7	23.4	96	98	(0.0)	7.1	879.2	15.2	0.62	0.63	1.99
Ford Financial Fund II L.P.	TX	Mechanics Bank	CA	09/25/14	338.0	27.7	—	164	164	7.8	61.9	3,303.4	9.6	0.57	2.04	2.02
Stonegate Bank	FL	Community Bank of Broward	FL	08/25/14	61.2	20.5	—	151	151	5.9	—	487.5	8.3	0.62	1.49	7.24
Independent Bank Corp.	MA	Peoples Federal Bancshares Inc	MA	08/05/14	130.6	NM	NM	123	123	7.3	11.9	606.2	17.1	0.35	0.81	0.30
Peoples Bancorp Inc.	OH	NB&T Financial Group Inc.	OH	08/04/14	104.4	22.6	—	143	152	6.9	44.2	652.2	10.3	0.69	0.95	1.41
First Midwest Bancorp Inc.	IL	Great Lakes Fncl Resources Inc	IL	07/08/14	60.8	19.1	—	120	138	3.6	—	581.5	7.7	0.53	3.44	2.80
BNC Bancorp	NC	Harbor Bank Group Inc.	SC	06/05/14	51.6	23.3	—	156	156	9.2	—	305.9	10.8	0.78	1.60	1.39
Old National Bancorp	IN	LSB Financial Corp.	IN	06/04/14	67.3	27.3	—	159	159	10.0	47.6	366.1	11.3	0.67	2.44	1.59
CU Bancorp	CA	1st Enterprise Bank	CA	06/03/14	104.3	19.0	17.0	173	173	7.8	13.5	775.9	7.1	0.76	1.27	0.57
Valley National Bancorp	NJ	1st United Bancorp Inc.	FL	05/08/14	312.8	36.1	23.4	127	178	11.5	18.5	1,738.4	10.0	0.47	0.87	1.71
Bryn Mawr Bank Corp.	PA	Continental Bank Holdings Inc	PA	05/05/14	108.8	NM	—	175	175	13.2	—	658.6	6.9	0.41	1.27	1.49
Southside Bancshares Inc.	TX	OmniAmerican Bancorp Inc.	TX	04/29/14	313.9	NM	32.5	147	147	15.7	16.1	1,391.3	14.9	0.48	0.77	0.95
Seacoast Banking Corp. of FL	FL	BANKshares Inc.	FL	04/24/14	76.5	23.0	—	58	138	4.6	—	674.1	9.3	0.50	1.53	2.28
CB Financial Services Inc.	PA	FedFirst Financial Corp.	PA	04/14/14	55.0	25.2	—	104	107	2.4	14.3	319.0	15.9	0.73	1.22	1.54
CBFH Inc.	TX	MC Bancshares Inc.	TX	03/17/14	56.4	36.7	—	188	188	13.7	—	279.8	8.0	0.62	0.96	0.00
CVB Financial Corp.	CA	American Security Bank	CA	02/18/14	57.0	28.8	—	104	133	4.5	—	412.3	10.7	0.71	1.45	2.01
IBERIABANK Corp.	LA	First Private Holdings Inc.	TX	02/11/14	64.0	NM	—	200	200	15.7	—	357.4	9.0	0.42	0.46	0.00
First Interstate BancSystem	MT	Mountain West Financial Corp.	MT	02/10/14	73.2	15.7	—	114	121	3.2	27.4	646.5	9.0	0.70	3.00	2.89
Yadkin Financial Corporation	NC	VantageSouth Bancshares	NC	01/27/14	298.8	NM	16.9	127	147	7.4	5.2	2,045.8	7.7	0.37	0.52	1.23
HomeTrust Bancshares Inc.	NC	Jefferson Bancshares Inc.	TN	01/23/14	51.2	28.6	—	99	101	(0.3)	22.5	498.6	10.5	0.35	1.56	3.46
TriCo Bancshares	CA	North Valley Bancorp	CA	01/21/14	178.9	NM	25.6	188	188	11.9	36.8	912.4	10.4	0.36	1.83	2.47
Provident Financial Services	NJ	Team Capital Bank	PA	12/20/13	124.4	19.2	—	191	191	9.7	—	949.2	6.9	0.71	1.52	0.86
WSFS Financial Corp.	DE	First Wyoming Financial Corp.	DE	11/25/13	64.8	28.0	—	130	130	7.1	—	307.7	16.2	0.80	3.41	4.26
Rockville Financial Inc.	CT	United Financial Bancorp	MA	11/15/13	370.7	NM	19.6	120	140	7.2	14.8	2,490.7	10.6	0.37	0.72	0.76
Heritage Oaks Bancorp	CA	Mission Community Bancorp	CA	10/21/13	56.0	18.5	—	135	145	6.8	36.2	447.0	7.8	0.62	1.69	2.28
East West Bancorp Inc.	CA	MetroCorp Bancshares Inc.	TX	09/18/13	273.0	23.9	23.9	154	167	11.9	34.7	1,585.8	10.4	0.75	1.85	1.74
Cardinal Financial Corp.	VA	United Financial Banking Co.	VA	09/09/13	53.2	NM	—	196	196	10.6	—	334.0	7.9	0.32	1.63	0.51
Prosperity Bancshares Inc.	TX	F & M Bancorp. Inc.	OK	08/29/13	243.9	16.0	—	185	185	7.2	—	2,436.7	5.4	0.67	1.25	0.56
Mercantile Bank Corp.	MI	Firstbank Corp.	MI	08/15/13	154.5	13.9	13.1	116	160	5.6	14.2	1,457.0	6.8	0.80	2.07	2.48
Home BancShares Inc.	AR	Liberty Bancshares Inc	AR	06/25/13	280.0	12.7	—	106	162	6.8	—	2,853.1	6.3	0.79	1.87	3.39
Heartland Financial USA Inc.	IA	Morrill Bancshares Inc.	KS	06/12/13	61.5	11.0	—	102	125	2.3	—	752.3	6.6	0.78	1.12	0.48
First Merchants Corp.	IN	CFS Bancorp Inc.	IN	05/13/13	114.7	19.8	25.0	101	101	0.2	13.8	1,146.4	9.8	0.50	1.81	4.89
Provident New York Bancorp	NY	Sterling Bancorp	NY	04/04/13	343.1	17.1	15.4	150	168	8.1	10.9	2,750.8	7.5	0.78	1.26	0.49
CBFH Inc.	TX	VB Texas Inc.	TX	03/28/13	76.8	17.1	—	91	100	NM	—	605.6	12.8	0.76	1.16	0.35
SI Financial Group Inc.	CT	Newport Bancorp Inc.	RI	03/05/13	63.9	38.2	NM	116	116	4.1	6.5	449.4	11.8	0.34	1.12	1.17
F.N.B. Corp.	PA	PVF Capital Corp.	OH	02/19/13	109.6	22.8	34.2	141	141	6.9	62.7	781.8	9.6	0.62	2.52	4.73
Renasant Corp.	MS	First M&F Corp.	MS	02/07/13	121.0	23.3	16.1	121	127	2.1	49.0	1,601.7	6.0	0.44	1.76	3.49
				High	370.7	38.2	34.2	200	209	15.7	62.7	3,303.4	17.1	0.80	3.44	7.24
				Low	51.2	11.0	13.1	58	98	(0.3)	5.2	279.8	5.4	0.32	0.46	0.00
				Mean	136.9	23.0	21.6	140	150	7.4	26.2	1,006.8	9.8	0.60	1.49	1.88
				Median	104.4	22.7	21.5	137	149	7.2	20.5	689.9	9.5	0.62	1.36	1.56

¹	Price / Last Twelve Months’ Earnings Per Share < 4.0x and > 40.0x marked as not meaningful (“NM”)
²	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the Merger, assuming the following: (1) the Merger is completed in the second quarter of 2015; (2) merger consideration of 50% cash / 50% stock, subject to shareholder election, with $18.70 for those receiving cash and a fixed exchange ratio of 1.461x for those receiving stock; (3) all of LNB Bancorp’s outstanding and unexercised options will be cashed out by Northwest Bancshares at closing; (4) purchase accounting marks including $17.6 million gross credit mark, $8.0 million interest rate mark amortized over four years, $2.2 million AOCI mark amortized over 4.5 years, $1.8 million time deposits mark accreted over 2.0 years, $0.5 million borrowings mark accreted over 3.0 years, and a one-time gain of $1.4 million on VISA shares (approximate value based on 17,068 VISA shares held by LNB Bancorp, at $0 book value, and an assumed conversion ratio of 0.4121x); (5) cost savings of LNB Bancorp’s projected operating expenses of 32% of LNB Bancorp’s noninterest expense annually, of which 75% will be realized in 2015 and 100% in 2016 and thereafter; (6) approximately $16.4 million in pre-tax transaction costs and expenses; (7) LNB Bancorp’s performance was calculated in accordance with internal financial estimates for LNB Bancorp for the years ending December 31, 2014 through December 31, 2017 as provided by senior management of LNB Bancorp and an estimated long-term annual growth rate for the years thereafter as discussed with the senior management of LNB Bancorp; (8) Northwest Bancshares’ performance was calculated with publicly available median analyst earnings estimate for Northwest Bancshares for the years ending December 31, 2014 through December 31, 2016, and various estimated annual growth rates for the years thereafter; and (9) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full years 2015 and 2016, the Merger (excluding transaction expenses) would be accretive to Northwest Bancshares’ projected earnings per share and would be accretive to tangible book value per share by 2020. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Compensation and Other Relationships with LNB Bancorp. Sandler O’Neill has acted as financial advisor to the LNB Bancorp board of directors and senior management of LNB Bancorp and its subsidiaries in connection with the Merger. The LNB Bancorp board of directors and senior management of LNB Bancorp and its subsidiaries agreed to pay Sandler O’Neill a retainer fee of $50,000, a transaction fee based on aggregate consideration received, of which $250,000 was paid upon signing of the Merger Agreement, a fairness opinion fee of $150,000 which was paid upon delivery of Sandler O’Neill’s opinion, all of which will be credited to the transaction fee, and approximately $1.8 million, which is contingent upon completion of the Merger. LNB Bancorp has also agreed to indemnify Sandler O’Neill against certain liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its reasonable out-of-pocket expenses. Within the past two years, Sandler O’Neill provided general investment banking services to LNB Bancorp, as well as in connection with LNB Bancorp’s private placement of common shares in December 2013 and its related repurchase and redemption of its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series B, in January 2014, for which Sandler O’Neill was paid aggregate fees of $110,000.

Consideration to be Received in the Merger

Under the terms of the Merger Agreement, 50% of LNB Bancorp’s common stock will be converted into Northwest Bancshares common stock and the remaining 50% will be exchanged for cash. LNB Bancorp’s shareholders will have the option to elect to receive either 1.461 shares of Northwest Bancshares’ common stock or $18.70 in cash for each LNB Bancorp common share, subject to proration to ensure that in the aggregate 50% of LNB Bancorp’s common shares will be converted into Northwest Bancshares common stock. On December 15, 2014, which was the last trading date preceding the public announcement of the proposed Merger, Northwest Bancshares’ common stock price was $12.35, which, after giving effect to the 1.461 exchange ratio, has an implied value of approximately $18.04 per share. Based on this price with respect to the stock consideration, and the cash consideration of $18.70 per share, upon completion of the Merger, an LNB Bancorp shareholder who receives cash for 50% of his or her shares of common stock and receives stock for 50% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $18.37 per share. As of May 1, 2015, the most reasonably practicable date prior to the mailing of this Proxy Statement/Prospectus, Northwest Bancshares’ closing common stock price was $12.26, which, after giving effect to the 1.461 exchange ratio, has an implied value of approximately $17.91. Based on this price with respect to the stock consideration, and the cash consideration of $18.70 per share, upon completion of the Merger, an LNB Bancorp shareholder who receives cash for 50% of his or her shares of common stock and receives stock for 50% of his or her shares of common stock would receive total merger consideration with an implied value of approximately $18.31 per share.

If Northwest Bancshares effects or sets a record date for a stock split, stock dividend, recapitalization, reclassification or similar transaction with respect to its shares of common stock prior to the effective time of the Merger, then the exchange ratio will be adjusted proportionately.

LNB Bancorp shareholders will not receive fractional shares of Northwest Bancshares common stock. Instead, LNB Bancorp shareholders will receive a cash payment for any fractional shares in an amount equal to the product of (i) the fraction of a share of Northwest Bancshares common stock to which such shareholder is entitled multiplied by (ii) the average closing price of Northwest Bancshares common stock during the ten consecutive trading days immediately preceding the closing date of the Merger.

Treatment of LNB Bancorp, Inc. Stock Options

At the effective time of the Merger, each option to purchase shares of LNB Bancorp common stock will vest in full, will cease to represent an option to purchase LNB Bancorp common stock and will be converted automatically into the right to receive cash equal to the amount by which $18.70 exceeds the option exercise price.

Treatment of LNB Bancorp, Inc. Restricted Stock

At the effective time of the Merger, each outstanding LNB Bancorp restricted share will become fully vested and convert into the right to receive either 1.461 shares of Northwest Bancshares common stock or $18.70 in cash in the same manner as other shares of LNB Bancorp common stock.

Surrender of Stock Certificates

LNB Bancorp shareholders will receive instructions from the exchange agent on where to surrender their LNB Bancorp stock certificates after the Merger is completed. LNB Bancorp shareholders should not forward their LNB Bancorp stock certificates with their proxy cards.

Accounting Treatment of the Merger

In accordance with current accounting guidance, the Merger will be accounted for using the acquisition method. The result of this is that the recorded assets and liabilities of Northwest Bancshares will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and the assets and liabilities of LNB Bancorp will be adjusted to fair value at the date of the Merger. In addition, all identified intangible assets will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of Northwest Bancshares common stock to be issued to LNB Bancorp shareholders and option holders at fair value, exceeds the fair value of the net assets including identifiable intangibles of LNB Bancorp at the merger date, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of LNB Bancorp being included in the operating results of Northwest Bancshares beginning from the date of completion of the Merger.

Material Tax Consequences of the Merger

General. The following summary discusses the material anticipated U.S. federal income tax consequences of the Merger applicable to a holder of shares of LNB Bancorp common stock who surrenders all of the shareholder’s common stock for shares of Northwest Bancshares common stock and/or cash in the Merger. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. residents and citizens who hold their shares as capital assets for U.S. federal income tax purposes within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not cover all U.S. federal income tax consequences of the Merger and related transactions that may be relevant to holders of shares of LNB Bancorp common stock. This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons who hold their shares of LNB Bancorp common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, persons that are, or hold their shares of LNB Bancorp common stock through, partnerships or other pass-through entities, or persons who acquired their shares of LNB Bancorp common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the Merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the U.S. federal income tax consequences set forth below.

LNB Bancorp shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the Merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Opinion Conditions. It is a condition to the obligations of Northwest Bancshares and LNB Bancorp that each receive an opinion of counsel to the effect that the Merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code. Northwest Bancshares and LNB Bancorp both expect to be able to obtain the tax opinions if, as expected:

•	each of Northwest Bancshares and LNB Bancorp are able to deliver customary representations to their respective tax counsel; and

•	there is no adverse change in U.S. federal income tax law.

The opinions of each party’s tax counsel will not be binding on the IRS or any court.

In addition, in connection with the filing of the registration statement of which this Proxy Statement/Prospectus forms a part, Luse Gorman, PC, counsel to Northwest Bancshares, has delivered its opinion to Northwest Bancshares, dated as of the date of this Proxy Statement/Prospectus, and Calfee, counsel to LNB Bancorp, has delivered its opinion to LNB Bancorp, dated as of the date of this Proxy Statement/Prospectus, that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Such opinions have been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinions and factual representations contained in certificates of officers of Northwest Bancshares and LNB Bancorp, all of which must continue to be true and accurate in all material respects as of the effective time of the Merger.

If any of the representations delivered by Northwest Bancshares or LNB Bancorp to counsel or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the Merger could be adversely affected. The determination by tax counsel as to whether the proposed Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed Merger. The federal income tax consequences of the Merger to an LNB Bancorp shareholder will depend primarily on whether a shareholder exchanges the shareholder’s LNB Bancorp common stock solely for Northwest Bancshares common stock, solely for cash or for a combination of Northwest Bancshares common stock and cash, as more fully described below.

Exchange Solely for Northwest Bancshares Common Stock. No gain or loss will be recognized by an LNB Bancorp shareholder who receives solely shares of Northwest Bancshares common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of LNB Bancorp common stock. The tax basis of the shares of Northwest Bancshares common stock received by an LNB Bancorp shareholder in such exchange will be equal (except for the basis attributable to any fractional shares of Northwest Bancshares common stock, as discussed below) to the basis of the LNB Bancorp common stock surrendered in exchange for the Northwest Bancshares common stock. The holding period of the Northwest Bancshares common stock received will include the holding period of shares of LNB Bancorp common stock surrendered in exchange for the Northwest Bancshares common stock, provided that such shares were held as capital assets of the LNB Bancorp shareholder at the effective time of the Merger.

Exchange Solely for Cash. An LNB Bancorp shareholder who receives solely cash in exchange for all of his or her shares of LNB Bancorp common stock (and is not treated as constructively owning Northwest Bancshares common stock after the Merger under the circumstances referred to below under “—Possible Dividend Treatment”) will recognize a gain or loss, for federal income tax purposes, equal to the difference between the cash received and such shareholder’s tax basis in the LNB Bancorp common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the LNB Bancorp shareholder at the effective time of the Merger. Such gain or loss will be long-term capital gain or loss if the LNB Bancorp shareholder’s holding period is more than one year at the effective time of the Merger. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

Exchange for Northwest Bancshares Common Stock and Cash. An LNB Bancorp shareholder who receives a combination of Northwest Bancshares common stock and cash in exchange for his or her LNB Bancorp common stock will not be permitted to recognize any loss for federal income tax purposes. Such a shareholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction. The amount of gain an LNB Bancorp shareholder “realizes” will equal the amount by which (a) the cash plus the fair market value of Northwest Bancshares common stock received at the effective time of the Merger exceeds (b) the shareholder’s basis in the LNB Bancorp common stock to be surrendered in the exchange for the cash and Northwest Bancshares common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of Northwest Bancshares common stock received by such LNB Bancorp shareholder will be the same as the basis of the shares of LNB Bancorp common stock surrendered in exchange for the shares of Northwest Bancshares common stock, adjusted as provided in Section 358(a) of the Internal Revenue Code for the gain recognized and/or cash received in exchange for LNB Bancorp common stock. If an LNB Bancorp shareholder purchased or acquired LNB Bancorp common stock on different dates or at different prices, then, solely for purposes of determining the basis of the Northwest Bancshares common stock received in the Merger, such shareholder may designate which share of Northwest Bancshares common stock is received in exchange for each particular share of LNB Bancorp common stock. The holding period for shares of Northwest Bancshares common stock received by such LNB Bancorp shareholder will include such shareholder’s holding period for the LNB Bancorp common stock surrendered in exchange for the Northwest Bancshares common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the Merger.

An LNB Bancorp shareholder’s federal income tax consequences will also depend on whether his or her shares of LNB Bancorp common stock were purchased at different times at different prices. If they were, the LNB Bancorp shareholder could realize gain with respect to some of the shares of LNB Bancorp common stock and loss with respect to other shares. Such LNB Bancorp shareholder would have to recognize such gain to the extent such shareholder receives cash with respect to those shares in which the shareholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the Merger of the Northwest

Bancshares common stock received, but could not recognize loss with respect to those shares in which the LNB Bancorp shareholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the Merger of the Northwest Bancshares common stock received. Any disallowed loss would be included in the adjusted basis of the Northwest Bancshares common stock. Such an LNB Bancorp shareholder is urged to consult his or her own tax advisor respecting the tax consequences of the Merger to that shareholder.

Possible Dividend Treatment. In certain circumstances, an LNB Bancorp shareholder who receives solely cash or a combination of cash and Northwest Bancshares common stock in the Merger may receive dividend income, rather than capital gain, treatment on all or a portion of the gain recognized by that shareholder if the receipt of cash “has the effect of the distribution of a dividend.” The determination of whether a cash payment has such effect is based on a comparison of the LNB Bancorp shareholder’s proportionate interest in Northwest Bancshares after the Merger with the proportionate interest the shareholder would have had if the shareholder had received solely Northwest Bancshares common stock in the Merger. This could happen because of the shareholder’s purchase (or the purchase by a family member) of additional Northwest Bancshares common stock or a repurchase of shares by Northwest Bancshares. For purposes of this comparison, the LNB Bancorp shareholder may be deemed to constructively own shares of Northwest Bancshares common stock held by certain members of the shareholder’s family or certain entities in which the shareholder has an ownership or beneficial interest and certain stock options may be aggregated with the shareholder’s shares of Northwest Bancshares common stock. The amount of the cash payment that may be treated as a dividend is limited to the shareholder’s ratable share of the accumulated earnings and profits of LNB Bancorp at the effective time of the Merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the shareholder’s shares were held as capital assets at the effective time of the Merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each LNB Bancorp shareholder, shareholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the Merger.

Cash in Lieu of Fractional Shares. An LNB Bancorp shareholder who holds LNB Bancorp common stock as a capital asset and who receives in the Merger, in exchange for such stock, solely Northwest Bancshares common stock and cash in lieu of a fractional share interest in Northwest Bancshares common stock will be treated as having received such cash in full payment for such fractional share of stock.

Backup Withholding. Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent shall be required to withhold, and will withhold, 28% of any cash payments to which an LNB Bancorp shareholder is entitled pursuant to the Merger, unless the LNB Bancorp shareholder signs the substitute IRS Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the LNB Bancorp shareholder’s taxpayer identification number, and certification necessary to avoid backup withholding.

Tax Treatment of the Entities. No gain or loss will be recognized by Northwest Bancshares or LNB Bancorp as a result of the Merger.

Regulatory Matters Relating to the Merger

Completion of the Merger is subject to the receipt of all required approvals and consents from regulatory authorities. The Merger is subject to approval by the FDIC, the Department and the Federal Reserve. Northwest Bancshares has received all required regulatory approvals.

Bank Merger. The bank merger is subject to the approval of the FDIC under the Bank Merger Act and the Department under applicable Pennsylvania law. In granting its approval under the Bank Merger Act, the FDIC must consider the financial and managerial resources and future prospects of the existing and resulting institutions, the convenience and needs of the communities to be served, competitive factors, any risk to the stability of the United States banking or financial system and the effectiveness of the institutions involved in combating money laundering activities. The Department follows criteria similar to those used by the FDIC.

Holding Company Merger. The merger of LNB Bancorp with and into Northwest Bancshares, with Northwest Bancshares as the surviving savings and loan holding company, requires the approval or non-objection of the Federal Reserve. The Federal Reserve will consider factors such as financial and managerial resources, future prospects, the convenience and needs of the community and competitive factors.

Anti-Competitive Matters. In addition, a period of 15 to 30 days must expire following approval by the FDIC before the Merger can be completed, within which period the United States Department of Justice may file objections to the Merger under the federal antitrust laws. While Northwest Bancshares and LNB Bancorp believe that the likelihood of objection to the Merger by the Department of Justice is remote, there can be no assurance that the Department of Justice will not initiate proceedings to block the Merger, or that the Attorney General of the Commonwealth of Pennsylvania will not challenge the Merger, or if any proceeding is instituted or challenge is made, what the result of such challenge or proceeding would be.

The Merger cannot proceed in the absence of the requisite regulatory approvals. See “—Conditions to Completing the Merger” and “—Terminating the Merger Agreement.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include, for example, review of the Merger from the standpoint of the adequacy of the merger consideration. Furthermore, regulatory approvals do not constitute an endorsement or recommendation with respect to the Merger.

Interests of Certain Persons in the Merger that are Different from Yours

In considering the recommendation of the board of directors of LNB Bancorp that you vote to approve the Merger Agreement, you should be aware that some of LNB Bancorp’s officers and directors have employment and other compensation agreements or economic interests in the Merger that are different from, or in addition to, your interests as LNB Bancorp shareholders generally. The LNB Bancorp board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending to the shareholders that the Merger Agreement and the Merger be approved.

Share Ownership. On the record date for the LNB Bancorp special meeting, LNB Bancorp’s directors and officers beneficially owned, in the aggregate, 716,929 shares of LNB Bancorp’s common stock (not including shares that may be acquired upon the exercise of stock options), representing approximately 7.42% of the outstanding shares of LNB Bancorp common stock.

Stock Options. Under the terms of the Merger Agreement, outstanding and unexercised options to purchase shares of LNB Bancorp common stock granted under the LNB Bancorp Amended and Restated 2006 Stock Incentive Plan and certain options to purchase LNB Bancorp common stock granted outside of the LNB Bancorp Amended and Restated 2006 Stock Incentive Plan, whether or not vested or exercisable, will become fully vested as a result of the Merger, and will be exchanged for an amount of cash equal to the positive difference between $18.70 and the exercise price per share of such LNB Bancorp stock option multiplied by the number of shares subject to such LNB Bancorp stock option. The number of LNB Bancorp stock options with such a positive difference held by the executive officers and non-employee directors of LNB Bancorp as of the record date for the special meeting are as follows:

Executive/Director of LNB Bancorp	LNB Bancorp Stock Options (#)	Weighted-Average Exercise Price ($)
Daniel E. Klimas	148,333	12.75
James H. Nicholson	7,500	12.12
Michael Bickerton	12,000	11.03
Frank A. Soltis	21,917	11.34
Kevin W. Nelson	18,924	10.72
Gary J. Elek (1)	—	—
All non-employee directors as a group (10 persons)	—	—

(1)	Mr. Elek stepped down from his position as Chief Financial Officer of LNB Bancorp effective as of July 28, 2014 and retired as an employee of LNB Bancorp effective January 31, 2015.

Acceleration of Vesting of Restricted Stock Awards. Under the terms of the Merger Agreement, LNB Bancorp restricted stock awards that have not yet vested will become fully vested at the completion of the Merger. All restricted stock held by named executive officers at the time the Merger Agreement was entered into will be fully vested prior to the Merger effective time, except for 10,000 shares of restricted stock held by Michael Bickerton. Accordingly, no named executive officers or non-employee directors will hold shares of restricted stock at the effective time of the Merger, except for Mr. Bickerton. The vesting of Mr. Bickerton’s 10,000 shares of restricted stock will accelerate at the Merger effective time. No non-employee directors will vest in shares of restricted stock as the result of the Merger.

LNB Bancorp and Lorain National Bank Employment Agreement and Change in Control Supplemental Executive Compensation Agreements. LNB Bancorp and Lorain National Bank are parties to an employment agreement with their President and Chief Executive Officer, Daniel E. Klimas, providing for the following severance payment and benefits that may be triggered in the event of termination of employment within 24 months following the Merger:

•	the payment of Mr. Klimas’ highest base salary for a period of 24 months;

•	any bonuses earned through the date of termination but not paid, and a pro-rata portion of his bonus amount (defined as 50% of his base salary) based on the number of days employed in a year of 365 days and reduced by an executive bonus actually paid to Mr. Klimas for such fiscal year;

•	any accrued but unpaid vacation pay;

•	the payment of Mr. Klimas’ annual bonus for each remaining year of the employment agreement (but not less than 24 months) equal to not less than 50% of his base salary in effect on the date of termination; and

•	the same level of medical, dental, accident, disability and life insurance benefits and continuing education payments for a period of 24 months.

In addition, LNB Bancorp is a party to change in control supplemental executive compensation agreements (“change in control agreements”) with the remaining named executive officers, including Messrs. Nicholson, Bickerton, Soltis, Nelson and Elek, and with nine other senior officers. Pursuant to the terms of the change in control agreements, in the event of the executive’s involuntary termination without “cause” or voluntary resignation for “good reason” (as defined in the change in control agreements), occurring during the remaining term of the agreement, or within the 12 month period following a change in control, Lorain National Bank will provide the executive with the following severance benefits, subject to regulatory limitations:

•	a lump sum payment equal to 125% of the executive’s highest annual base salary, plus 125% of the executive’s highest annual incentive bonus earned during the last three completed fiscal years immediately preceding the date of termination of employment (or in the case of Messrs. Nicholson and Elek, a lump sum payment equal to 200% of his highest annual base salary and 125% of his highest annual bonus earned during such period, and in the case of another senior officer, a payment equal only to 18 months of base salary); plus

•	continued medical insurance benefits for a period ranging from 15 months to 24 months (depending on the amount of the severance payment) on substantially the same terms and conditions as existed before the executive’s termination, provided that one senior officer’s change in control agreement does not provide for continuing medical benefits.

Each change in control agreement also provides that the severance benefits provided thereunder when aggregated with other benefits and payments to which each executive would be entitled as a result of a change in control will be reduced, to the extent necessary, to avoid an excess parachute payment under Section 280G of the Internal Revenue Code.

Northwest Bancshares and LNB Bancorp have agreed that the employment agreement for Mr. Klimas and the change in control severance agreements for the named executive officers and other senior officers will be terminated at the Merger effective time and all amounts owed thereunder will be paid in a lump sum, in cash, at the effective time, subject to the condition that no amount will be paid that would result in the payment of an excess parachute payment.

The estimated cash severance payments which would be made to Mr. Klimas under his employment agreement and to Messrs. Nicholson, Bickerton, Soltis and Nelson under their change in control agreements in connection with the Merger would be $1,200,000, $496,000, $375,000, $291,250 and $285,000, respectively, which includes the estimated reductions necessary to avoid penalties under Internal Revenue Code Section 280G. The estimated cash severance payments that would be made to Mr. Elek under his change in control agreement in connection with the Merger would be $0, as he voluntarily retired from his employment with LNB Bancorp as of January 31, 2015. The estimated cash severance payment to the other senior officers is, in the aggregate, approximately $1,757,500.

Continued Employment Offer to Certain LNB Bancorp Named Executive Officers. Northwest Bank has offered continued employment to Mr. Daniel E. Klimas to assume the title of Regional President and market leader for Northwest Bank’s Ohio franchise. As Regional President and market leader of Northwest Bank’s Ohio franchise, Mr. Klimas will earn a base salary of $250,000 and will be entitled to participate in all other Northwest Bank employee plans available to similarly situated officers.

Supplemental Executive Retirement Agreement. LNB Bancorp entered into a supplemental executive retirement agreement with Daniel E. Klimas in March 2013. Under the agreement, Mr. Klimas is entitled to a monthly supplemental retirement benefit of $13,217, that is payable for a period of seven years upon his termination following attainment of his normal retirement age of 65. The annual benefit is increased by a three percent cost of living adjustment after the first year of payment. In the event of his termination of employment before age 65, he is entitled to receive the retirement benefit, reduced by two percent for each full year by which the separation from service precedes the date of his normal retirement age. However, in the event Mr. Klimas is terminated within two years after a change in control (as defined in the agreement), Mr. Klimas will be entitled to a lump sum payment in the amount equal to the unpaid present value of the retirement benefits (without reduction), calculated assuming a three percent increase in payments each year after the first year. Following execution of the Merger Agreement, the parties agreed that Mr. Klimas’ supplemental executive retirement agreement will be terminated at the effective time and the payment thereunder will be accelerated and made in a lump sum at the effective time, without regard to his termination of employment.

Assuming the Merger occurred on March 31, 2015, and Mr. Klimas received a payment at the effective time under his agreement, the estimated accrued benefit payable to Mr. Klimas under his supplemental executive retirement agreement would have been $1,111,033.

Merger-Related Executive Compensation for LNB Bancorp’s Named Executive Officers. The following table and related footnotes provide information about the compensation to be paid to LNB Bancorp’s named executive officers that is based on or otherwise relates to the Merger (the “Merger-Related Executive Compensation”). The Merger-Related Executive Compensation shown in the table and described in the footnotes below is subject to an advisory (non-binding) vote of LNB Bancorp shareholders as more fully described in the section entitled “Proposal 2—Merger-Related Executive Compensation” on page 97.

The table below sets forth the aggregate dollar value of the various elements of Merger-Related Executive Compensation that each named executive officer of LNB Bancorp would receive that is based on or otherwise relates to the Merger, assuming the estimated effective time of the Merger was March 31, 2015.

As a result of the foregoing assumptions, the actual amounts received by a named executive officer may materially differ from the amounts set forth below.

Merger-Related Executive Compensation

Executive	Cash ($) (1)	Equity ($) (2)	Pension/NQDC ($) (3)	Perquisites/ Benefits ($) (4)	Tax Reimbursement ($)	Other ($)	Total ($)
Daniel E. Klimas	1,200,000	881,947	1,111,033	50,880	—	—	3,243,860
James H. Nicholson	496,000	49,350	—	30,000	—	—	575,350
Michael Bickerton	375,000	266,340	—	18,750	—	—	660,090
Frank A. Soltis	291,250	161,346	—	18,750	—	—	471,346
Kevin W. Nelson	285,000	151,098	—	18,750	—	—	454,848
Gary J. Elek (5)	—	—	—	—	—	—	—

(1)	The amount in this column represents the cash payments that will be made to Daniel E. Klimas in connection with the termination of his employment agreement with LNB Bancorp and Lorain National Bank and to each of Messrs. Nicholson, Bickerton, Soltis, Nelson and Elek in connection with the termination of their change in control supplemental executive compensation agreements with Lorain National Bank, subject to adjustment/cutback pursuant to Section 280G of the Internal Revenue Code, to the extent necessary.
(2)	The amounts in this column represent, with respect to LNB Bancorp stock options, the total number of outstanding stock options held by such person which will be exchanged for the cash merger consideration multiplied by the difference between the per share cash merger consideration of $18.70 and the applicable per share exercise price of such stock options. All restricted stock held by the Named Executive Officers has fully vested prior to the effective time of the Merger and is not represented in this column, except for 10,000 shares of restricted stock held by Mr. Michael Bickerton. The total value of the accelerated vesting of Mr. Bickerton’s outstanding restricted stock is based on a per share price of $17.43, which represents the average closing market price of the LNB Bancorp common stock over the first five business days following the public announcement of the Merger on December 15, 2014 as required by Securities and Exchange Commission rules.
(3)

The amount reflected in this column reflects the present value of the benefit that would be payable to Mr. Daniel E. Klimas on the termination of his supplemental executive retirement agreement and payment of the benefit to Mr. Klimas in a lump sum at the effective time of the Merger. Of this amount, $151,990 reflects the enhanced value that would be payable to Mr. Klimas if his employment terminated on the effective date of the Merger over the present value of his benefit if he voluntarily terminated his employment on such date absent the occurrence of the Merger.
(4)	The amounts in this column represent: (i) with respect to Mr. Klimas, the total amount of the continuing medical, dental, accident, disability and life insurance benefits and continuing education payments payable in the event of his termination of employment within 24 months after the Merger; and (ii) with respect to the other named executive officers, the total amount of the continuing medical insurance benefits payable in the event of a termination of employment within 12 months after the Merger.
(5)	Mr. Elek retired from employment with LNB Bancorp effective January 31, 2015 and will not be entitled to any additional compensation as the result of the Merger.

Appointment to Northwest Bancshares’ and Northwest Bank’s Boards. One member of the board of directors of LNB Bancorp will be appointed to the boards of directors of Northwest Bancshares and Northwest Bank.

Advisory Board. In accordance with the Merger Agreement, Northwest Bank will invite all members of the LNB Bancorp board of directors as of the date of the Merger Agreement to serve as paid members of an advisory board of Northwest Bank (provided, however, that the LNB Bancorp director who is appointed to the Northwest Bancshares and Northwest Bank boards of directors will not also be paid for his service on the advisory board). The function of the advisory board will be to advise Northwest Bank with respect to deposit and lending activities in Lorain National Bank’s former market area and to maintain and develop customer relationships. Northwest Bank intends to maintain the advisory board for a period of at least one year. Each member of the advisory board will receive annual cash compensation consistent with the customary compensation paid to members of Northwest Bank’s other advisory boards, which is a retainer of $150 per calendar quarter plus $200 per advisory board meeting attended, typically with six meetings scheduled per year.

Indemnification. Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, Northwest Bancshares has agreed that, following the effective time of the Merger, it will indemnify, defend and hold harmless each present and former officer or director of LNB Bancorp and its subsidiaries, including any individual who becomes an officer or director of LNB Bancorp or its subsidiaries prior to the closing of the Merger, against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities, judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, based in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of LNB Bancorp or any of its subsidiaries if such claim pertains to any matter of fact arising, existing or occurring at or before the closing of the Merger (including, without limitation, the Merger and other transactions contemplated by the Merger Agreement), to the fullest extent as would have been permitted by LNB Bancorp under LNB Bancorp’s articles of incorporation or bylaws, to the extent not prohibited by applicable law, regardless of whether such claim is asserted or claimed before or after the effective time of the Merger.

Directors’ and Officers’ Insurance. Northwest Bancshares has further agreed, for a period of six years after the effective time of the Merger, to maintain, or to cause Northwest Bank to maintain, the current directors’ and officers’ liability insurance policies covering the officers and directors of LNB Bancorp (provided, that Northwest Bancshares may substitute policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the effective time of the Merger. Northwest Bancshares is not required to spend, in the aggregate, more than 150% of the annual premiums currently paid by LNB Bancorp for its insurance coverage.

Employee Matters

Northwest Bancshares will review all compensation and benefit plans of LNB Bancorp and its subsidiaries to determine whether to maintain, terminate or continue such plans. If reasonably requested by Northwest Bancshares in writing no later than ten days before the closing date, and upon satisfaction by Northwest Bancshares of certain conditions in the Merger Agreement, LNB Bancorp will take steps to freeze or terminate any such compensation and benefit plan (other than the LNB Bancorp pension plan), provided that such plan can be terminated within such time frame prior to the closing. In the event employee compensation and/or benefits as currently provided by LNB Bancorp or any of its subsidiaries are changed or terminated by Northwest Bancshares, in whole or in part, a continuing employee will be able to participate in any Northwest Bancshares employee plan of similar character either immediately at closing or on the first entry date following closing. Employees of LNB Bancorp or Lorain National Bank who become participants in any similar Northwest Bancshares compensation and benefit plan shall, for purposes of determining eligibility for, and for any applicable vesting periods of, such employee benefits (but not for purposes of accruing or computing benefits) be given credit for service as an employee of LNB Bancorp or Lorain National Bank prior to the closing of the Merger, except that they will be treated as new employees for purposes of the Northwest Bancshares employee stock ownership plan, the Northwest Bancshares pension plan, the Northwest Bank holiday bonus plan, the Northwest Bancshares management bonus plan and any other Northwest Bancshares stock benefit plan. Continuing LNB Bancorp and Lorain National Bank employees will receive credit for years of service with LNB Bancorp or Lorain National Bank for purposes of determining leave days under Northwest Bank’s vacation, personal and sick leave policies, and/or for purposes of satisfying any waiting periods, actively-at-work requirements and evidence of insurability requirements. In the event of the termination of an LNB Bancorp health plan or consolidation of such plan with a Northwest Bancshares or Northwest Bank health plan, Northwest Bancshares will make available to continuing employees and their eligible dependents employer-provided health care coverage on the same basis as it provides such coverage to Northwest Bancshares employees. Northwest Bancshares will use commercially reasonable efforts to waive limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under Northwest Bancshares’ health and welfare plans for such continuing employees.

Pursuant to the terms of the Merger Agreement, if requested by Northwest Bancshares within 60 days prior to the Merger, LNB Bancorp will terminate the Lorain National Bank 401(k) Plan immediately prior to the effective time of the Merger. As soon as administratively practicable following the receipt of a favorable determination letter from the IRS regarding the qualified status of the plans, upon their termination, the account balances of all participants and beneficiaries in the plans will either be distributed or transferred to an eligible tax-qualified retirement plan or individual retirement account, as directed by the participant or beneficiary.

Any employee of Lorain National Bank, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement or severance program that provides a benefit on a termination of employment, whose employment is terminated involuntarily (other than for cause) within six months following the completion of the Merger, will receive a lump sum severance payment from Northwest Bank equal to two weeks’ pay at the rate then in effect, for each full year of employment with Lorain National Bank, subject to a minimum of four weeks and a maximum of 26 weeks, provided that such employee enters into a release of claims in a form satisfactory to Northwest Bancshares. Such Lorain National Bank employees will have the right to receive the same or substantially similar health coverage under the group health plans of Northwest Bank on the basis of the same employee contribution rate for the period for which the severance payments are made. In addition, nothing in the Merger Agreement shall limit the period of continued health care coverage that an employee would be entitled to under provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

Northwest Bancshares will establish a retention bonus pool of up to $375,000 in order to pay certain retention bonuses to selected employees of Lorain National Bank who remain employed with Northwest Bancshares or Northwest Bank for a period, as specified by Northwest Bancshares, of up to four months after the Merger closing date.

Operations of Northwest Bank after the Merger

The Merger Agreement provides for the merger of LNB Bancorp with and into Northwest Bancshares, with Northwest Bancshares as the surviving entity. Following the merger of LNB Bancorp with and into Northwest Bancshares, Northwest Bancshares intends to merge Lorain National Bank with and into Northwest Bank, with Northwest Bank as the surviving bank. The executive officers of Northwest Bank will remain the same following the Merger, and one director of Lorain National Bank will be added to the Northwest Bank board of directors.

Resale of Shares of Northwest Bancshares Common Stock

All shares of Northwest Bancshares common stock issued to LNB Bancorp’s shareholders, other than the LNB Bancorp director who becomes a director of Northwest Bancshares, in connection with the Merger will be freely transferable. This Proxy Statement/Prospectus does not cover any resales of the shares of Northwest Bancshares common stock to be received by LNB Bancorp’s shareholders upon completion of the Merger, and no person may use this Proxy Statement/Prospectus in connection with any resale.

Time of Completion

Unless the parties agree otherwise and unless the Merger Agreement has otherwise been terminated, the closing of the Merger will take place no later than 10 business days following the date on which all of the conditions to the Merger contained in the Merger Agreement are satisfied or waived. See “—Conditions to Completing the Merger.” On the closing date, to merge LNB Bancorp into Northwest Bancshares, Northwest Bancshares will file Articles of Merger with the Maryland Secretary of State and a Certificate of Merger with the Ohio Secretary of State. The Merger will become effective at the time stated in the Articles of Merger and the Certificate of Merger.

It is currently expected that the Merger will be completed during the third quarter of 2015. However, because completion of the Merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing of the completion of the Merger.

Conditions to Completing the Merger

Northwest Bancshares’ and LNB Bancorp’s obligations to consummate the Merger are conditioned on the following:

•	approval of the Merger Agreement by LNB Bancorp shareholders;

•	no party to the Merger Agreement shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental entity or bank regulator, that enjoins or prohibits the consummation of the transactions contemplated by the Merger Agreement;

•	receipt of all required regulatory approvals and the expiration of all statutory waiting periods;

•	the registration statement, of which this document forms a part, being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the receipt of all required state securities laws approvals; and

•	the additional shares of Northwest Bancshares common stock to be issued in the Merger are approved for listing on the Nasdaq Stock Market upon notice of issuance.

In addition, Northwest Bancshares’ obligations to consummate the Merger are conditioned on the following:

•	the representations and warranties of LNB Bancorp contained in the Merger Agreement shall be true and correct as of the closing date of the Merger (except to the extent such representations and warranties speak as of an earlier date), subject to the materiality standards in the Merger Agreement, and Northwest Bancshares shall have received a written certificate from LNB Bancorp’s Chief Executive Officer and its Chief Financial Officer to that effect;

•	LNB Bancorp shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants to be performed or complied with at or before the effective time of the Merger, and Northwest Bancshares shall have received a written certificate from LNB Bancorp’s Chief Executive Officer and its Chief Financial Officer to that effect;

•	LNB Bancorp and its subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect (as defined in the Merger Agreement) on either LNB Bancorp or Northwest Bancshares;

•	None of the regulatory approvals necessary to consummate the Merger and the transactions contemplated by the Merger Agreement includes any condition or requirement that would result in a “Burdensome Condition” (as defined below); and

•	Northwest Bancshares shall have received an opinion from its counsel, dated as of the closing date of the Merger, to the effect that the Merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code.

For purposes of the Merger Agreement, a “Burdensome Condition” is defined as any prohibition, limitation, or other requirement that would: (a) prohibit or materially limit the ownership or operation by Northwest Bancshares or any of its subsidiaries of all or any material portion of the business or assets of LNB Bancorp or any of its subsidiaries; (b) compel Northwest Bancshares or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of LNB Bancorp or any of its subsidiaries; (c) impose a material compliance burden, penalty or obligation on Northwest Bancshares or any of its subsidiaries resulting from noncompliance by LNB Bancorp with its regulatory obligations; or (d) otherwise materially impair the value of LNB Bancorp and its subsidiaries to Northwest Bancshares and its subsidiaries.

In addition, LNB Bancorp’s obligations to consummate the Merger are conditioned on the following:

•	the representations and warranties of Northwest Bancshares contained in the Merger Agreement shall be true and correct as of the closing date of the Merger (except to the extent such representations and warranties speak as of an earlier date), subject to the materiality standard provided in the Merger Agreement, and LNB Bancorp shall have received a written certificate from Northwest Bancshares’ Chief Executive Officer and its Chief Financial Officer to that effect;

•	Northwest Bancshares shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants to be performed or complied with at or before the effective time of the Merger, and LNB Bancorp shall have received a written certificate from Northwest Bancshares’ Chief Executive Officer and its Chief Financial Officer to that effect;

•	Northwest Bancshares and its subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on Northwest Bancshares;

•	Northwest Bancshares shall have delivered the merger consideration to the exchange agent, and the exchange agent shall have provided to LNB Bancorp a certificate evidencing such delivery; and

•	LNB Bancorp shall have received an opinion from its counsel, dated as of the closing date of the Merger, to the effect that the Merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code.

Northwest Bancshares and LNB Bancorp cannot guarantee that all of the conditions to the Merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

LNB Bancorp has agreed that, until completion of the Merger and unless permitted by Northwest Bancshares, neither LNB Bancorp nor its subsidiaries will:

General Business

•	conduct its business other than in the usual, regular and ordinary course of business;

•	fail to use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises;

•	take any action that would materially adversely affect its ability to perform its obligations under the Merger Agreement or its ability to consummate the transactions contemplated by the Merger Agreement;

•	adversely affect or delay the ability of Northwest Bancshares of LNB Bancorp to obtain regulatory approvals contemplated by the Merger Agreement or materially increase the time necessary to obtain such approvals;

•	adjust, split, combine or reclassify its capital stock;

•	pay any cash dividend, stock dividends or make any other distribution on its capital stock, other than the declaration and payment of a regular quarterly cash dividend of no more than $0.03 per share or dividends paid from its subsidiaries to LNB Bancorp;

•	issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of outstanding stock options or warrants or the vesting of previously granted awards of restricted stock;

Governing Documents

•	change or waive any provision of its articles of incorporation, charter, code of regulations or bylaws;

Contracts

•	enter into, amend in any material respect or terminate any material contract or agreement in excess of $100,000 except those specifically permitted by the Merger Agreement;

•	enter into, renew, extend or modify any transaction with an affiliate (other than a loan or deposit transaction);

•	enter into any hedging transaction;

•	undertake or enter into any lease or other contract in excess of $50,000 annually, or containing a financial commitment extending 12 months from the date of the Merger Agreement;

Branches/Merger

•	open or close any new branch or automated banking facility or file an application to do the same;

•	merge or consolidate LNB Bancorp or any of its subsidiaries with any other corporation; sell or lease all or any substantial portion of the assets or business of LNB Bancorp or any of its subsidiaries; make any acquisition of all or any substantial portion of the business or assets of any other entity other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement, in each case in the ordinary course of business consistent with past practice; enter into a purchase and assumption transaction with respect to deposits and liabilities; or permit the revocation or surrender of its certificate of authority to maintain, or file an application for the relocation of, an existing branch office;

Loans

•

other than pursuant to commitments issued prior to the date of the Merger Agreement, which have not expired and which have been disclosed to Northwest Bancshares and except for the renewal of existing lines of credit, make or acquire any loan or other credit facility (i) in a principal amount in excess of $3.0 million, (ii) in an amount in excess of $500,000 that is (a) unsecured or (b) undersecured by more than 20% of the amount advanced based on policy and not subject to an SBA guarantee, or (iii) for a one- to four-family residential real estate loan that is not eligible for sale in the secondary market to

Fannie Mae or Freddie Mac, without the prior consent of Northwest Bancshares, provided that Northwest Bancshares’ consent shall be deemed granted if Northwest Bancshares does not object within two business days of LNB Bancorp’s request to make such loan;

•	sell any participation in a loan (other than sales of loans secured by one- to four-family real estate, indirect automobile loans or SBA guarantee loans, in each case consistent with past practice) unless Northwest Bank has been given the first opportunity and reasonable time to purchase any loan participation being sold;

•	make any material change in policies in existence on the date of the Merger Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge-off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other banking policies except as may be required by changes in applicable law or regulations, accounting principles generally accepted in the United States of America (“GAAP”) or regulatory accounting principles, or by a bank regulator;

Employees

•	grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except: (i) as may be required by applicable law; (ii) pursuant to existing commitments disclosed to Northwest Bancshares; (iii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice; and (iv) the payment of bonuses for the year ended December 31, 2014, to the extent that such bonuses have been accrued in accordance with GAAP and provided that such bonuses are consistent with past practice. Neither LNB Bancorp nor Lorain National Bank shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $100,000; provided, however, that LNB Bancorp may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

•	enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•	except for the execution of the Merger Agreement and actions taken or which will be taken in accordance with the Merger Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

•	except for the execution of the Merger Agreement and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any LNB Bancorp benefit plan;

•	issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Northwest Bancshares and, to the extent relating to post-closing employment, benefit or compensation information without the prior consent of Northwest Bancshares (which shall not be unreasonably withheld), or issue any broadly distributed communication of a general nature to customers without the prior approval of Northwest Bancshares (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated by the Merger Agreement;

Settling Claims

•	pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages not in excess of $100,000 individually or $250,000 in the aggregate, or with regard to a settlement exceeding $100,000 individually or $250,000 in the aggregate, where the settlement thereof is fully covered by insurance, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting LNB Bancorp’s business or operations;

Foreclosures

•	foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment of the property indicates the presence of materials of environmental concern in violation of environmental laws and regulations;

Investments

•	purchase any equity securities or purchase any security for its investment portfolio inconsistent with LNB Bancorp’s or Lorain National Bank’s current investment policy, other than investments in Federal Home Loan Bank stock required under applicable law or regulations;

•	purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practice (other than liabilities that relate solely to accruals with respect to loss contingencies);

Capital Expenditures

•	other than as disclosed to Northwest Bancshares, pursuant to binding commitments existing as of the date of the Merger Agreement or expenditures necessary to maintain existing assets in good repair, make any capital expenditures in excess of $50,000 individually, or $250,000 in the aggregate;

Accounting

•	change its method of accounting, except as required by changes in generally accepted accounting principles or regulatory accounting principles or by any bank regulator responsible for regulating LNB Bancorp;

Merger Agreement

•	take any action that would result in any of its representations and warranties under the Merger Agreement becoming untrue or in the conditions to the Merger not being satisfied, in each case except as may be required by applicable law;

•	take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code; or

Other Agreements

•	agree or commit to do any of the foregoing actions.

Northwest Bancshares has agreed that, until the completion of the Merger and unless permitted by LNB Bancorp, it will not voluntarily take any action that would:

•	adversely affect or delay the ability of Northwest Bancshares and LNB Bancorp to obtain regulatory approvals contemplated by the Merger Agreement or materially increase the time necessary to obtain such approvals;

•	materially adversely affect its ability to perform its covenants and agreements under the Agreement; or

•	result in any of its representations and warranties under the Merger Agreement becoming untrue or in the conditions to the Merger not being satisfied.

Additional Covenants of LNB Bancorp and Northwest Bancshares in the Merger Agreement

Agreement Not to Solicit Other Proposals. LNB Bancorp and its subsidiaries, and their officers, directors, employees, representatives, affiliates and other agents have agreed not to: (1) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes or could reasonably be expected to lead to, an acquisition proposal by a third party; (2) participate in discussions or negotiations regarding an acquisition proposal; (3) release any person from provisions of, waive, or fail to enforce any confidentiality agreement or standstill agreement to which LNB Bancorp is a party; or (4) enter into any agreement that constitutes an acquisition proposal.

An acquisition proposal is a proposal that could lead to the following transactions:

•	any merger, consolidation, recapitalization, share exchange, liquidation, dissolution, or other similar transaction involving LNB Bancorp or its subsidiaries and representing, in the aggregate, 25% or more of LNB Bancorp’s consolidated assets;

•	any sale, lease or other disposition of assets of LNB Bancorp or its subsidiaries and representing, in the aggregate, 25% or more of LNB Bancorp’s consolidated assets;

•	any issuance, sale, or disposition of securities representing 25% or more of the voting power of LNB Bancorp capital stock in the election of directors;

•	any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of LNB Bancorp; or

•	any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

Despite the agreement of LNB Bancorp not to solicit other acquisition proposals, LNB Bancorp may generally negotiate or have discussions with, or provide information to, a third party who makes a bona fide unsolicited written acquisition proposal prior to the LNB Bancorp shareholders meeting to vote on the Merger Agreement, provided that the LNB Bancorp board of directors determines in its good faith, after consultation with its outside legal counsel and independent financial advisor, that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, meaning that it is reasonably likely to result in a transaction more favorable to the LNB Bancorp shareholders from a financial point of view than the Merger.

If LNB Bancorp receives an acquisition proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, LNB Bancorp must promptly notify Northwest Bancshares (and in any event within 24 hours) of the receipt of the acquisition proposal or information request and provide Northwest Bancshares with information about the third party and its proposal or information request.

Certain Other Covenants. The Merger Agreement also contains other agreements relating to the conduct of Northwest Bancshares and LNB Bancorp before consummation of the Merger, including the following:

•	LNB Bancorp will cause one or more of its representatives to confer with representatives of Northwest Bancshares to inform Northwest Bancshares regarding LNB Bancorp’s operations at such times as Northwest Bancshares may reasonably request;

•	each party will meet with the other party on a regular basis to discuss and plan for the conversion of LNB Bancorp’s data processing and related electronic information systems;

•	LNB Bancorp will provide Northwest Bancshares information regarding nonperforming assets and other information related to loans;

•	LNB Bancorp will permit Northwest Bancshares reasonable access to LNB Bancorp’s property, books and records in which Northwest Bancshares may have a reasonable interest;

•	LNB Bancorp will promptly provide Northwest Bancshares with a copy of all documents LNB Bancorp files with its banking regulators;

•	Northwest Bancshares and LNB Bancorp will use their commercially reasonable efforts to obtain all necessary consents and approvals of third parties necessary to complete the Merger and related transactions;

•	Northwest Bancshares and LNB Bancorp will use all reasonable efforts to take all actions necessary to consummate the Merger and the transactions contemplated by the Merger Agreement;

•	Northwest Bancshares will file a registration statement, of which this Proxy Statement/Prospectus forms a part, with the Securities and Exchange Commission registering the shares of Northwest Bancshares common stock to be issued in the Merger to LNB Bancorp shareholders;

•	LNB Bancorp will take all actions necessary to convene a meeting of its shareholders to vote on the Merger Agreement and the Merger. LNB Bancorp’s board of directors will recommend at its shareholders meeting that the shareholders vote to approve the Merger Agreement and the Merger and will use commercially reasonable efforts to solicit shareholders’ approval. However, the LNB Bancorp board of directors may fail to make such recommendation or change or withdraw its recommendation if LNB Bancorp’s board of directors, after consultation with and consideration of the advice of its financial and legal advisors, determines, in good faith, that making such a recommendation would result in a violation of its fiduciary duties under applicable law;

•	Northwest Bancshares will not, from the date of the Merger Agreement to the closing of the Merger, enter into an agreement to acquire another depository institution, without the prior written consent of LNB Bancorp;

•	before completion of the Merger, Northwest Bancshares will notify The NASDAQ Global Select Market of the additional shares of Northwest Bancshares common stock that Northwest Bancshares will issue in exchange for shares of LNB Bancorp common stock; and

•	if requested by Northwest Bancshares, LNB Bancorp will terminate its 401(k) plan immediately prior to the effective date.

Representations and Warranties Made by Northwest Bancshares and LNB Bancorp in the Merger Agreement

Northwest Bancshares and LNB Bancorp have made certain customary representations and warranties to each other in the Merger Agreement relating to their businesses. For information on these representations and warranties, please refer to the Merger Agreement, attached as Appendix A. Generally, the representations and warranties must be true in all material respects through the completion of the Merger unless the change does not have a material adverse effect on the party’s business, financial condition or results of operations. See “—Conditions to Completing the Merger.”

The representations and warranties contained in the Merger Agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by Northwest Bancshares or LNB Bancorp, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purpose of allocating risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality that differ from the standard of materiality that an investor may apply when reviewing statements of factual information.

Each of Northwest Bancshares and LNB Bancorp has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization, including total outstanding shares and classes of stock;

•	authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the Merger or the bank merger;

•	governmental filings and consents necessary to complete the Merger;

•	the timely filing of regulatory reports;

•	financial statements and internal controls;

•	tax matters;

•	the absence of any event or action that would, or reasonably be expected to, constitute a material adverse effect since December 31, 2013;

•	real and personal property;

•	insurance matters;

•	legal proceedings;

•	compliance with applicable laws;

•	employee matters and benefit plans;

•	brokers or financial advisor fees;

•	environmental liabilities;

•	loan portfolio matters;

•	derivative instruments and transactions;

•	the inapplicability of antitakeover provisions in organizational documents; and

•	trust accounts.

In addition, LNB Bancorp has made other representations and warranties about itself to Northwest Bancshares as to:

•	matters relating to certain contracts;

•	investment securities;

•	related party transactions;

•	deposits;

•	required shareholders’ vote to approve the Merger Agreement;

•	securities registration obligations;

•	the receipt of a fairness opinion from its financial advisor; and

•	intellectual property.

The representations and warranties of each of Northwest Bancshares and LNB Bancorp will expire upon the effective time of the Merger.

Terminating the Merger Agreement

The Merger Agreement may be terminated at any time before the completion of the Merger, either before or after approval of the Merger Agreement by LNB Bancorp or Northwest Bancshares shareholders, as follows:

•	by the mutual written consent of Northwest Bancshares and LNB Bancorp;

•	by either party, if there has been a material breach of any of the representations and warranties set forth in the Merger Agreement by the other party, subject to the standard set forth in the Merger Agreement, which breach cannot be cured prior to the termination date, described below, or has not been cured within 30 days after the giving of written notice of the breach to the other party;

•	by either party, if there has been a material failure to perform or comply with any of the covenants or agreements set forth in the Merger Agreement by the other party, which failure cannot be cured prior to the termination date or has not been cured within 30 days after the giving of written notice of such failure to the other party;

•	by either party, if the Merger has not been consummated by September 30, 2015, unless the failure to complete the Merger by that time was due to such party’s material breach of any representation, warranty, covenant or other agreement provided in the Merger Agreement, provided that this date shall be extended to December 31, 2015 if the inability to complete the Merger is solely due to delay in receiving required regulatory approvals;

•	by either party, if the shareholders of LNB Bancorp have voted at the LNB Bancorp shareholders meeting and the vote was not sufficient to approve the Merger Agreement or the Merger;

•	by either party, if a required regulatory approval, consent or waiver is denied or any governmental entity prohibits the consummation of the Merger or the transactions contemplated by the Merger Agreement;

•	by Northwest Bancshares if (a) LNB Bancorp has materially breached its obligations relating to an acquisition proposal by a third party or its obligations relating to the LNB Bancorp shareholders’ meeting, (b) the LNB Bancorp board of directors submits the Merger Agreement to its shareholders without a recommendation for approval, or (c) prior to the LNB Bancorp shareholders meeting, the LNB Bancorp board of directors approves or recommends the approval of a superior proposal and withdraws, qualifies or modifies its recommendation to the LNB Bancorp shareholders to vote in favor of the Merger Agreement and the Merger;

•	by Northwest Bancshares if LNB Bancorp has received a superior proposal and the board of directors of LNB Bancorp has entered into an agreement with respect to such proposal, terminated the Merger Agreement, withdrawn its recommendation of the Merger Agreement, has failed to make such recommendation or has modified or qualified its recommendation in an manner adverse to Northwest Bancshares; or

•	by LNB Bancorp if LNB Bancorp has received a superior proposal and the board of directors of LNB Bancorp has determined to accept such superior proposal.

Termination Fee

The Merger Agreement requires LNB Bancorp to pay Northwest Bancshares a fee of $7.3 million if the Merger Agreement is terminated in certain circumstances that involve a competing offer. Specifically, LNB Bancorp must pay the termination fee if Northwest Bancshares terminates the Merger Agreement as a result of a breach by LNB Bancorp of its covenant regarding the solicitation of competing offers or its obligation to call a shareholders’ meeting or if LNB Bancorp’s board of directors fails to recommend approval of the Merger or withdraws, qualifies, or revises its recommendation to approve the Merger.

LNB Bancorp also must pay the termination fee if (i) Northwest Bancshares terminates the Merger Agreement because LNB Bancorp has entered into an acquisition agreement with respect to a superior proposal,

(ii) LNB Bancorp terminates the Merger Agreement because it has accepted a superior proposal or (iii) LNB Bancorp enters into a definitive merger agreement within one year of Northwest Bancshares terminating the Merger Agreement due to LNB Bancorp’s willful breach of a representation, warranty or covenant or failure of LNB Bancorp’s shareholders to approve the Merger Agreement, after LNB Bancorp’s receipt of an acquisition proposal.

The Merger Agreement further requires Northwest Bancshares to pay LNB Bancorp a fee of $3.65 million if LNB Bancorp terminates the Merger Agreement because a required regulatory approval is denied solely due to regulatory concerns related to Northwest Bancshares and its subsidiaries.

Expenses

Each of Northwest Bancshares and LNB Bancorp will pay its own costs and expenses incurred in connection with the Merger. In the event of a termination of the Merger Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in the Merger Agreement, the breaching party will remain liable for any and all damages, costs and expenses, including all reasonable attorney’s fees sustained or incurred by the non-breaching party as a result thereof or in connection therewith or in connection with enforcing its rights under the Merger Agreement.

Changing the Terms of the Merger Agreement

Before the completion of the Merger, Northwest Bancshares and LNB Bancorp may agree to waive, amend or modify any provision of the Merger Agreement. However, after the vote by LNB Bancorp shareholders, Northwest Bancshares and LNB Bancorp may not make any amendment or modification that would reduce the amount or alter the kind of consideration to be received by LNB Bancorp’s shareholders under the terms of the Merger Agreement, without obtaining the further approval of such shareholders.

Financial Forecasts

LNB Bancorp does not as a matter of course publicly disclose internal management forecasts or projections as to future financial performance due to the unpredictability of the underlying assumptions and estimates. However, in connection with its confirmatory due diligence, Northwest Bancshares requested, and LNB Bancorp’s management provided, Northwest Bancshares and its financial advisors with certain non-public financial forecasts prepared by LNB Bancorp’s management for the quarter ending December 31, 2014 and the years ending December 31, 2015, 2016 and 2017.

Set forth below are the material financial forecasts that were provided by LNB Bancorp to Northwest Bancshares and to the financial advisors of LNB Bancorp and Northwest Bancshares:

Material Financial Forecasts Provided by LNB Bancorp

(all amounts are approximate)

	Quarter Ended December 31, 2014 (Forecast)	For the Years Ended December 31,
		2015	2016	2017
	(in thousands)
Selected Financial Condition Data (Average Balances):
Loans	$938,210	$967,319	$1,008,374	$1,051,986
Investment securities	226,535	234,464	243,842	254,815
Total assets	1,254,900	1,298,821	1,350,774	1,411,559
Deposits	1,068,922	1,105,352	1,146,273	1,194,974
Purchased funds (1)	51,383	53,181	55,309	57,798
Total liabilities	1,141,414	1,180,045	1,223,296	1,274,830
Shareholders’ equity	113,486	118,776	127,477	136,729

	Quarter Ended December 31, 2014 (Forecast)	For the Years Ended December 31,
		2015	2016	2017
	(in thousands)
Selected Operating Data:
Interest income	$11,137	$44,503	$47,430	$50,378
Interest expense	1,641	5,394	5,977	6,755

Net interest income	9,497	39,109	41,453	43,622
Provision for loan losses	900	2,902	2,773	2,472

Net interest income after provision for loan losses	8,597	36,207	38,680	41,150
Total non-interest income	3,509	13,777	14,472	15,008
Total non-interest expense	8,929	36,625	37,998	39,275

Income before income taxes	3,177	13,359	15,154	16,883
Income taxes	949	3,751	4,362	4,950

Net income	$2,228	$9,607	$10,792	$11,933

	For the Years Ended December 31,
	2014 (Forecast)		2015	2016	2017
Selected Ratios:
Return on average assets	0.63%		0.74%	0.80%	0.85%
Return on average equity	7.13%		8.09%	8.47%	8.73%
Net interest margin	3.22%		3.24%	3.30%	3.32%
Net interest spread	3.15	% (2)	3.18%	3.23%	3.26%
Earnings per share	$0.82		$0.99	$1.12	$1.23
Efficiency ratio	67.90	% (2)	68.51%	67.25%	66.33%

	Quarter Ended December 31, 2014 (Forecast)	At or For the Years Ended December 31,
		2015	2016	2017
Selected Ratios:
Dividend per common share	$0.01	$0.12	$0.19	$0.25
Tangible common equity ratio (consolidated)	7.51%	7.93%	8.29%	8.61%
Tier 1 leverage ratio (consolidated)	9.20%	9.53%	9.83%	10.09%
Risk weighted capital ratio (consolidated)	13.05%	13.48%	13.86%	14.19%
Allowance for loan losses as a percentage of total loans	1.86%	1.80%	1.75%	1.72%
Allowance for loan losses as a percentage of non-performing assets	91.57%	96.12%	100.40%	103.10%
Non-performing assets as a percentage of total loans	2.12%	1.95%	1.81%	1.71%
Effective tax rate	29.87%	28.08%	28.78%	29.32%

(1)	Includes federal funds borrowed, security repurchase agreements and Federal Home Loan Bank advances.
(2)	Ratio is for the quarter ended December 31, 2014.

The financial forecasts set forth above represent the projections prepared by LNB Bancorp in the ordinary course of business, which were subsequently delivered to Northwest Bancshares prior to the announcement of the Merger. At the time the financial forecasts were prepared, they represented the best good faith estimates and judgments of the management team of LNB Bancorp that prepared the forecasts. These financial forecasts cannot be relied on as necessarily predictive of actual future operating results, and no assurance can be given regarding future events. The projections represent LNB Bancorp’s independent forecasts. The financial forecasts were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or published guidelines of the Securities and Exchange Commission regarding forward-looking statements, and do not fully comply with GAAP. Neither LNB Bancorp nor Northwest Bancshares relied solely upon the projections disclosed above in determining whether to approve the Merger. LNB Bancorp engaged a financial advisor who utilized financial information for LNB Bancorp, as described in “—Opinion of LNB Bancorp’s Financial Advisors,” which was different in some respects from the financial forecasts disclosed in the tables above, including the use of publicly available financial and other information, such as stock trading information. In light of the foregoing, and considering that the LNB Bancorp shareholders’ meeting will be held several months after the financial forecasts were prepared, as well as the uncertainties inherent in any financial forecasts, readers are cautioned not to rely on these financial forecasts as a predictor of future operating results or otherwise.

The estimates and assumptions underlying the financial forecasts of LNB Bancorp involve assumptions and judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions. These estimates and assumptions may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, including those risk factors detailed in the sections entitled “Risk Factors” and “Caution About Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of LNB Bancorp and will be beyond the control of the combined company after the Merger. Estimates or projections of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. In addition, the financial forecasts prepared by LNB Bancorp represent its own evaluation of its future financial performance on a stand-alone basis, and without reference to transaction-related costs or benefits. Accordingly, actual results could vary materially from those presented in the financial forecasts, and actual value or future results could be significantly more or less favorable than what is suggested by the forecasts. The inclusion of these financial forecasts should not be interpreted as an indication that LNB Bancorp or Northwest Bancshares considers this information to be necessarily predictive of actual future results, and this information should not be relied on for that purpose. Northwest Bancshares and its management did not participate in preparing, and do not express any view on, the LNB Bancorp financial forecasts set forth above, or the assumptions underlying such financial forecasts.

The prospective financial information of LNB Bancorp included in this Proxy Statement/Prospectus has been prepared by, and is the responsibility of, the management team of LNB Bancorp. Neither LNB Bancorp’s auditors, nor any other independent registered public accounting firm, nor LNB Bancorp’s or Northwest Bancshares’ financial advisors have examined, compiled or performed any procedures with respect to these forecasts, nor have they expressed any opinion or any other form of assurance on this information or its achievability.

LNB Bancorp does not intend to disclose publicly any update or other revision to these forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events or changes in general economic or industry conditions, even in the event that any or all of the underlying assumptions are shown to be incorrect.

DESCRIPTION OF NORTHWEST BANCSHARES, INC. CAPITAL STOCK

The following summary describes the material terms of Northwest Bancshares’ capital stock and is subject to, and qualified by, Northwest Bancshares’ articles of incorporation and bylaws and applicable Maryland law. See “Where You Can Find More Information” as to how to obtain a copy of Northwest Bancshares’ articles of incorporation and bylaws.

General

Northwest Bancshares is currently authorized to issue 500,000,000 shares of common stock having a par value of $0.01 per share, and 50,000,000 shares of preferred stock having a par value of $0.01 per share. At April 22, 2015, 94,491,433 shares of common stock were outstanding. At that date, no preferred shares were outstanding.

Common Stock

Voting Rights. Holders of common stock of Northwest Bancshares have exclusive voting rights in Northwest Bancshares. They elect Northwest Bancshares’ board of directors and act on other matters that are required to be presented to them under Maryland law or that are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. However, any person who beneficially owns more than 10% of the then-outstanding shares of Northwest Bancshares’ common stock is not entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Northwest Bancshares issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of 80% of Northwest Bancshares’ outstanding common stock.

Dividends. Northwest Bancshares generally may pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business or (ii) its total assets exceed the sum of its liabilities and the amount needed, if Northwest Bancshares were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock of Northwest Bancshares are entitled to receive and share equally in dividends as may be declared by Northwest Bancshares’ board of directors out of funds legally available therefor. If Northwest Bancshares issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends. The payment of dividends by Northwest Bancshares is also subject to limitations that are imposed by federal law, regulation and policy.

The Federal Reserve has issued a policy statement providing that dividends should be paid only out of current earnings and only if the holding company’s prospective rate of earnings retention is consistent with its capital needs, asset quality and overall financial condition. Federal regulatory guidance also provides for prior regulatory consultation with respect to capital distributions in certain circumstances, such as where the holding company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the holding company’s overall rate or earnings retention is inconsistent with its capital needs and overall financial condition.

Liquidation. In the event of liquidation, dissolution or winding up of Northwest Bancshares, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), all of the assets of Northwest Bancshares available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Northwest Bancshares are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

Northwest Bancshares’ articles of incorporation authorizes its board of directors, without stockholder action, to issue preferred stock in one or more series and to establish the designations, dividend rates and rights, dissolution or liquidation rights, preferences, price and terms and conditions on which shares may be redeemed, terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in control of Northwest Bancshares.

Certain Articles of Incorporation and Bylaw Provisions Affecting Northwest Bancshares Common Stock

Northwest Bancshares’ articles of incorporation and bylaws contain several provisions that may make Northwest Bancshares a less attractive target for an acquisition of control by anyone who does not have the support of Northwest Bancshares’ board of directors. Such provisions include, among other things, the requirement of a supermajority vote of stockholders or directors to approve certain business combinations and other corporate actions, special procedural rules regarding nomination for election to the board of directors or the introduction of new business at meetings of stockholders, a staggered board of directors, and a vote limitation on shares owned in excess of 10% of Northwest Bancshares’ outstanding shares. The foregoing is qualified in its entirely by reference to Northwest Bancshares’ articles of incorporation and bylaws.

Restrictions on Ownership

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company such as Northwest Bancshares unless the Federal Reserve has been given 60 days’ prior written notice and has not disapproved the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquiror and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of Northwest Bancshares’ directors, or a determination by the regulator that the acquiror has the power, directly or indirectly, to exercise a controlling influence over the management or policies of Northwest Bancshares. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under Federal Reserve Board regulations where, as is the case with Northwest Bancshares, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve.

Transfer Agent and Registrar

The Transfer Agent and Registrar for Northwest Bancshares’ common stock is American Stock Transfer & Trust Company, LLC, New York, New York.

COMPARISON OF RIGHTS OF SHAREHOLDERS

The rights of stockholders of Northwest Bancshares are currently governed by Northwest Bancshares’ articles of incorporation and bylaws and by Maryland law. The rights of shareholders of LNB Bancorp are currently governed by LNB Bancorp’s amended articles of incorporation and amended code of regulations and by Ohio law. If the Merger is completed, LNB Bancorp shareholders who receive Northwest Bancshares common stock will become Northwest Bancshares stockholders and, as a result, their rights will be governed by Northwest Bancshares’ articles of incorporation and bylaws and Maryland law.

The following is a summary of the material differences between the rights of an LNB Bancorp shareholder and the rights of a Northwest Bancshares stockholder. This summary is not a complete statement of the differences between the rights of LNB Bancorp shareholders and the rights of Northwest Bancshares stockholders and is qualified in its entirety by reference to Maryland and Ohio law, to the articles of incorporation and bylaws of Northwest Bancshares, and to the amended articles of incorporation and amended code of regulations of LNB Bancorp. Copies of Northwest Bancshares’ articles of incorporation and bylaws are on file with the Securities and Exchange Commission. Copies of Northwest Bancshares’ articles of incorporation and bylaws are also available upon written request addressed to Corporate Secretary, Northwest Bancshares, Inc., 100 Liberty Street, Warren, Pennsylvania 16365-2353. Copies of LNB Bancorp’s amended articles of incorporation and amended code of regulations are on file with the Securities and Exchange Commission. Copies of LNB Bancorp’s amended articles of incorporation and amended code of regulations are also available upon written request addressed to Corporate Secretary, LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052.

Authorized Stock
Northwest Bancshares, Inc.	LNB Bancorp, Inc.

•    The articles of incorporation authorize 550,000,000 shares of capital stock, consisting of 500,000,000 shares of common stock, $0.01 par value, and 50,000,000 shares of preferred stock, $0.01 par value.

•    At April 22, 2015, there were 94,491,433 shares of Northwest Bancshares common stock issued and outstanding.

•    At April 22, 2015, there were no shares of preferred stock issued or outstanding.

•    The amended articles of incorporation authorize 16,000,000 shares of capital stock, consisting of 15,000,000 shares of common stock, $1.00 par value, and 1,000,000 shares of preferred stock, no par value.

•    At April 22, 2015, there were 9,657,715 shares of LNB Bancorp common stock issued and outstanding.

•    At April 22, 2015, there were no shares of voting preferred stock, series A issued or outstanding.

•    At of April 22, 2015, there were no shares of fixed rate cumulative perpetual preferred stock, series B issued or outstanding.

Voting Rights
Northwest Bancshares, Inc.	LNB Bancorp, Inc.

•    The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.

•    Each share of common stock is entitled to one vote. Beneficial owners of 10% or more of the outstanding stock are subject to voting limitations.

•    Holders of common stock may not cumulate their votes for the election of directors.

•    Stockholders do not have a preemptive right to acquire Northwest Bancshares’ issued shares.

•    The holders of the common shares exclusively possess all voting power, subject to the issuance of voting preferred shares by the board of directors.

•    Each share of common stock is entitled to one vote.

•    Holders of common shares may not cumulate their votes for the election of directors.

•    Shareholders do not have a preemptive right to acquire LNB Bancorp’s issued shares.

Required Vote for Authorization of Certain Actions
Northwest Bancshares, Inc.	LNB Bancorp, Inc.

•    At least 80% of the outstanding shares of voting stock must approve certain “business combinations” involving an “interested stockholder” or any affiliate of an “interested stockholder.” However, if a majority of directors not affiliated with the interested stockholder approves the business combination or certain pricing criteria are satisfied, a majority vote of the outstanding shares is sufficient to approve a business combination.

•    Chapter 1704 of the Ohio General Corporation Law restricts shareholders who, without the prior approval of the board of directors, become holders directly or indirectly of 10% or more of the voting power of an Ohio corporation, from certain transactions including mergers, consolidations, combinations or majority acquisitions, for at least three years.

•    LNB Bancorp’s amended code of regulations states that no business combination involving an interested shareholder can be effected without approval from the continuing directors and, if required by law, the affirmative vote of shareholders as mandated by Ohio law; or approval by a vote of at least three-fourths of the outstanding voting shares.

•    Additionally, LNB Bancorp’s amended code of regulations states that no business combination involving an interested shareholder can be effected without satisfaction of all the fair price conditions in the amended code of regulations; or approval by the continuing directors; or approval by a vote of at least two-thirds of the outstanding voting shares held by independent shareholders.

Dividends
Northwest Bancshares, Inc.	LNB Bancorp, Inc.

•    Holders of common stock are entitled, when declared by the Northwest Bancshares board of directors, to receive dividends, subject to the rights of holders of preferred stock.

•    Under Maryland law, no dividends, redemptions, stock repurchases or other distributions may be declared or paid if, after giving effect to the dividend, redemption, stock repurchase or other distribution, (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. The board of directors may base a determination regarding the legality of the declaration or payment of a distribution on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.

•    In addition, a Maryland corporation that would be prohibited from making a distribution because its assets would be less than the sum of its total liabilities and preferences of outstanding preferred stock may also make a distribution from the net earnings of the corporation for the fiscal year in which the distribution is made, the net earnings of the corporation for the preceding fiscal year, or the sum of the net earnings of the corporation for the preceding eight fiscal quarters.

•    Holders of common shares are entitled, when declared by the LNB Bancorp board of directors, to receive dividends, subject to the rights of holders of preferred shares.

•    Ohio law provides that dividends may be paid in cash, property or shares of a corporation’s capital stock.

•    Ohio law permits dividends to the extent they do not exceed the sum of the surplus of the corporation and the difference between (1) the reduction in surplus resulting from the immediate recognition of the transition obligation under Statement of Financial Accounting Standards No. 106 and (2) the aggregate amount of the transition obligation that would have been recognized as of the date of the declaration of the dividend if the corporation had elected to amortize its recognition of the transition obligation under Statement of Financial Accounting Standard No. 106. Additionally, no dividends shall be paid when the corporation is insolvent or there are reasonable grounds to believe that by such payment it would be rendered insolvent or when the payment would violate the rights of holders of another class of outstanding shares.

•    Under Ohio law, when any portion of a dividend of an Ohio corporation is paid out of capital surplus, the corporation must notify its shareholders as to the kind of surplus out of which it is paid.

Liquidation, Dissolution and Winding-up
Northwest Bancshares, Inc.	LNB Bancorp, Inc.

•    Under Maryland law, if a Maryland corporation is voluntarily dissolved and assets are available for distribution to stockholders, the directors or receiver may notify the stockholders to prove their interests within a specified time at least 60 days after the date of the notice. The notice shall be mailed to each stockholder at his address as it appears on the records of the corporation and published in the county in which the principal office of the corporation is located. The date of the notice is the later of the date of mailing or the date of first publication.

•    After the expiration of the time specified in the notice, the directors or receiver may distribute to each stockholder who has proved his interest his proportionate share of the assets, reserving the shares of those who have not proved their interests. Thereafter, the directors or receiver may incur reasonable expenses in locating the remaining stockholders and securing proof of interests from them and may charge the expenses against the funds undistributed at the time the expenses are incurred. From time to time, the directors or receiver may distribute a proportionate share to any stockholder who has proved his interest since the prior distribution.

•    No earlier than three years from the date of the original notice, the directors or receiver may distribute all surplus assets remaining under their control to those stockholders who have proved their interests and are entitled to distribution. After final distribution, the interest of any stockholder who has not proved his interest is forever barred and foreclosed.

•    Any assets remaining unclaimed 60 days after the final distribution is presumed abandoned and is to be reported to the abandoned property unit of the State Comptroller’s office.

•    The directors or receiver are released and discharged from all further liability in the matter on payment or delivery of all unclaimed assets to the abandoned property unit of the State Comptroller’s office.

•    Under Ohio law, if an Ohio corporation is voluntarily dissolved and assets are available for distribution to shareholders after paying or adequately providing for the payment of all known obligations of the corporation, the directors may distribute the remaining assets among the shareholders according to their respective rights and interests.

Stockholders’ Meetings
Northwest Bancshares, Inc.	LNB Bancorp, Inc.

•    Northwest Bancshares must deliver notice of the meeting to stockholders entitled to vote and, in the case of a special meeting, a description of its purpose, no fewer than 10 days and no more than 90 days before the meeting.

•    Special meetings may be called by the president, a majority of the board of directors, or the secretary following a written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

•    For purposes of determining stockholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than 10 days and not more than 90 days before the meeting.

•    The board of directors or any stockholder entitled to vote may nominate directors for election or propose new business.

•    To nominate a director or propose new business, stockholders must give written notice to the secretary of Northwest Bancshares not less than 80 days nor more than 90 days prior to the date of the applicable meeting of stockholders. However, if less than 90 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such written notice shall be delivered not later than the 10th day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made. Each notice given by a stockholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the stockholder making the nomination or proposal.

•    LNB Bancorp must deliver notice of the meeting to shareholders entitled to vote, no fewer than 10 days and no more than 60 days before the meeting.

•    Special meetings may be called by the registered holders of at least 25% of LNB Bancorp’s shares, or by the chairman of the board, the vice-chairman, the chief executive officer, the chief operating officer, or by the board of directors through a written request to the president or secretary of LNB Bancorp.

•    For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not earlier than the date the record date is established and not more than 60 days prior to the meeting.

•    The board of directors, acting as a majority, or any shareholder entitled to vote may nominate directors for election.

•    To nominate a director, shareholders must give written notice to the president or secretary of LNB Bancorp not less than 14 days nor more than 50 days prior to the meeting unless LNB Bancorp gives less than 21 days notice of the annual meeting, and then notice of nominations must be given no later than the seventh day after LNB Bancorp mails notice of the annual meeting to shareholders.

Action by Stockholders Without a Meeting
Northwest Bancshares, Inc.	LNB Bancorp, Inc.
• Any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting if unanimous written consent is given.	• Any action required or permitted to be taken at an annual or special meeting of stockholders may be taken without a meeting if unanimous written consent is given.

Board of Directors
Northwest Bancshares, Inc.	LNB Bancorp, Inc.

•    The bylaws provide that the number of directors shall be designated by the board of directors, provided that in no event shall the number of directors be less than as permitted by Maryland law.

•    The board of directors is divided into three classes as equal in number as reasonably possible and approximately one-third of the directors are elected at each annual meeting.

•    Vacancies on the board of directors may be filled by a vote of two-thirds of the remaining directors.

•    Directors may be removed only for cause by the affirmative vote of at least 80% of the outstanding shares entitled to vote at an annual or special meeting called for that purpose.

•    The code of regulations provide that the number of directors shall be designated by the board of directors, provided that in no event shall the number of directors be less than as permitted by Ohio law.

•    The board of directors is divided into three classes as equal in number as reasonably possible and approximately one-third of the directors are elected at each annual meeting.

•    Vacancies on the board of directors may be filled by a vote of a majority of the remaining directors.

•    Directors may be removed only for cause by the majority vote of the outstanding shares entitled to vote generally in the election of directors at an annual or special meeting called for that purpose.

Amendment of the Bylaws/Code of Regulations
Northwest Bancshares, Inc.	LNB Bancorp, Inc.
• The bylaws may be amended or repealed by either the approval of a majority of the board of directors or by the vote of 80% of the outstanding shares entitled to vote.

•    The code of regulations may be amended by the affirmative vote of the registered holders of a majority of the shares at a shareholder meeting or without a shareholder meeting, by the written consent of the registered holders of a majority of the shares.

•    For amendments regarding the board of directors (article IV of the code of regulations) and its meetings (article III of the code of regulations), an affirmative vote of the registered holders of three-fourths of the shares is required. However, if LNB Bancorp does not have an interested shareholder and such amendment is first approved by a majority vote of the whole board, or if LNB Bancorp has an interested shareholder and such amendment is first approved by two-thirds of the continuing directors, then articles III and IV may be amended using the normal procedure for amending the code of regulations, as described above.

Amendment of the Articles of Incorporation
Northwest Bancshares, Inc.	LNB Bancorp, Inc.

•    Amendments to the articles of incorporation must be approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions.

• LNB Bancorp’s articles of incorporation may be amended by the affirmative vote of two-thirds of the shares entitled to vote on the proposed amendment.

Control Share Statute
Northwest Bancshares, Inc.	LNB Bancorp, Inc.
• Northwest Bancshares has opted out of Maryland’s control share statute.

•    The Ohio control share acquisition provision prohibits a control share acquisition unless the shareholders of the corporation approve the acquisition by vote of the majority of the shares represented at a meeting and of a majority of disinterested shares represented at a meeting. LNB Bancorp has not opted out of this provision.

Limitations of Personal Liability of Officers and Directors and Indemnification
Northwest Bancshares, Inc.	LNB Bancorp, Inc.

•    Under Maryland law, directors’ and officers’ liability to the corporation or its stockholders for money damages may be expanded or limited, except that liability of a director or officer may not be limited: (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

•    Under Maryland law, a corporation may not indemnify a director or officer if it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty; or (ii) the director or officer actually received an improper personal benefit in money,

•    Ohio law provides that, with limited exceptions, a director may be held liable for monetary damages for acts or omissions as a director only if it is proven by clear and convincing evidence that the director undertook the act or omission with deliberate intent to cause injury to the corporation or with reckless disregard for its best interests.

•    LNB Bancorp’s amended code of regulations provides for indemnification of shareholders, directors, officers, employees and agents of LNB Bancorp for third-party claims and for claims by or in the right of the corporation to the fullest extent authorized or permitted by law. It also provides that, to the fullest extent authorized or permitted by law, an indemnified individual will generally be liable to LNB Bancorp or to any other person for actions or omissions in any capacity at the request of or on behalf of LNB Bancorp only if those actions or omissions amount to willful misconduct.

•    Ohio law provides that a corporation must indemnify a director, officer, employee or agent

Limitations of Personal Liability of Officers and Directors and Indemnification
Northwest Bancshares, Inc.	LNB Bancorp, Inc.

property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

•    Under Maryland law, a corporation may not indemnify a director or officer who has been adjudged liable in a suit by or in the right of the corporation or in which the director or officer was adjudged liable to the corporation or on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director is fairly and reasonably entitled to indemnification, even though the director did not meet the prescribed standard of conduct, was adjudged liable to the corporation or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. Except for a proceeding brought to enforce indemnification or where a resolution of the board of directors or an agreement approved by the board expressly provides otherwise, a corporation may not indemnify a director for a proceeding brought by the director against the corporation.

•    Northwest Bancshares indemnifies (1) its current and former directors and officers, to the fullest extent required or permitted by Maryland law, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents of Northwest Bancshares to such extent as authorized by the board of directors and permitted by law; provided, that, except as provided in section B of article 10 of Northwest Bancshares’ articles of incorporation with respect to proceedings to enforce rights to indemnification, Northwest Bancshares will indemnify any such indemnitee in connection with a proceeding (or part of a proceeding) initiated by such indemnitee only if such proceeding (or part of a proceeding) was authorized by the board of directors.

for expenses actually and reasonably incurred defending or settling (on the merits or otherwise) an action, suit or proceeding (including certain derivative suits) to the extent they have been successful on the merits or otherwise. A corporation may indemnify such persons for liability in such actions, suits or proceedings if the person acted in good faith and in a matter he or she believed to be in or not opposed to the best interest of the corporation, and with respect to a criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Indemnification in these situations may be made only if ordered by a court or authorized in each specific case upon a determination by the majority of disinterested directors, independent legal counsel or the shareholders that the appropriate standard has been met. No indemnification shall be made in respect of a claim against such person by or in the right of the corporation if the person is judged to be liable for negligence or misconduct in the performance of his duty to the corporation, except by court order.

Appraisal Rights
Northwest Bancshares, Inc.	LNB Bancorp, Inc.
• Northwest Bancshares has opted out of Maryland’s appraisal rights statute.	• Ohio law provides rights to seek appraisal of the fair value of shares in certain circumstances. LNB Bancorp has not opted out of this provision.

INFORMATION ABOUT NORTHWEST BANCSHARES

Northwest Bancshares, a Maryland corporation, is a savings and loan holding company headquartered in Warren, Pennsylvania that was incorporated and commenced operations in 2009. Northwest Bancshares’ common stock is listed on the NASDAQ Global Select Market under the symbol “NWBI.” Northwest Bancshares conducts its operations primarily through Northwest Bank, a Pennsylvania-chartered savings bank founded in 1896 with 162 community banking offices in Pennsylvania, New York, Ohio and Maryland and 51 consumer finance offices in Pennsylvania through its subsidiary, Northwest Consumer Discount Company. Northwest Bank also offers investment management and trust services and, through wholly-owned subsidiaries, actuarial and benefit plan administration services as well as property and casualty and employee benefit plan insurance. Northwest Bank’s principal lending activities include the origination of fixed-rate loans secured by first and second mortgages on owner-occupied, one- to four-family residences, shorter term consumer loans and commercial business and commercial real estate loans. Northwest Bank’s principal sources of funds are personal and business deposits, borrowed funds and the principal and interest payments on loans and marketable securities.

At December 31, 2014, Northwest Bancshares had total assets of $7.775 billion, total deposits of $5.633 billion and total stockholders’ equity of $1.063 billion.

Northwest Bancshares is headquartered at 100 Liberty Street, Warren, Pennsylvania 16365-2353, and its telephone number at that address is (814) 726-2140. Its website is www.northwestsavingsbank.com. Information contained on this website does not constitute part of and is not incorporated into this Proxy Statement/Prospectus.

Additional information about Northwest Bancshares and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See “Where You Can Find More Information.”

INFORMATION ABOUT LNB BANCORP

LNB Bancorp, an Ohio corporation, is a bank holding company headquartered in Lorain, Ohio that was incorporated and commenced operations in 1984. LNB Bancorp’s common stock is quoted on the NASDAQ Global Market under the symbol “LNBB.” LNB Bancorp conducts its operations primarily through Lorain National Bank, a national bank founded in 1905 that offers products and services to individuals, families and businesses through 21 retail banking offices in Lorain, Cuyahoga and Summit counties, Ohio. Lorain National Bank’s principal lending activities are the origination of commercial and industrial loans, commercial real estate loans, residential mortgage loans, indirect loans and installment loans. Lorain National Bank also offers investment management and trust services. Lorain National Bank’s principal sources of funds are personal and business deposits, borrowed funds and the principal and interest payments on loans and marketable securities.

At December 31, 2014, LNB Bancorp had total assets of $1.237 billion, total deposits of $1.035 billion and total shareholders’ equity of $115.3 million.

LNB Bancorp is headquartered at 457 Broadway, Lorain, Ohio 44052, and its telephone number at that address is (440) 244-6000. Its website is www.4lnb.com. Information contained on this website does not constitute part of and is not incorporated into this Proxy Statement/Prospectus.

Additional information about LNB Bancorp and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See “Where You Can Find More Information.”

LNB BANCORP STOCK OWNERSHIP

The following table provides information as of April 22, 2015 about the persons known to LNB Bancorp to be the beneficial owners of more than 5% of LNB Bancorp’s outstanding common stock, by each of LNB Bancorp’s directors, by the non-director executive officers of LNB Bancorp and by all directors and executive officers of LNB Bancorp as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes generally voting power and/or investment power with respect to securities. Shares of common stock that an individual has a right to acquire within 60 days after April 22, 2015, including pursuant to stock options to purchase shares of common stock, are deemed outstanding for purposes of computing the percentage of beneficial ownership owned by the person holding such security, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated by footnote, LNB Bancorp believes that the persons named in this table, based on information provided by these persons, have sole voting and investment power with respect to the securities indicated. The address of each of LNB Bancorp’s directors and executive officers is care of LNB Bancorp, Inc., 457 Broadway, Lorain, Ohio 44052.

Name of Beneficial Owner	LNB Bancorp Common Shares Beneficially Owned	Percentage of Class
Michael W. Bickerton (1)	10,730	*
Robert M. Campana (2)	28,717	*
Frederick D. DiSanto (3)	81,139	*
J. Martin Erbaugh	103,049	1.05%
Terry D. Goode (4)	79,000	*
James R. Herrick (5)	148,557	1.51%
Lee C. Howley (6)	38,647	*
Daniel E. Klimas (7)	207,749	2.12%
Daniel G. Merkel (8)	14,190	*
James H. Nicholson (9)	1,105	*
Kevin W. Nelson (10)	25,654	*
Thomas P. Perciak	20,166	*
John W. Schaeffer, M.D. (11)	20,461	*
Frank A. Soltis (12)	33,989	*
Donald F. Zwilling (13)	12,587	*
All Directors and Executive Officers as a Group (18 in group) (14)	873,203	8.90%

Dimensional Fund Advisors LP (15) Palisades West, Building One 6300 Bee Cave Road Austin, Texas, 78746	612,265	6.33%

PL Capital Advisors, LLC (16) 47 E. Chicago Avenue, Suite 336 Naperville, Illinois 60540	903,178	9.34%

Umberto P. Fedeli (17) 5005 Rockside Road, Fifth Floor Independence, Ohio 44131	714,348	7.39%

*	Ownership is less than 1% of the class.
(1)	Includes 730 LNB Bancorp common shares beneficially owned by Mr. Bickerton which are held in the LNB Bancorp 401(k) plan subject to shared voting and investment power.
(2)	LNB Bancorp common shares beneficially owned by Mr. Campana which are subject to shared voting and investment power with his spouse.
(3)	Includes 600 LNB Bancorp common shares held by a trust for the benefit of Mr. DiSanto’s spouse and 8,290 LNB Bancorp common shares held by Pershing LLC Custodian FBO Frederick DiSanto IRA. Mr. DiSanto has voting and investment power over the shares held by his IRA.
(4)	Includes 24,947 LNB Bancorp common shares beneficially owned by Mr. Goode which are subject to shared voting and investment power with his spouse.
(5)	Includes 26,318 LNB Bancorp common shares beneficially owned by Mr. Herrick which are held in his company’s 401(k) plan subject to shared voting and investment power, 68,986 LNB Bancorp common shares beneficially owned by Mikash Reinsurance Ltd. and 15,826 LNB Bancorp common shares beneficially owned by Liberty Investment Group, LLC. Mr. Herrick is the managing member of Mikash Reinsurance Ltd. and Liberty Investment Group, LLC and has voting and investment power over the LNB Bancorp common shares held by those entities.
(6)	Includes 7,530 LNB Bancorp common shares beneficially owned by Mr. Howley which are held by a partnership of which Mr. Howley is a partner and which are subject to shared voting and investment power.
(7)	Includes 121,111 LNB Bancorp common shares beneficially owned by Mr. Klimas which are subject to unexercised stock options which are vested and exercisable and 11,636 LNB Bancorp common shares which are held in the LNB Bancorp 401(k) plan subject to shared voting and investment power.
(8)	Includes 13,690 LNB Bancorp common shares beneficially owned by Mr. Merkel which are subject to shared voting and investment power with his spouse and 500 LNB Bancorp common shares held by his spouse.
(9)	Includes 605 LNB Bancorp shares beneficially owned by Mr. Nicholson which are held in the LNB Bancorp 401(k) plan subject to shared voting and investment power.
(10)	Includes 4,975 LNB Bancorp common shares beneficially owned by Mr. Nelson which are subject to unexercised stock options which are vested and exercisable and 5,679 LNB Bancorp common shares which are held in the LNB Bancorp 401(k) plan subject to shared voting and investment power.
(11)	Includes 7,403 LNB Bancorp common shares beneficially owned by Dr. Schaeffer which are held by his spouse and subject to shared voting and investment power.
(12)	Includes 7,639 LNB Bancorp common shares beneficially owned by Mr. Soltis which are subject to unexercised stock options which are vested and exercisable and 8,750 LNB Bancorp common shares which are held in the LNB Bancorp 401(k) plan subject to shared voting and investment power.
(13)	Includes 1,764 LNB Bancorp common shares beneficially owned by Mr. Zwilling which are held in a trust for the benefit of his spouse and subject to shared voting and investment power.
(14)	Includes 219,899 LNB Bancorp common shares which are subject to shared voting and investment power and 156,275 LNB Bancorp common shares which are subject to unexercised stock options which are vested and exercisable.
(15)	Based solely on a Schedule 13G/A filed on February 5, 2015, which reports that Dimensional Fund Advisors LP (“DFA”) may be deemed to be the beneficial owner of 612,265 LNB Bancorp common shares as a result of acting as investment adviser or sub-adviser to, or manager of, certain investment companies, trusts and accounts (collectively, the “DFA Funds”). The DFA Funds possess sole voting power over 598,993 LNB Bancorp common shares and sole dispositive power over 612,625 LNB Bancorp common shares. DFA disclaims beneficial ownership of such securities.
(16)	Based solely on a Schedule 13D/A filed on August 18, 2014, which reports that PL Capital Advisors, LLC and its affiliates (collectively, “PL Capital”) may be deemed to be beneficial owners of 902,082 LNB Bancorp common shares. PL Capital possesses shared voting and dispositive power over such LNB Bancorp common shares.
(17)	Based solely on a Schedule 13D/A filed on September 28, 2012 by Umberto P. Fedeli, who has sole voting power and sole dispositive power over 714,348 LNB Bancorp common shares.

PROPOSAL 2—MERGER-RELATED EXECUTIVE COMPENSATION

As required by the federal securities laws, LNB Bancorp is providing its shareholders with the opportunity to cast an advisory, non-binding vote on the compensation that may become payable to its named executive officers in connection with the completion of the Merger, as disclosed in the section of this document captioned “Proposal 1— Description of the Merger—Interests of Certain Persons in the Merger that are Different from Yours” and the related table and narrative.

Your vote is requested. LNB Bancorp believes that the information regarding compensation that may become payable to its named executive officers in connection with the completion of the Merger is reasonable and demonstrates that LNB Bancorp’s executive compensation program was designed appropriately and structured to ensure the retention of talented executives and a strong alignment with the long-term interests of LNB Bancorp shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation that may become payable to LNB Bancorp’s executive officers in connection with the Merger. This vote is separate and independent from the vote of shareholders to approve the Merger Agreement and the Merger. LNB Bancorp asks that its shareholders vote “FOR” the following resolution:

RESOLVED, that the compensation that may become payable to LNB Bancorp’s named executive officers in connection with the completion of the Merger, as disclosed in the section captioned “Proposal 1— Description of the Merger—Interests of Certain Persons in the Merger that are Different from Yours” and the related tables and narrative, is hereby approved.

Approval of this proposal is not a condition to the completion of this Merger. In addition, this vote is advisory and, therefore, it will not be binding on LNB Bancorp, nor will it overrule any prior decision of LNB Bancorp or require LNB Bancorp’s board of directors (or any committee thereof) to take any action. However, LNB Bancorp’s board of directors values the opinions of LNB Bancorp’s shareholders, and to the extent that there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement/Prospectus, LNB Bancorp’s board of directors will consider shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns. LNB Bancorp’s board of directors will consider the affirmative vote of the majority of the votes cast on the matter “FOR” the foregoing resolution as advisory approval of the compensation that may become payable to LNB Bancorp’s named executive officers in connection with the completion of the Merger.

LNB BANCORP’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY, NON-BINDING PROPOSAL TO APPROVE THE MERGER-RELATED EXECUTIVE COMPENSATION.

PROPOSAL 3—ADJOURNMENT OF THE SPECIAL MEETING

If there are not sufficient votes to constitute a quorum or to approve the Merger Agreement and the Merger at the time of the LNB Bancorp special meeting, the Merger Agreement cannot be approved unless the LNB Bancorp special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by LNB Bancorp at the time of the special meeting to be voted for an adjournment, if deemed necessary, LNB Bancorp has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of LNB Bancorp unanimously recommends that shareholders vote “FOR” the Adjournment Proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the meeting of the time and place to which the meeting is adjourned, as well as the means, if any, by which shareholders can be present and vote at the adjourned meeting through the use of communications equipment.

LEGAL MATTERS

The validity of the Northwest Bancshares common stock to be issued in the proposed Merger has been passed upon for Northwest Bancshares by Luse Gorman, PC, Washington, D.C. Luse Gorman, PC and Calfee, Halter & Griswold LLP, Cleveland, Ohio have delivered opinions to Northwest Bancshares and LNB Bancorp, respectively, as to certain federal income tax consequences of the Merger. See “Proposal 1—Description of The Merger—Material Tax Consequences of the Merger.”

EXPERTS

The consolidated statements of financial condition of Northwest Bancshares as of December 31, 2014 and 2013 and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for the years ended December 31, 2014, 2013 and 2012, and the effectiveness of Northwest Bancshares’ internal control over financial reporting as of December 31, 2014, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their reports thereon, have been incorporated by reference herein upon the authority of said firm as expert in accounting and auditing.

The consolidated statements of financial condition of LNB Bancorp as of December 31, 2014 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the year ended December 31, 2014, and the effectiveness of LNB Bancorp’s internal control over financial reporting as of December 31, 2014 have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in LNB Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated in this prospectus by reference. Such consolidated financial statements have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated statements of financial condition of LNB Bancorp as of December 31, 2013 and the related consolidated statements of income and comprehensive income, shareholders’ equity, and cash flows for the years ended December 31, 2013 and 2012 have been audited by Plante & Moran, PLLC, independent registered public accounting firm, as stated in their report thereon, have been incorporated by reference herein upon the authority of said firm as expert in accounting and auditing.

CHANGE IN ACCOUNTANTS

On November 15, 2013, LNB Bancorp’s Audit and Finance Committee appointed Crowe Horwath LLP as LNB Bancorp’s independent registered public accounting firm for the fiscal year ending December 31, 2014, and dismissed Plante & Moran, PLLC as LNB Bancorp’s independent registered public accounting firm. Plante & Moran, PLLC served as LNB Bancorp’s independent registered public accounting firm for the year ended December 31, 2013 and provided tax and other services. The dismissal of Plante & Moran, PLLC became final upon completion of its procedures and issuance of its reports on LNB Bancorp’s financial statements as of and for the year ended December 31, 2013 and completion of LNB Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2013.

During the years ended December 31, 2013 and 2012, LNB Bancorp did not consult Crowe Horwath LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on LNB Bancorp’s financial statements, and no written report or oral advice was provided to LNB Bancorp that Crowe Horwath LLP concluded was an important factor to be considered by LNB Bancorp in reaching a decision as to an accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” or a “reportable event,” as such terms are defined in Item 304(a)(1) of Securities and Exchange Commission Regulation S-K.

The audit reports of Plante & Moran, PLLC on LNB Bancorp’s financial statements for the years ended December 31, 2013 and 2012 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the years ended December 31, 2013 and 2012, there were no: (i) disagreements with Plante & Moran, PLLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Plante & Moran, PLLC’s satisfaction, would have caused Plante & Moran, PLLC to make reference to the subject matter thereof in its reports for such years; or (ii) reportable events, as described under Item 304(a)(1)(v) of Securities and Exchange Commission Regulation S-K.

SHAREHOLDER PROPOSALS

In light of the proposed Merger, LNB Bancorp has postponed its 2015 annual meeting of shareholders, and LNB Bancorp currently intends to hold its 2015 annual meeting only if the Merger is not completed. If LNB Bancorp holds an annual meeting in 2015, under the Securities and Exchange Commission’s rules, any holder of LNB Bancorp common stock who wishes to make a proposal to be included in LNB Bancorp’s proxy statement for the annual meeting must have caused such proposal to be received by LNB Bancorp not later than November 11, 2014, assuming the annual meeting is held on or before May 29, 2015. If LNB Bancorp schedules an annual meeting to be held after May 29, 2015, LNB Bancorp will provide notice of the date fixed for the annual meeting, as well as the deadline for submitting shareholder proposals for such meeting to be included in LNB Bancorp’s proxy statement. To be considered eligible for inclusion in LNB Bancorp’s proxy statement, a proposal must conform to the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Shareholder proposals should be directed to LNB Bancorp, Inc. via certified mail, Attention: Corporate Secretary, 457 Broadway, Lorain, Ohio 44052.

LNB Bancorp’s Amended Code of Regulations establishes advance notice procedures as to the nomination by shareholders of candidates for election as directors. In order to make a director nomination, a shareholder must notify the LNB Bancorp in writing no fewer than 14 days nor more than 50 days in advance of the annual meeting unless LNB Bancorp gives less than 21 days notice of the annual meeting, and then notice of nominations must be given no later than the seventh day after LNB Bancorp mails notice of the annual meeting to shareholders. Notice of nominations of directors must also meet all other requirements contained in LNB Bancorp’s Amended Code of Regulations. Shareholders may obtain the Amended Code of Regulations by written request. Such request should be directed to LNB Bancorp, Inc., Attention: Corporate Secretary, 457 Broadway, Lorain, Ohio 44052.

WHERE YOU CAN FIND MORE INFORMATION

Northwest Bancshares filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act to register the shares of Northwest Bancshares common stock to be issued to LNB Bancorp shareholders in the Merger. This Proxy Statement/Prospectus is a part of that registration statement and constitutes a Prospectus of Northwest Bancshares and a proxy statement of LNB Bancorp for its special meeting. As permitted by the Securities and Exchange Commission rules, this Proxy Statement/Prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth below.

Northwest Bancshares and LNB Bancorp each files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document Northwest Bancshares or LNB Bancorp files with the Securities and Exchange Commission at its public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, at 100 F Street, N.E., Room 1580, Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

The Securities and Exchange Commission allows Northwest Bancshares and LNB Bancorp to “incorporate by reference” information into this Proxy Statement/Prospectus. This means that Northwest Bancshares and LNB Bancorp can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents that are listed below that Northwest Bancshares and LNB Bancorp have previously filed with the Securities and Exchange Commission and additional documents that Northwest Bancshares and LNB Bancorp will file with the Securities and Exchange Commission. These documents contain important information about Northwest Bancshares’ and LNB Bancorp’s financial condition.

NORTHWEST BANCSHARES, INC. FILINGS (File No. 001-34582)

Filings	Period of Report or Date Filed

• Annual Report on Form 10-K	Year ended December 31, 2014

• Current Reports on Form 8-K	January 1, 2015, March 9, 2015, April 15, 2015 and April 16, 2015 (other than information furnished under Items 2.02 or 7.01 of Form 8-K)

• Definitive Proxy Statement on Schedule 14A	Filed March 4, 2015

LNB BANCORP FILINGS (File No. 000-13203)

Filings	Period of Report or Date Filed

• Annual Report on Form 10-K	Year ended December 31, 2014

In addition, Northwest Bancshares and LNB Bancorp also incorporate by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this Proxy Statement/Prospectus and the date of the LNB Bancorp special meeting, provided that Northwest Bancshares and LNB Bancorp are not incorporating by reference any information furnished to, but not filed with, the Securities and Exchange Commission.

Except where the context otherwise indicates, Northwest Bancshares has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to Northwest Bancshares, and LNB Bancorp has supplied all information contained or incorporated by reference relating to LNB Bancorp.

Documents incorporated by reference are available from Northwest Bancshares and LNB Bancorp without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following address and telephone number:

Northwest Bancshares, Inc.	LNB Bancorp, Inc.
100 Liberty Street	457 Broadway
Warren, Pennsylvania 16365-2353	Lorain, Ohio 44052
Attention: Investor Relations Department	Attention: Investor Relations
Telephone: (814) 726-2140	Telephone: (440) 244-6000

If you would like to request documents from Northwest Bancshares or LNB Bancorp, you must do so by June 9, 2015 to receive them before LNB Bancorp’s meeting of shareholders. You will not be charged for any of these documents that you request. If you request any incorporated documents from Northwest Bancshares or LNB Bancorp, Northwest Bancshares and LNB Bancorp, respectively, will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

You should rely only on the information contained in this Proxy Statement/Prospectus when evaluating the Merger Agreement and the proposed Merger. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated May 4, 2015. You should not assume that the information contained in this Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Proxy Statement/Prospectus to shareholders of LNB Bancorp nor the issuance of shares of Northwest Bancshares common stock as contemplated by the Merger Agreement shall create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

NORTHWEST BANCSHARES, INC.

AND

LNB BANCORP, INC.

DECEMBER 15, 2014

ARTICLE I CERTAIN DEFINITIONS		A-6
1.1.	Certain Definitions	A-6
ARTICLE II THE MERGER		A-15
2.1.	Merger	A-15
2.2.	Closing; Effective Time	A-15
2.3.	Articles of Incorporation and Bylaws	A-15
2.4.	Directors and Officers of Surviving Company	A-15
2.5.	Additional Director	A-16
2.6.	Tax Consequences	A-16
2.7.	Possible Alternative Structures	A-16
2.8.	Additional Actions	A-16
2.9.	Bank Merger	A-17
ARTICLE III CONVERSION OF SHARES		A-17
3.1.	Conversion of LNB Bancorp Common Stock; Merger Consideration	A-17
3.2.	Election Procedures	A-18
3.3.	Procedures for Exchange of LNB Bancorp Common Stock	A-21
3.4.	Reservation of Shares	A-23
3.5.	Treatment of LNB Bancorp Stock Options and LNB Bancorp Restricted Shares	A-23
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF LNB BANCORP		A-24
4.1.	Standard	A-24
4.2.	Organization	A-24
4.3.	Capitalization	A-25
4.4.	Authority; No Violation	A-26
4.5.	Consents	A-27
4.6.	Financial Statements; Reports	A-28
4.7.	Taxes	A-30
4.8.	No Material Adverse Effect	A-30
4.9.	Material Contracts; Leases; Defaults	A-31
4.10.	Ownership of Property; Insurance Coverage	A-32
4.11.	Legal Proceedings	A-33
4.12.	Compliance With Applicable Law	A-33
4.13.	Employee Benefit Plans	A-34
4.14.	Brokers, Finders and Financial Advisors	A-38
4.15.	Environmental Matters	A-38
4.16.	Loan Portfolio and Investment Securities	A-39
4.17.	Other Documents	A-40
4.18.	Related Party Transactions	A-40
4.19.	Deposits	A-41
4.20.	Antitakeover Provisions Inapplicable; Required Vote	A-41
4.21.	Registration Obligations	A-41
4.22.	Risk Management Instruments	A-41
4.23.	Opinion of Financial Advisor	A-42
4.24.	Intellectual Property	A-42
4.25.	Trust Accounts	A-42

ARTICLE V REPRESENTATIONS AND WARRANTIES OF NORTHWEST BANCSHARES		A-42
5.1.	Standard	A-43
5.2.	Organization	A-43
5.3.	Capitalization	A-44
5.4.	Authority; No Violation	A-45
5.5.	Consents	A-45
5.6.	Financial Statements; Reports	A-46
5.7.	Taxes	A-48
5.8.	No Material Adverse Effect	A-49
5.9.	Ownership of Property; Insurance Coverage	A-49
5.10.	Legal Proceedings	A-49
5.11.	Compliance With Applicable Law	A-50
5.12.	Employee Benefit Plans	A-51
5.13.	Environmental Matters	A-53
5.14.	Loan Portfolio	A-54
5.15.	Antitakeover Provisions Inapplicable	A-54
5.16.	Risk Management Arrangements	A-54
5.17.	Brokers, Finders and Financial Advisors	A-55
5.18.	Northwest Bancshares Common Stock	A-55
5.19.	Available Funds	A-55
5.20.	Trust Accounts	A-55
5.21.	Ownership of LNB Bancorp Shares	A-55
ARTICLE VI COVENANTS OF LNB BANCORP		A-56
6.1.	Conduct of Business	A-56
6.2.	Current Information	A-61
6.3.	Access to Properties and Records	A-62
6.4.	Financial and Other Statements	A-63
6.5.	Maintenance of Insurance	A-64
6.6.	Disclosure Supplements	A-64
6.7.	Consents and Approvals of Third Parties	A-64
6.8.	All Reasonable Efforts	A-64
6.9.	Failure to Fulfill Conditions	A-64
6.10.	No Solicitation	A-64
6.11.	Board of Directors and Committee Meetings	A-67
6.12.	LNB Bancorp 401(k) Plan	A-68
6.13.	Intentionally Omitted	A-68
6.14.	Termination of LNB Bancorp Stock Appreciation Rights Plan	A-69
6.15.	Trust Preferred Securities	A-69
6.16.	Rule 16b-3	A-69
ARTICLE VII COVENANTS OF NORTHWEST BANCSHARES		A-69
7.1.	Conduct of Business	A-69
7.2.	Disclosure Supplements	A-69
7.3.	Consents and Approvals of Third Parties	A-70
7.4.	All Reasonable Efforts	A-70
7.5.	Failure to Fulfill Conditions	A-70

7.6.	Employee Benefits; Advisory Board	A-70
7.7.	Directors and Officers Indemnification and Insurance	A-73
7.8.	Stock Listing	A-75
7.9.	Stock and Cash Reserve	A-75
7.10.	No Acquisitions	A-75
7.11.	Trust Preferred Securities	A-75
7.12.	Rule 16b-3	A-75
ARTICLE VIII REGULATORY AND OTHER MATTERS		A-76
8.1.	Meeting of LNB Bancorp Stockholders; Proxy Statement-Prospectus; Merger Registration Statement	A-76
8.2.	Regulatory Approvals	A-77
ARTICLE IX CLOSING CONDITIONS		A-78
9.1.	Conditions to Each Party’s Obligations under this Agreement	A-78
9.2.	Conditions to the Obligations of Northwest Bancshares under this Agreement	A-79
9.3.	Conditions to the Obligations of LNB Bancorp under this Agreement	A-80
ARTICLE X THE CLOSING		A-81
10.1.	Time and Place	A-81
10.2.	Deliveries at the Pre-Closing and the Closing	A-81
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		A-81
11.1.	Termination	A-81
11.2.	Effect of Termination	A-83
11.3.	Amendment, Extension and Waiver	A-84
ARTICLE XII MISCELLANEOUS		A-85
12.1.	Confidentiality	A-85
12.2.	Public Announcements	A-85
12.3.	Survival	A-85
12.4.	Notices	A-85
12.5.	Parties in Interest	A-86
12.6.	Complete Agreement	A-87
12.7.	Counterparts	A-87
12.8.	Severability	A-87
12.9.	Governing Law	A-87
12.10.	Interpretation	A-87
12.11.	Specific Performance	A-88
12.12.	Waiver of Jury Trial	A-88

Exhibit A Form of Voting Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 15, 2014, is by and between Northwest Bancshares, Inc., a Maryland corporation (“Northwest Bancshares”) and LNB Bancorp, Inc., an Ohio corporation (“LNB Bancorp”). Each of Northwest Bancshares and LNB Bancorp is sometimes individually referred to herein as a “party,” and Northwest Bancshares and LNB Bancorp are collectively sometimes referred to as the “parties.”

WHEREAS, Northwest Bancshares owns all of the issued and outstanding capital stock of Northwest Bank, a Pennsylvania-chartered stock savings bank with its main office located at 100 Liberty Street, Warren, Pennsylvania 16365.

WHEREAS, LNB Bancorp owns all of the issued and outstanding capital stock of The Lorain National Bank (“Lorain National Bank”), a national bank with its main office located at 457 Broadway, Lorain, Ohio 44052.

WHEREAS, the Board of Directors of each of Northwest Bancshares and LNB Bancorp (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors; and

WHEREAS, in accordance with the terms of this Agreement, LNB Bancorp will merge with and into Northwest Bancshares (the “Merger”), and Lorain National Bank will merge with and into Northwest Bank (the “Bank Merger”); and

WHEREAS, as a condition to the willingness of Northwest Bancshares to enter into this Agreement, each of the directors and certain executive officers of LNB Bancorp have entered into a Voting Agreement with Northwest Bancshares substantially in the form of Exhibit A hereto, dated as of the date hereof (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of LNB Bancorp owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this Agreement and Plan of Merger, and any amendment hereto.

“ASTM” shall have the meaning set forth in Section 6.3.2.

“Bank Merger” means the merger of Lorain National Bank with and into Northwest Bank with Northwest Bank as the surviving entity. The Bank Merger shall follow the Merger.

“Bank Merger Act” means the Bank Merger Act, within the Federal Deposit Insurance Act and applicable regulations thereunder.

“Bank Merger Agreement” shall mean the Agreement and Plan of Merger by and between Lorain National Bank and Northwest Bank.

“Bank Merger Effective Date” means the date that the Articles of Merger evidencing shareholder approval of the Bank Merger is filed with the Pennsylvania Department of Banking and Securities or such other date as set forth in the Articles of Merger or as determined in accordance with applicable law.

“Bank Regulator” shall mean any Federal or state banking regulator having jurisdiction over the Parties, including but not limited to the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking and Securities, the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“Burdensome Condition” shall have the meaning set forth in Section 8.2.

“Cash Consideration” shall have the meaning set forth in Section 3.1.3.

“Cash Election” shall have the meaning set forth in Section 3.2.2.

“Cash Election Shares” shall have the meaning set forth in Section 3.2.1.

“Certificate” shall mean a certificate or book entry evidencing shares of LNB Bancorp Common Stock.

“Claim” shall have the meaning set forth in Section 7.7.2.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

“Continuing Employees” shall have the meaning set forth in Section 7.6.1.

“Dissenting Shares” means any share of LNB Bancorp Common Stock held by a holder who properly demands and perfects dissenters’ rights with respect to such shares in accordance with applicable provisions of the Ohio General Corporation Law.

“Dodd-Frank Act” shall have the meaning set forth in Section 4.6.6.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Election Form Record Date” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean American Stock Transfer & Trust Company, or such other bank or trust company or other agent designated by Northwest Bancshares, and reasonably acceptable to LNB Bancorp, which shall act as agent for Northwest Bancshares in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean a Federal Home Loan Bank.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

“HOLA” means the Home Owners’ Loan Act, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 7.7.1.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers of such Person. For purposes of this Agreement, the “executive officers” of LNB Bancorp shall include the following persons: Daniel E. Klimas, L. Frank A. Soltis, James Nicholson and Robert Heinrich.

“LNB Bancorp” shall mean LNB Bancorp, Inc., an Ohio corporation, with its principal executive offices located at 457 Broadway, Lorain, Ohio 44052.

“LNB Bancorp Code of Regulations” shall have the meaning set forth in Section 4.2.5 hereof.

“LNB Bancorp Common Stock” shall mean the common shares, par value $1.00 per share, of LNB Bancorp.

“LNB Bancorp Compensation and Benefits Plans” shall have the meaning set forth in Section 4.13.1 hereof.

“LNB Bancorp Disclosure Schedule” shall mean the collective written disclosure schedules delivered by LNB Bancorp to Northwest Bancshares pursuant to this Agreement.

“LNB Bancorp ERISA Affiliate” shall have the meaning set forth in Section 4.13.3.

“LNB Bancorp Fee” shall have the meaning set forth in Section 11.2.2(D).

“LNB Bancorp Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of LNB Bancorp as of December 31, 2013 and 2012 and the consolidated statements of income, comprehensive income, shareholders’ equity and cash flows (including related notes and schedules, if any) of LNB Bancorp for each of the three years ended December 31, 2013, 2012 and 2011, and (ii) the unaudited interim consolidated financial statements of LNB Bancorp as of the end of each calendar quarter following December 31, 2013 and for the periods then ended, as filed by LNB Bancorp in its Securities Documents.

“LNB Bancorp 401(k) Plan” shall mean The Lorain National Bank Employees’ 401(k) Plan.

“LNB Bancorp Non-Qualified Agreement(s)” shall mean, individually or collectively, the Supplemental Executive Retirement Agreement with Daniel E. Klimas, effective March 26, 2013 and the Supplemental Retirement Benefits Agreement with Gary C. Smith, dated December 15, 2000.

“LNB Bancorp Pension Plan” shall mean the Lorain National Bank Retirement Pension Plan.

“LNB Bancorp Preferred Stock” shall mean the preferred shares, no par value, of LNB Bancorp.

“LNB Bancorp Recommendation” shall have the meaning set forth in Section 8.1.1.

“LNB Bancorp Regulatory Reports” means the Call Reports of Lorain National Bank and accompanying schedules, as filed with the Federal Financial Institutions Examination Council, for each calendar quarter beginning with the quarter ended March 31, 2013, through the Closing Date, and Form FR Y-9C and other required reporting forms required by the FRB for each calendar beginning with the quarter ended March 31, 2013 through the Closing Date.

“LNB Bancorp Reports” shall have the meaning set forth in Section 4.6.6.

“LNB Bancorp Representatives” shall have the meaning set forth in Section 6.10.1.

“LNB Bancorp Restricted Shares” shall mean shares of LNB Bancorp Common Stock granted as restricted stock pursuant to the LNB Bancorp Stock Plan.

“LNB Bancorp Rights Agreement” shall mean the Rights Agreement, dated as of October 25, 2010, between LNB Bancorp and Registrar and Transfer Company, a New Jersey corporation, as rights agent.

“LNB Bancorp Stock Appreciation Rights” are those rights granted under the LNB Bancorp Stock Appreciation Rights Plan.

“LNB Bancorp Stock Appreciation Rights Plan” shall mean the LNB Bancorp, Inc. Stock Appreciation Rights Plan, restated December 15, 2009.

“LNB Bancorp Stock Options” shall have the meaning set forth in Section 3.5.1.

“LNB Bancorp Stock Plan” means the LNB Bancorp, Inc. Amended and Restated 2006 Stock Incentive Plan.

“LNB Bancorp Stockholder Approval” shall have the meaning set forth in Section 4.4.1.

“LNB Bancorp Stockholders Meeting” shall have the meaning set forth in Section 8.1.1.

“LNB Bancorp Subsequent Determination” shall have the meaning set forth in Section 6.10.5.

“LNB Bancorp Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by LNB Bancorp.

“LNB Bancorp Termination Fee” shall have the meaning set forth in Section 11.2.2(F).

“Lorain National Bank” shall mean The Lorain National Bank, a national bank, with its principal offices located at 457 Broadway, Lorain, Ohio 44052.

“Lorain National Bank Common Stock” shall have the meaning set forth in Section 4.3.2.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Maryland Department” means the Maryland State Department of Assessments and Taxation.

“Material Adverse Effect” shall mean, with respect to Northwest Bancshares or LNB Bancorp, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Northwest Bancshares and its Subsidiaries taken as a whole, or LNB Bancorp and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either Northwest Bancshares, on the one hand, or LNB Bancorp, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated thereby, and compliance with this Agreement, on the business, customer relations, financial condition or results of operations of the parties and their respective Subsidiaries, including the resignation from employment of employees and expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, or (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries, taken as a whole.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.7.1.

“MGCL” means the Maryland General Corporation Law.

“Merger” shall mean the merger of LNB Bancorp with and into Northwest Bancshares, with Northwest Bancshares as the surviving entity pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or Northwest Bancshares Common Stock, or combination thereof, in an aggregate per share amount to be paid by Northwest Bancshares for each share of LNB Bancorp Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Northwest Bancshares Common Stock to be offered to holders of LNB Bancorp Common Stock in connection with the Merger.

“Mixed Election” shall have the meaning set forth in Section 3.2.2.

“Nasdaq” means the Nasdaq Stock Market.

“Non-Election” shall have the meaning set forth in Section 3.2.2.

“Non-Election Shares” shall have the meaning set forth in Section 3.2.1.

“Northwest Bancshares” shall mean Northwest Bancshares, Inc., a Maryland corporation, with its principal executive offices located at 100 Liberty Street, Warren, Pennsylvania 16365.

“Northwest Bancshares Common Stock” shall mean the common stock, par value $0.01 per share, of Northwest Bancshares.

“Northwest Bancshares Compensation and Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“Northwest Bancshares Disclosure Schedule” shall mean the collective written disclosure schedules delivered by Northwest Bancshares to LNB Bancorp pursuant to this Agreement.

“Northwest Bancshares ERISA Affiliate” shall have the meaning set forth in section 5.12.3.

“Northwest Bancshares ESOP” shall mean the Northwest Savings Bank Employee Stock Ownership Plan.

“Northwest Bancshares Pension Plan” shall have the meaning set forth in Section 5.12.3.

“Northwest Bancshares Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“Northwest Bancshares Regulatory Reports” means the Call Reports of Northwest Bank and accompanying schedules as filed with the Federal Financial Institutions Examination Counsel, for each calendar quarter beginning with the quarter ended March 31, 2013, through the Closing Date, and Form FR Y-9C and other required reporting forms required by the FRB for each calendar beginning with the quarter ended March 31, 2013 through the Closing Date.

“Northwest Bancshares Stock Benefit Plans” shall mean the Northwest Bancorp, Inc. 2004 Stock Option Plan, the Northwest Bancorp, Inc. 2008 Stock Option Plan and the Northwest Bancshares, Inc. 2011 Equity Incentive Plan.

“Northwest Bancshares Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of Northwest Bancshares as of December 31, 2013 and 2012 and the consolidated statements of operations, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Northwest Bancshares for each of the three years ended December 31, 2013, 2012 and 2011, as set forth in Northwest Bancshares’s annual report for the year ended December 31, 2013, and (ii) the unaudited interim consolidated financial statements of Northwest Bancshares as of the end of each calendar quarter following December 31, 2013, and for the periods then ended, as filed by Northwest Bancshares in its Securities Documents.

“Northwest Bancshares Fee” shall have the meaning set forth in Section 11.2.2(C).

“Northwest Bancshares Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Northwest Bancshares.

“Northwest Bank” shall mean Northwest Bank, a Pennsylvania savings bank, or Northwest Bank doing business as Northwest Savings Bank, with its principal offices located at 100 Liberty Street, Warren, Pennsylvania 16365.

“Northwest Bank Common Stock” shall have the meaning set forth in Section 5.3.2.

“Northwest Bank Severance Plan” shall have the meaning set forth in Section 7.6.3.

“Northwest Reports” shall have the meaning set forth in Section 5.6.5.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10.5.

“OCC” means the Office of the Comptroller of the Currency, including as successor to the Office of Thrift Supervision.

“OGCL” means the Ohio General Corporation Law.

“Ohio Secretary” means the Ohio Secretary of State.

“Other Real Estate Owned” and “OREO” mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate”; “other real estate owned”; “in-substance foreclosure”; “in-substance repossession”; “foreclosed real estate”; or “real estate acquired for debts previously contracted.”

“Participation Facility” means any facility in which LNB Bancorp or its Subsidiaries participates in the management of such facility, whether as lender in control of the facility, owner or operator.

“PA Code” means the Pennsylvania Banking Code of 1965, as amended.

“PA Department” shall mean the Pennsylvania Department of Banking and Securities.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Phase I” shall have the meaning set forth in Section 6.3.2.

“Phase II” shall have the meaning set forth in Section 6.3.2.

“Pre-Closing” shall have the meaning set forth in Section 10.1.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.1.2.

“Regulatory Agreement” shall have the meaning set forth in Sections 4.12.3 and 5.11.3.

“Regulatory Approvals” means the approval of any Bank Regulator and any other Governmental Entity that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.6.6.

“SBA” shall mean the United States Small Business Administration or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.5.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.2.2.

“Stock Election Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election Shares” shall have the meaning set forth in Section 3.2.1.

“Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Surviving Company” shall have the meaning set forth in Section 2.1 hereof.

“Termination Date” shall mean September 30, 2015, provided that such date shall be extended to December 31, 2015 if all Regulatory Approvals have not been received by September 30, 2015, and the parties are acting in good faith to obtain such approvals.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Willful Breach” shall have the meaning set forth in Section 11.2.2.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER

2.1. Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) LNB Bancorp shall merge with and into Northwest Bancshares, with Northwest Bancshares as the resulting or surviving corporation (the “Surviving Company”), with its main office to be maintained at 100 Liberty Street, Warren, Pennsylvania 16365; and (b) the separate existence of LNB Bancorp shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of LNB Bancorp shall be vested in and assumed by Northwest Bancshares. As part of the Merger, each share of LNB Bancorp Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2. Closing; Effective Time.

Subject to the satisfaction or waiver of all conditions to closing contained in Article IX hereof, the Closing shall occur no later than ten business days following the latest to occur of (i) the receipt of all required Regulatory Approvals, and the expiration of any applicable waiting periods, (ii) the approval of the Merger by the stockholders of LNB Bancorp, or (iii) at such other date or time upon which Northwest Bancshares and LNB Bancorp mutually agree (the “Closing”, with the date on which the Closing occurs being the “Closing Date”). The Merger shall be effected by the filing of Articles of Merger with the Maryland Department in accordance with the MGCL and by the filing of a Certificate of Merger with the Ohio Secretary in accordance with the OGCL. The Merger shall become effective at such time the Articles of Merger and the Certificate of Merger are filed with the Maryland Department and the Ohio Secretary, respectively, or at such later time as the Parties agree and specify in the Articles of Merger, in accordance with the MGCL and the Certificate of Merger in accordance with the OGCL (the date and time the Merger becomes effective being the “Effective Time”).

2.3. Articles of Incorporation and Bylaws.

The Articles of Incorporation and Bylaws of Northwest Bancshares as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Company, until thereafter amended as provided therein and by applicable law.

2.4. Directors and Officers of Surviving Company.

Except as provided in Section 2.5, the directors of Northwest Bancshares immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company. Until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Company, the officers of Northwest Bancshares immediately prior to the Effective Time shall be the initial officers of Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.

2.5. Additional Director.

Northwest Bancshares and Northwest Bank shall take such corporate actions as necessary so that effective immediately after the Closing Date, one individual who is a director of LNB Bancorp (as of the date hereof and as of the Effective Time) and who is designated by Northwest Bancshares and Northwest Bank, in consultation with LNB Bancorp, shall be appointed and elected to the Northwest Bancshares and Northwest Bank Boards of Directors.

2.6. Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither Northwest Bancshares, LNB Bancorp nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Northwest Bancshares and LNB Bancorp each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Sections 9.2.5 and 9.3.5, which certificates shall be effective as of the date of such opinions.

2.7. Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time Northwest Bancshares shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) such modification does not prevent the rendering of the opinions contemplated by Sections 9.2.5 and 9.3.5; (ii) the consideration to be paid to the holders of LNB Bancorp Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8. Additional Actions.

If, at any time after the Effective Time, Northwest Bancshares shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Northwest Bancshares its right, title or interest in, to or under any of the rights, properties or assets of LNB Bancorp or Lorain National Bank, or (ii) otherwise carry out the purposes of this Agreement, LNB Bancorp, Lorain National Bank and their officers and directors shall be deemed to have granted to Northwest Bancshares and Northwest Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Northwest Bancshares or Northwest Bank its right, title or interest in, to or under any of the rights, properties or assets of LNB Bancorp or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Northwest Bancshares and Northwest Bank are authorized in the name of LNB Bancorp, Lorain National Bank or otherwise to take any and all such action.

2.9. Bank Merger.

Immediately following the Effective Time of the Merger, Lorain National Bank and Northwest Bank will execute the Bank Merger Agreement. Subject to the terms and conditions of the Bank Merger Agreement, and in accordance with federal and state law, Lorain National Bank will merge with and into Northwest Bank, and Northwest Bank shall be the surviving institution. The Bank Merger Effective Time shall immediately follow the Effective Time of the Merger, at which time the Bank Merger shall be consummated.

ARTICLE III

CONVERSION OF SHARES

3.1. Conversion of LNB Bancorp Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Northwest Bancshares, LNB Bancorp or the holders of any of the shares of LNB Bancorp Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1. Each share of Northwest Bancshares Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2. All shares of LNB Bancorp Common Stock held in the treasury of LNB Bancorp and each share of LNB Bancorp Common Stock owned by Northwest Bancshares or any direct or indirect wholly owned Subsidiary of Northwest Bancshares or of LNB Bancorp immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3. Each share of LNB Bancorp Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (i) $18.70 in cash (the “Cash Consideration”); or (ii) 1.461 shares (the “Exchange Ratio”) of Northwest Bancshares Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

3.1.4. After the Effective Time, shares of LNB Bancorp Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section have no rights except (i) the right to receive the Merger Consideration or (ii) the rights of dissenting stockholders in the case of Dissenting Shares.

3.1.5. In the event Northwest Bancshares changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Northwest Bancshares Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Northwest Bancshares Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to Northwest Bancshares Common Stock if Northwest Bancshares issues additional shares of Northwest Bancshares Common Stock and receives fair market value consideration for such shares.

3.1.6. Notwithstanding anything contained in this Agreement or elsewhere to the contrary, any holder of an outstanding share of LNB Bancorp Common Stock that seeks relief as a dissenting stockholder under Section 1701.85 of the OGCL shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to 1701.85 of the OGCL. LNB Bancorp shall (i) give Northwest Bancshares prompt notice upon receipt by LNB Bancorp of any such demands for payment of the fair value of such shares of LNB Bancorp Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest.

3.2. Election Procedures.

3.2.1. Holders of LNB Bancorp Common Stock may elect to receive Stock Consideration or Cash Consideration (in either case without interest) in exchange for their shares of LNB Bancorp Common Stock in accordance with the following procedures, provided that, in the aggregate, 50% of the total number of shares of LNB Bancorp Common Stock issued and outstanding at the Effective Time, excluding any Treasury Stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of LNB Bancorp Common Stock shall be converted into the Cash Consideration. Shares of LNB Bancorp Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Dissenting Shares shall be considered Cash Election Shares for purposes of determining the number of Cash Election Shares. Shares of LNB Bancorp Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.” Shares of LNB Bancorp Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.” The aggregate number of shares of LNB Bancorp Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

3.2.2. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as LNB Bancorp and Northwest Bancshares shall mutually agree (“Election Form”), shall be mailed not less than 20 business days but not more than 40 business days prior to the anticipated Effective Time or on such earlier date as Northwest Bancshares and LNB Bancorp shall mutually agree (the “Mailing Date”) to each holder of record of LNB Bancorp Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”). Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of LNB Bancorp Common Stock held by such holder (a “Cash Election”) in accordance with Section 3.1.3, (ii) to elect to receive the Stock Consideration for all of such shares (a “Stock Election”) in accordance with Section 3.1.3, (iii) elect to receive the Stock Consideration for a part of such holder’s LNB Bancorp Common Stock and the Cash Consideration for the remaining part of such holder’s LNB Bancorp Common Stock (the “Cash/Stock Consideration”) (an election to receive the Cash/Stock Consideration is referred to as a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Northwest Bancshares Common Stock for such shares (a “Non-Election”). A holder of record of shares of LNB Bancorp Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of LNB Bancorp Common Stock held by such Representative for a particular beneficial owner. Any shares of LNB Bancorp Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

3.2.3. To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th day following the Mailing Date (or such other time and date as Northwest Bancshares and LNB Bancorp may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date. LNB Bancorp shall make available up to two separate Election Forms, or such additional Election Forms as Northwest Bancshares may permit, to all persons who become holders (or beneficial owners) of LNB Bancorp Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline. LNB Bancorp shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of LNB Bancorp Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. If an LNB Bancorp stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline, the shares of LNB Bancorp Common Stock held by such stockholder shall be designated as Non-

Election Shares. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. Northwest Bancshares shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

3.2.4. If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 3.2.6 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.5. If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 3.2.6 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 3.2.6 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.2.6. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Northwest Bancshares Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Northwest Bancshares Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Northwest Bancshares. In lieu of the issuance of any such fractional share, Northwest Bancshares shall pay to each former holder of LNB Bancorp Common Stock who otherwise would be entitled to receive a fractional share of Northwest Bancshares Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of Northwest Bancshares Common Stock as reported on the Nasdaq for the ten consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of LNB Bancorp Common Stock owned by an LNB Bancorp stockholder shall be combined so as to calculate the maximum number of whole shares of Northwest Bancshares Common Stock issuable to such LNB Bancorp stockholder.

3.3. Procedures for Exchange of LNB Bancorp Common Stock.

3.3.1. Northwest Bancshares to Make Merger Consideration Available. After the Election Deadline and no later than the Closing Date, Northwest Bancshares shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of LNB Bancorp Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of Northwest Bancshares Common Stock, or at Northwest Bancshares’ option, evidence of shares in book entry form, and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of LNB Bancorp Common Stock) (such cash and certificates for shares of Northwest Bancshares Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2. Exchange of Certificates. Northwest Bancshares shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the LNB Bancorp Common Stock represented by such Certificates shall have been converted as a result of the Merger if any. The letter of transmittal (which shall be subject to the reasonable approval of LNB Bancorp) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of LNB Bancorp Common Stock shall have become entitled pursuant to Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Cash Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3. Rights of Holders of Certificates after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding LNB Bancorp Common Stock shall have no rights, after the Effective Time, with respect to such LNB Bancorp Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement and as to Dissenting Shares such rights as provided under the OGCL. No dividends or other distributions declared after the Effective Time with respect to Northwest Bancshares Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Northwest Bancshares Common Stock represented by such Certificate.

3.3.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of LNB Bancorp of the LNB Bancorp Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6. Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, Northwest Bancshares shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Northwest Bancshares (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Northwest Bancshares nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8. Withholding. Northwest Bancshares or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of LNB Bancorp Common Stock such amounts as Northwest Bancshares or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Northwest Bancshares or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the LNB Bancorp Common Stock in respect of whom such deduction and withholding were made by Northwest Bancshares or the Exchange Agent.

3.4. Reservation of Shares.

Northwest Bancshares shall reserve for issuance a sufficient number of shares of the Northwest Bancshares Common Stock for the purpose of issuing shares of Northwest Bancshares Common Stock to the LNB Bancorp stockholders in accordance with this Article III.

3.5. Treatment of LNB Bancorp Stock Options and LNB Bancorp Restricted Shares.

3.5.1 At the Effective Time, each LNB Bancorp Stock Option will vest in full and then cease to represent an option to purchase shares of LNB Bancorp Common Stock and will be converted automatically into the right to receive an amount of cash equal to the product of (i) the difference (if positive) between (A) the Cash Consideration, minus (B) the exercise price of such LNB Bancorp Stock Option, multiplied by (ii) the number of shares of LNB Bancorp Common Stock subject to said LNB Bancorp Stock Option.

3.5.2 At the Effective Time, each LNB Bancorp Restricted Share will become fully vested, and will be exchanged for the Merger Consideration in accordance with the election procedures set forth in Section 3.2 hereof.

3.5.3 LNB Bancorp Disclosure Schedule 3.5 sets forth each LNB Bancorp Stock Option and each LNB Bancorp Restricted Share outstanding as of the date of this Agreement, which schedule includes the name of the individual grantee, the date of grant, the vesting schedule, and as to LNB Bancorp Stock Options, the exercise price and the expiration date. LNB Bancorp shall take such steps as necessary to terminate the LNB Bancorp Stock Plan as of the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF LNB BANCORP

LNB Bancorp represents and warrants to Northwest Bancshares that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the LNB Bancorp Disclosure Schedule delivered by LNB Bancorp to Northwest Bancshares on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. LNB Bancorp has made a good faith effort to ensure that the disclosure on each schedule of the LNB Bancorp Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the LNB Bancorp Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all sections of this Agreement under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement.

4.1. Standard.

No representation or warranty of LNB Bancorp contained in this Article IV shall be deemed untrue or incorrect, and LNB Bancorp shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.2, 4.3, 4.4, 4.8, 4.13.8, 4.13.9, 4.13.10 and 4.13.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

4.2. Organization.

4.2.1. LNB Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and is duly registered as a bank holding company under the BHC Act. LNB Bancorp has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on LNB Bancorp.

4.2.2. Lorain National Bank is a national bank duly organized, validly existing and in good standing under the laws of the United States. The deposits of Lorain National Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Lorain National Bank is a member in good standing of the FHLB of Cincinnati and owns the requisite amount of stock therein. The location of the principal office and each branch office of Lorain National Bank is set forth in LNB Bancorp Disclosure Schedule 4.2.2.

4.2.3. LNB Bancorp Disclosure Schedule 4.2.3 sets forth each LNB Bancorp Subsidiary. Each LNB Bancorp Subsidiary (other than Lorain National Bank) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Other than shares of capital stock of the LNB Bancorp Subsidiaries listed on LNB Bancorp Disclosure Schedule 4.2.3, LNB Bancorp does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity, except for FHLB stock, permissible equity interests held in the investment portfolios of LNB Bancorp or any LNB Bancorp Subsidiary, equity interests held by any LNB Bancorp Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of LNB Bancorp or its Subsidiaries.

4.2.4. The respective minute books of LNB Bancorp and each other LNB Bancorp Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

4.2.5. Prior to the date of this Agreement, LNB Bancorp has made available to Northwest Bancshares true and correct copies of the articles of incorporation or charter and Code of Regulations or bylaws of LNB Bancorp and each other LNB Bancorp Subsidiary.

4.3. Capitalization.

4.3.1. The authorized capital stock of LNB Bancorp consists of fifteen million (15,000,000) shares of LNB Bancorp Common Stock, par value $1.00 per share, and one million (1,000,000) shares of LNB Bancorp Preferred Stock. There are nine million six hundred sixty-five thousand, three hundred ninety-four (9,665,394) shares of LNB Bancorp Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of LNB Bancorp Preferred Stock outstanding. There are three hundred thirty-six thousand seven hundred forty-five (336,745) shares of LNB Bancorp Common Stock held by LNB Bancorp as treasury stock. Neither LNB Bancorp nor any LNB Bancorp Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of LNB Bancorp Common Stock, or any other security of LNB Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of LNB Bancorp Common Stock or any other security of LNB Bancorp, other than (i) shares issuable under the LNB Bancorp Stock Benefit Plans; (ii) $16.238 million of trust preferred securities (“LNB Trust Preferred Securities”) issued by LNB Trust I and LNB Trust II (together, the “LNB Trusts”); and (iii) the guarantee by LNB Bancorp to the holders of the capital securities issued by the Trusts and (iv) nine million six hundred sixty-five thousand, three hundred ninety-four (9,665,394) rights distributed pursuant to the LNB Bancorp Rights Agreement.

4.3.2. The authorized capital stock of Lorain National Bank consists of one million (1,000,000) shares of common stock, par value $2.50 per share (“Lorain National Bank Common Stock”). All of the issued and outstanding shares of Lorain National Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by LNB Bancorp free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Except for the LNB Trust Preferred Securities, either LNB Bancorp or Lorain National Bank owns all of the outstanding shares of capital stock of each LNB Bancorp Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

4.3.3. Except for the LNB Bancorp Subsidiaries and as set forth in LNB Bancorp Disclosure Schedule 4.2.3, LNB Bancorp does not possess, directly or indirectly, any material equity interest in any corporate entity, except for FHLB stock, permissible equity interests held in the investment portfolios of LNB Bancorp or any LNB Bancorp Subsidiary, equity interests held by any LNB Bancorp Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of LNB Bancorp or its Subsidiaries.

4.3.4. Except as set forth on LNB Bancorp Disclosure Schedule 4.3.4, to LNB Bancorp’s Knowledge, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of LNB Bancorp Common Stock, except for equity interests held in the investment portfolios of LNB Bancorp or any LNB Bancorp Subsidiary, equity interests held by any LNB Bancorp Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of LNB Bancorp or its Subsidiaries.

4.3.5. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which LNB Bancorp’s stockholders may vote has been issued by LNB Bancorp and are outstanding.

4.4. Authority; No Violation.

4.4.1. LNB Bancorp has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by LNB Bancorp’s stockholders (the “LNB Bancorp Stockholder Approval”), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by LNB Bancorp and the completion by LNB Bancorp of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of LNB Bancorp, and no other corporate proceedings on the part of LNB Bancorp, other than the LNB Bancorp Stockholder Approval, are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by LNB Bancorp, and subject to LNB Bancorp Stockholder Approval, receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Northwest Bancshares, constitutes the valid and binding obligation of LNB Bancorp, enforceable against LNB Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2. Subject to the receipt of the Regulatory Approvals and compliance by Northwest Bancshares and LNB Bancorp with any conditions contained therein, and LNB Bancorp Stockholder Approval,

(A) the execution and delivery of this Agreement by LNB Bancorp,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by LNB Bancorp with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of LNB Bancorp or any LNB Bancorp Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to LNB Bancorp or any LNB Bancorp Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of LNB Bancorp or any LNB Bancorp Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on LNB Bancorp and the LNB Bancorp Subsidiaries taken as a whole.

4.4.3. The LNB Bancorp Stockholder Approval is the only vote of holders of any class of LNB Bancorp’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

4.4.4. The board of directors of LNB Bancorp, by resolution duly adopted by the unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of LNB Bancorp and its stockholders and declared the Merger to be advisable, and (ii) recommended that the stockholders of LNB Bancorp approve this Agreement and directed that such matter be submitted for consideration by the LNB Bancorp stockholders at the LNB Bancorp Stockholders Meeting.

4.5. Consents.

Except for (i) the Regulatory Approvals and compliance with any conditions contained therein, (ii) the filing with the SEC of (x) the Merger Registration Statement and (y) such reports under Securities Laws as may be required in connection with the execution and delivery of this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) approval of the listing of Northwest Bancshares Common Stock to be issued in the Merger on the Nasdaq, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Northwest Bancshares Common Stock pursuant to this Agreement, and (v) the LNB Bancorp Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of LNB Bancorp, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary in connection with the execution and delivery of this Agreement by LNB Bancorp, and the completion by LNB Bancorp of the Merger. To the Knowledge of LNB Bancorp, no fact or circumstance exists, including any possible other transaction pending or under consideration by LNB Bancorp or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the OCC or the PA Department, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the PA Code or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

4.6. Financial Statements; Reports.

4.6.1. LNB Bancorp has previously made available to Northwest Bancshares the LNB Bancorp Financial Statements. The LNB Bancorp Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of LNB Bancorp and the LNB Bancorp Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.2. At the date of each balance sheet included in the LNB Bancorp Financial Statements, LNB Bancorp did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such LNB Bancorp Financial Statements or in the footnotes thereto which are not reflected or reserved against therein in accordance with GAAP or appropriately disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.3. Except as disclosed in LNB Bancorp Disclosure Schedule 4.6.3, LNB Bancorp and each LNB Bancorp Subsidiary has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2013 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith. The LNB Bancorp Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.4. LNB Bancorp (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to LNB Bancorp, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of LNB Bancorp by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to LNB Bancorp outside auditors and the audit committee of the LNB Bancorp Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect LNB Bancorp’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in LNB Bancorp’s internal control over financial reporting. These disclosures (if any) were made in writing by management to LNB Bancorp auditors and audit committee and a copy has previously been made available to Northwest Bancshares.

4.6.5. Since December 31, 2013, (A) neither LNB Bancorp nor any LNB Bancorp Subsidiary nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of LNB Bancorp or any LNB Bancorp Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of LNB Bancorp or any LNB Bancorp Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that LNB Bancorp or any LNB Bancorp Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing LNB Bancorp or any LNB Bancorp Subsidiary, whether or not employed by LNB Bancorp or any LNB Bancorp Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

4.6.6. LNB Bancorp has filed all reports, schedules, registration statements, prospectuses, and other documents, together with all amendments thereto, required to be filed with the SEC since December 31, 2013 (the “LNB Bancorp Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the LNB Bancorp Reports complied, and each LNB Bancorp Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the “Dodd-Frank Act”), and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the LNB Bancorp Reports. None of the LNB Bancorp Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of LNB Bancorp has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and to the Knowledge of LNB Bancorp no enforcement action has been initiated by the SEC against LNB Bancorp or its officers or directors relating to disclosures contained in any LNB Bancorp Report.

4.7. Taxes.

LNB Bancorp and the LNB Bancorp Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). With respect to all tax years ending after January 1, 2011, LNB Bancorp and each LNB Bancorp Subsidiary has duly filed, on or prior to the date of this Agreement, and will duly file, on or prior to the Closing Date, all federal, state and local tax returns required to be filed by or with respect to LNB Bancorp and each LNB Bancorp Subsidiary, taking into account any extensions (all such returns, to the Knowledge of LNB Bancorp, being complete and correct in all material respects) and has duly paid, or made provisions for, on or prior to the date of this Agreement, and will duly pay, or make provisions for, on or prior to the Closing Date, the payment of all material federal, state and local taxes that have been incurred by or are due, or claimed to be due, from LNB Bancorp and any LNB Bancorp Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, LNB Bancorp has received no notice of, and to the Knowledge of LNB Bancorp, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of LNB Bancorp or any LNB Bancorp Subsidiary, and no claim has been made by any authority in a jurisdiction where LNB Bancorp or any LNB Bancorp Subsidiary does not file tax returns that LNB Bancorp or any such LNB Bancorp Subsidiary is subject to taxation in that jurisdiction. Except as set forth in LNB Bancorp Disclosure Schedule 4.7, LNB Bancorp and the LNB Bancorp Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. LNB Bancorp and each LNB Bancorp Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and LNB Bancorp and each LNB Bancorp Subsidiary, to the Knowledge of LNB Bancorp, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2013, through and including the date of this Agreement, neither LNB Bancorp nor any LNB Bancorp Subsidiary has made any material election for federal or state income tax purposes.

4.8. No Material Adverse Effect.

LNB Bancorp and the LNB Bancorp Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2013 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on LNB Bancorp and the LNB Bancorp Subsidiaries, taken as a whole, except as otherwise disclosed in any LNB Bancorp Report.

4.9. Material Contracts; Leases; Defaults.

4.9.1. Except as set forth in LNB Bancorp Disclosure Schedule 4.9.1, neither LNB Bancorp nor any LNB Bancorp Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by LNB Bancorp or any LNB Bancorp Subsidiary; (ii) any collective bargaining agreement with any labor union relating to employees of LNB Bancorp or any LNB Bancorp Subsidiary; (iii) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which LNB Bancorp or any LNB Bancorp Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB of Cincinnati advances, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Northwest Bancshares or any Northwest Bancshares Subsidiary; (iv) any other agreement, written or, to LNB Bancorp’s knowledge, oral, that obligates LNB Bancorp or any LNB Bancorp Subsidiary for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment; or (v) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by LNB Bancorp or any LNB Bancorp Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2. Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in LNB Bancorp Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither LNB Bancorp nor any LNB Bancorp Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to Northwest Bancshares on or before the date hereof, are listed on LNB Bancorp Disclosure Schedule 4.9.1 and are in full force and effect on the date hereof. Except as set forth in LNB Bancorp Disclosure Schedule 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which LNB Bancorp or any LNB Bancorp Subsidiary is a party or under which LNB Bancorp or any LNB Bancorp Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause or for good reason and continue to accrue future benefits thereunder. Except as set forth in LNB Bancorp Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of LNB Bancorp or any LNB Bancorp

Subsidiary or upon the occurrence of a subsequent event; or (y) requires LNB Bancorp or any LNB Bancorp Subsidiary to provide a benefit in the form of LNB Bancorp Common Stock or determined by reference to the value of LNB Bancorp Common Stock.

4.9.4. Except as set forth in LNB Bancorp Disclosure Schedule 4.9.4, since December 31, 2013, through and including the date of this Agreement, neither LNB Bancorp nor any LNB Bancorp Subsidiary has (i) made any material change in the credit policies or procedures of LNB Bancorp or any LNB Bancorp Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans and loan commitments in the ordinary course of business consistent with past practice; (iii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices of LNB Bancorp or any LNB Bancorp Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

4.10. Ownership of Property; Insurance Coverage.

4.10.1. LNB Bancorp and each LNB Bancorp Subsidiary have good and, as to real property, marketable title to all material assets and properties owned by LNB Bancorp or each LNB Bancorp Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the LNB Bancorp Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of Cincinnati, inter-bank credit facilities, reverse repurchase agreements or any transaction by LNB Bancorp or an LNB Bancorp Subsidiary acting in a fiduciary capacity, (ii) mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith, and (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith. LNB Bancorp and each LNB Bancorp Subsidiary, as lessee, have the right under valid and existing leases of real and personal properties used by LNB Bancorp and the LNB Bancorp Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

4.10.2. With respect to all material agreements pursuant to which LNB Bancorp or any LNB Bancorp Subsidiary has purchased securities subject to an agreement to resell, if any, LNB Bancorp or such LNB Bancorp Subsidiary, as the case may be, has a lien or security interest (which to LNB Bancorp’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3. LNB Bancorp and each LNB Bancorp Subsidiary currently maintain insurance considered by LNB Bancorp to be reasonable for their respective operations. Neither LNB Bancorp nor any LNB Bancorp Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by LNB Bancorp or any LNB Bancorp Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three years LNB Bancorp and each LNB Bancorp Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies. LNB Bancorp Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by LNB Bancorp and each LNB Bancorp Subsidiary as well as the other matters required to be disclosed under this Section 4.10.3.

4.11. Legal Proceedings.

Except as set forth on LNB Bancorp Disclosure Schedule 4.11, neither LNB Bancorp nor any LNB Bancorp Subsidiary is a party to any, and there are no pending or, to the Knowledge of LNB Bancorp, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against LNB Bancorp or any LNB Bancorp Subsidiary, (ii) to which LNB Bancorp or any LNB Bancorp Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of LNB Bancorp to perform under this Agreement.

4.12. Compliance With Applicable Law.

4.12.1. To the Knowledge of LNB Bancorp, each of LNB Bancorp and each LNB Bancorp Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them, their properties, assets and deposits, their business, and their conduct of business and their relationship with their employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither LNB Bancorp nor any LNB Bancorp Subsidiary has received any written notice to the contrary. The Board of Directors of Lorain National Bank has adopted and Lorain National Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective.

4.12.2. Each of LNB Bancorp and each LNB Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of LNB Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the receipt of Regulatory Approvals.

4.12.3. Except as set forth in LNB Bancorp Disclosure Schedule 4.12.3, for the period beginning January 1, 2013, neither LNB Bancorp nor any LNB Bancorp Subsidiary has received any written notification or, to the Knowledge of LNB Bancorp, any other communication from any Bank Regulator: (i) asserting that LNB Bancorp or any LNB Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to LNB Bancorp or any LNB Bancorp Subsidiary; (iii) requiring or threatening to require LNB Bancorp or any LNB Bancorp Subsidiary, or indicating that LNB Bancorp or any LNB Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of LNB Bancorp or any LNB Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of LNB Bancorp or any LNB Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither LNB Bancorp nor any LNB Bancorp Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to LNB Bancorp as to compliance with the CRA is “Satisfactory” or better.

4.13. Employee Benefit Plans.

4.13.1 LNB Bancorp Disclosure Schedule 4.13.1 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by LNB Bancorp or any LNB Bancorp Subsidiary in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “LNB Bancorp Compensation and Benefit Plans”). Neither LNB Bancorp nor any LNB Bancorp Subsidiary has any commitment to create any additional LNB Bancorp Compensation and Benefit Plan or to materially modify, change or renew any existing LNB Bancorp Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof or otherwise comply with applicable law. LNB Bancorp has made available to Northwest Bancshares true and correct copies of the LNB Bancorp Compensation and Benefit Plans.

4.13.2 Each LNB Bancorp Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and, in all material respects, with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each LNB Bancorp Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and LNB Bancorp is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination or opinion letter. There is no material pending or, to the Knowledge of LNB Bancorp, threatened action, suit or claim relating to any of the LNB Bancorp Compensation and Benefit Plans (other than routine claims for benefits). Neither LNB Bancorp nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any LNB Bancorp Compensation and Benefit Plan that would reasonably be expected to subject LNB Bancorp or any of LNB Bancorp Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3. No liability under Title IV of ERISA has been incurred by LNB Bancorp or any LNB Subsidiary with respect to any LNB Bancorp Compensation and Benefit Plan which is subject to Title IV of ERISA (“LNB Bancorp Pension Plan”) currently or formerly maintained by LNB Bancorp or any entity which is considered one employer with LNB Bancorp under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “LNB Bancorp ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and, to the Knowledge of LNB Bancorp, no condition exists that presents a material risk to LNB Bancorp or any LNB Bancorp ERISA Affiliate of incurring a liability under such Title. No LNB Bancorp Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each LNB Bancorp Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such LNB Bancorp Pension Plan as of the end of the most recent plan year with respect to the respective LNB Bancorp Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such LNB Bancorp Pension Plan as of the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither LNB Bancorp nor any LNB Bancorp ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither LNB Bancorp, nor, to the Knowledge of LNB Bancorp, any LNB Bancorp ERISA Affiliate, nor any LNB Bancorp Compensation and Benefit Plan, including any LNB Bancorp Pension Plan, nor any trust created thereunder, nor, to the Knowledge of LNB Bancorp, any trustee or administrator thereof has engaged in a transaction in connection with which LNB Bancorp, any LNB Bancorp

ERISA Affiliate, and any LNB Bancorp Compensation and Benefit Plan, including any LNB Bancorp Pension Plan or any such trust or any trustee or administrator thereof, would reasonably be expected to be subject to either a material civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a material tax imposed pursuant to Chapter 43 of the Code.

4.13.4 All material contributions required to be made under the terms of any LNB Bancorp Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations have been accrued on LNB Bancorp’s consolidated financial statements to the extent required by and in accordance with GAAP. LNB Bancorp and any LNB Bancorp Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable LNB Bancorp Compensation and Benefit Plan for financial reporting purposes in accordance with applicable laws and GAAP.

4.13.5 Neither LNB Bancorp nor any LNB Bancorp Subsidiary has any obligations to provide retiree health, life insurance, or disability insurance, or any retiree death benefits under any LNB Bancorp Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by LNB Bancorp or any LNB Bancorp Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits, other than as set forth in LNB Bancorp Disclosure Schedule 4.13.5.

4.13.6 Neither LNB Bancorp nor any LNB Bancorp Subsidiary maintains any LNB Bancorp Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7 With respect to each LNB Bancorp Compensation and Benefit Plan, if applicable, LNB Bancorp has provided or made available to Northwest Bancshares copies of the: (A) trust instruments and insurance contracts; (B) three most recent annual reports or IRS Form 5500; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination or opinion letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (H) PBGC Form 500 and 501 filings, along with the Notice of Intent to Terminate, ERISA Section 204(h) Notice, Notice of Plan Benefits, and all other material documentation related to the termination of the LNB Bancorp Pension Plan.

4.13.8 Except as provided in LNB Bancorp Disclosure Schedule 4.13.8 the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation (other than in such person’s capacity as a shareholder), (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause or good reason and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any LNB Bancorp Compensation and Benefit Plan, (C) result in any material increase in benefits payable under any LNB Bancorp Compensation and Benefit Plan, or (D) entitle any current or former employee, director or independent contractor of LNB Bancorp or any LNB Bancorp Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.9 Except as set forth in LNB Bancorp Disclosure Schedule 4.13.9, neither LNB Bancorp nor any LNB Bancorp Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.10 All deferred compensation plans, programs or arrangements have (i) between January 1, 2005 and December 31, 2008, been operated in all material respects in good faith compliance with Section 409A of the Code and IRS Notice 2005-01 and (ii) since January 1, 2009 (or such later date permitted under applicable guidance), been in documentary compliance in all material respects with Section 409A of the Code and IRS regulations and guidance thereunder. All LNB Bancorp Stock Options and LNB Bancorp Stock Appreciation Rights granted by LNB Bancorp on or after January 1, 2005 to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated guidance.

4.13.11 Except for the LNB Bancorp Stock Options, the LNB Bancorp Restricted Shares and LNB Stock Appreciation Rights, which are set forth in LNB Bancorp Disclosure Schedule 4.13.11, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, or other equity compensation awards outstanding under any of the LNB Bancorp Compensation and Benefit Plans or otherwise as of the date hereof.

4.13.12 LNB Bancorp Disclosure Schedule 4.13.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees whose annual rate of salary is $100,000 or greater, of Lorain National Bank or LNB Bancorp, their title and rate of salary, and their date of hire.

4.13.13 Since December 31, 2013, through and including the date of this Agreement, except as set forth in the LNB Bancorp Disclosure Schedule 4.13.13, neither LNB Bancorp nor any LNB Bancorp Subsidiary has, except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2013 (which amounts have been previously made available to Northwest Bancshares), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on LNB Bancorp Disclosure Schedule 4.13.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice.

4.13.14 LNB Bancorp Disclosure Schedule 4.13.14 sets forth the payments that would be required to be made under the employment agreements and change in control agreements between LNB Bancorp or Lorain National Bank and each of the individuals who is party to such an agreement, assuming that a change in control and a termination of employment had occurred as of September 30, 2014. LNB Disclosure Schedule 4.13.14 also lists the estimated amounts payable to any employee, officer, or director of LNB Bancorp or any LNB Bancorp Subsidiary under any LNB Bancorp Non-Qualified Agreement assuming a change in control and termination of employment as of September 30, 2014.

4.14. Brokers, Finders and Financial Advisors.

Neither LNB Bancorp nor any LNB Bancorp Subsidiary, nor any LNB Bancorp Representative, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the engagement letter with Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”), a copy of which is attached in LNB Bancorp Disclosure Schedule 4.14.

4.15. Environmental Matters.

4.15.1. With respect to LNB Bancorp and each LNB Bancorp Subsidiary, except as set forth on LNB Bancorp Disclosure Schedule 4.15.1:

(A) To the Knowledge of LNB Bancorp, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities and Other Real Estate Owned) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon LNB Bancorp or any LNB Bancorp Subsidiary. To the Knowledge of LNB Bancorp, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to LNB Bancorp or any LNB Bancorp Subsidiary by reason of any Environmental Laws. Neither LNB Bancorp nor any LNB Bancorp Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that LNB Bancorp or any LNB Bancorp Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities) by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon LNB Bancorp or any LNB Bancorp Subsidiary;

(B) There is no suit, written claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or, to the Knowledge of LNB Bancorp threatened, before any court, governmental agency or other forum against LNB Bancorp or any LNB Bancorp Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any

Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by LNB Bancorp or any LNB Bancorp Subsidiary (including Participation Facilities and Other Real Estate Owned); and

(C) To the Knowledge of LNB Bancorp, (i) there are no underground storage tanks on, in or under any properties owned or operated by LNB Bancorp or any LNB Bancorp Subsidiary (including Participation Facilities and Other Real Estate Owned), and (ii) no underground storage tanks have been closed or removed from any properties owned or operated by LNB Bancorp or any LNB Bancorp Subsidiary (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects.

(D) To LNB Bancorp’s Knowledge, the properties currently owned or operated by LNB Bancorp or any LNB Bancorp Subsidiary (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law.

4.16. Loan Portfolio and Investment Securities.

4.16.1. The allowance for loan losses reflected in the LNB Bancorp Financial Statements as of September 30, 2014 was, and the allowance for loan losses reflected in the LNB Bancorp Regulatory Reports for periods ending after September 30, 2014 were or will be, adequate, as of the dates thereof, under GAAP in all material respects.

4.16.2. LNB Bancorp Disclosure Schedule 4.16.2 sets forth a listing, as of November 30, 2014, by account, of: (i) all current loan commitments of LNB Bancorp or any LNB Bancorp Subsidiary, including the material terms of such commitment, (ii) each borrower which has notified LNB Bancorp or any LNB Bancorp Subsidiary during three years preceding the date of this Agreement, or has asserted against LNB Bancorp or any LNB Bancorp Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of LNB Bancorp, each borrower which has given LNB Bancorp or any LNB Bancorp Subsidiary any oral notification of, or orally asserted to or against LNB Bancorp or any LNB Bancorp Subsidiary, any such claim; (iii) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by LNB Bancorp and any LNB Bancorp Subsidiary, or any applicable Bank Regulator, (D) to the Knowledge of LNB Bancorp, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, a specific reserve allocation exists in connection therewith, or (F) that are required to be accounted for as a troubled debt restructuring in accordance with Accounting Standards Codification 310-40; and (iv) all assets classified by LNB Bancorp or any LNB Bancorp Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of LNB Bancorp and the LNB Bancorp Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of LNB Bancorp’s or the appropriate LNB Bancorp Subsidiary’s respective business. LNB Bancorp has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of LNB Bancorp and the LNB Bancorp Subsidiaries are subject to any defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by LNB Bancorp or the appropriate LNB Bancorp Subsidiary free and clear of any liens.

4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.16.5. LNB Bancorp and each LNB Bancorp Subsidiary have good and marketable title to all securities owned by them, except for those securities sold under repurchase agreements, security deposits, borrowings of federal funds or borrowings from the FRB or an FHLB or held in any fiduciary or agency capacity, free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of LNB Bancorp or an LNB Bancorp Subsidiary. Such securities are valued on the books of LNB Bancorp in accordance with GAAP in all material respects. LNB Bancorp and each LNB Bancorp Subsidiary that owns securities employ investment, securities, risk management and other policies, practices and procedures which LNB Bancorp believes are prudent and reasonable.

4.17. Other Documents.

LNB Bancorp has made available to Northwest Bancshares copies of (i) its annual reports to stockholders for the years ended December 31, 2013, 2012 and 2011, and (ii) proxy materials used or for use in connection with its meetings of stockholders held in 2014, 2013 and 2012.

4.18. Related Party Transactions.

Except as set forth in LNB Bancorp Disclosure Schedule 4.18, neither LNB Bancorp nor any LNB Bancorp Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of LNB Bancorp or any LNB Bancorp Subsidiary. Except as described in LNB Bancorp’s Disclosure Schedule 4.18, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of LNB Bancorp or any LNB Bancorp Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to LNB Bancorp’s loan modification policy that is applicable to all Persons. Neither LNB Bancorp nor any LNB Bancorp Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by LNB Bancorp is inappropriate.

4.19. Deposits.

Except as set forth in LNB Bancorp Disclosure Schedule 4.19, none of the deposits of LNB Bancorp is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.20. Antitakeover Provisions Inapplicable; Required Vote.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of the State of Ohio, including the provisions of the OGCL applicable to LNB Bancorp.

The affirmative vote of two-thirds of the issued and outstanding shares of LNB Bancorp Common Stock is required to approve this Agreement and the Merger under the OGCL and LNB Bancorp’s articles of incorporation.

4.21. Registration Obligations.

Neither LNB Bancorp nor any LNB Bancorp Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22. Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for LNB Bancorp’s own account, or for the account of one or more of LNB Bancorp’s Subsidiaries or their customers (all of which are set forth in LNB Bancorp Disclosure Schedule 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of LNB Bancorp and each LNB Bancorp Subsidiary, with counterparties believed to be financially responsible at the time; and to LNB Bancorp’s and each LNB Bancorp Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of LNB Bancorp or such LNB Bancorp Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither LNB Bancorp nor any LNB Bancorp Subsidiary, nor, to the Knowledge of LNB Bancorp, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23. Opinion of Financial Advisor.

The LNB Bancorp Board of Directors has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the date of this Agreement) of Sandler O’Neill to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the holders of the LNB Bancorp Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24. Intellectual Property.

LNB Bancorp and each LNB Bancorp Subsidiary owns or, to LNB Bancorp’s Knowledge, possesses valid and binding licenses or other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither LNB Bancorp nor any LNB Bancorp Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. LNB Bancorp and each LNB Bancorp Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of LNB Bancorp, the conduct of the business of LNB Bancorp and each LNB Bancorp Subsidiary as currently conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.25. Trust Accounts.

LNB Bancorp and any LNB Bancorp Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither LNB Bancorp nor any LNB Bancorp Subsidiary, nor, to the Knowledge of LNB Bancorp, any of their respective directors, officers or employees, have committed any breach of trust with respect to any such fiduciary account or the records for each such fiduciary account.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NORTHWEST BANCSHARES

Northwest Bancshares represents and warrants to LNB Bancorp that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the Northwest Bancshares Disclosure Schedule delivered by Northwest Bancshares to LNB Bancorp on the date hereof. Northwest Bancshares has made a good faith effort to ensure that the disclosure on each schedule of the Northwest Bancshares Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Northwest Bancshares Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all sections of this Agreement under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other sections of this Agreement.

5.1. Standard.

No representation or warranty of Northwest Bancshares contained in this Article V shall be deemed untrue or incorrect, and Northwest Bancshares shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 5.2, 5.3, 5.4, 5.8 and 5.19, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

5.2. Organization.

5.2.1. Northwest Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA. Northwest Bancshares has full corporate power and authority to own or lease all of its properties and assets and to carry on its business as is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Northwest Bancshares.

5.2.2. Northwest Bank is a Pennsylvania chartered savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The deposits of Northwest Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Northwest Bank is a member in good standing of the FHLB of Pittsburgh and owns the requisite amount of stock therein. The location of the principal office and each branch office of Northwest Bank is set forth in Northwest Bancshares Disclosure Schedule 5.2.2.

5.2.3. Northwest Bancshares Disclosure Schedule 5.2.3 sets forth each Northwest Bancshares Subsidiary. Each Northwest Bancshares Subsidiary (other than Northwest Bank) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4. The respective minute books of Northwest Bancshares and each Northwest Bancshares Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

5.2.5. Prior to the date of this Agreement, Northwest Bancshares has made available to LNB Bancorp true and correct copies of the certificate of incorporation or charter and bylaws of Northwest Bancshares and the Northwest Bancshares Subsidiaries.

5.3. Capitalization.

5.3.1. The authorized capital stock of Northwest Bancshares consists of five hundred million (500,000,000) shares of Northwest Bancshares Common Stock, $0.01 par value, of which 95,019,026 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and fifty million (50,000,000) shares of preferred stock, $0.01 par value (“Northwest Bancshares Preferred Stock”), none of which are outstanding. There are no shares of Northwest Bancshares Common Stock held by Northwest Bancshares as treasury stock. Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Northwest Bancshares Common Stock, or any other security of Northwest Bancshares or any securities representing the right to vote, purchase or otherwise receive any shares of Northwest Bancshares Common Stock or any other security of Northwest Bancshares, other than (i) shares issuable under the Northwest Bancshares Stock Benefit Plan; (ii) $100.0 million of trust preferred securities (“Northwest Trust Preferred Securities”) issued by Northwest Bancorp Capital Trust III and Northwest Bancorp Statutory Trust IV (together, the “Northwest Trusts”); and (iii) the guarantee by Northwest Bancorp to the holders of the capital securities issued by the Northwest Trusts.

5.3.2. The authorized capital stock of Northwest Bank consists solely of fifty million (50,000,000) shares of common stock, par value $0.10 per share (“Northwest Bank Common Stock”) and ten million (10,000,000) shares of preferred stock, $0.10 par value (“Northwest Bank Preferred Stock”). All of the issued and outstanding shares of Northwest Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by Northwest Bancshares free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever. Either Northwest Bancshares or Northwest Bank owns all of the outstanding shares of capital stock of each Northwest Bancshares Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

5.3.3. Except as set forth in Northwest Bancshares Disclosure Schedule 5.3.3, to the Knowledge of Northwest Bancshares, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Northwest Bancshares Common Stock, except for equity interests held in the investment portfolios of Northwest Bancshares or and Northwest Bancshares Subsidiary, equity interests held by any Northwest Bancshares Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of Northwest Bancshares or its Subsidiaries.

5.3.4. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Northwest Bancshares’s stockholders may vote has been issued by Northwest Bancshares and are outstanding.

5.4. Authority; No Violation.

5.4.1. Northwest Bancshares has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Northwest Bancshares and the completion by Northwest Bancshares of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Northwest Bancshares, and no other corporate proceedings on the part of Northwest Bancshares are necessary to approve this Agreement. This Agreement has been duly and validly executed and delivered by Northwest Bancshares, and subject to LNB Bancorp Stockholder Approval, receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by LNB Bancorp, constitutes the valid and binding obligation of Northwest Bancshares, enforceable against Northwest Bancshares in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2. Subject to the receipt of the Regulatory Approvals, and compliance by LNB Bancorp and Northwest Bancshares with any conditions contained therein,

(A) the execution and delivery of this Agreement by Northwest Bancshares,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by Northwest Bancshares with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Northwest Bancshares or any Northwest Bancshares Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Northwest Bancshares or any Northwest Bancshares Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Northwest Bancshares or any Northwest Bancshares Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Northwest Bancshares and the Northwest Bancshares Subsidiaries taken as a whole.

5.5. Consents.

Except for (i) the Regulatory Approvals and compliance with any conditions contained therein, the filing with the SEC of (x) the Merger Registration Statement and (y) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (ii) approval of the listing of Northwest Bancshares Common Stock to be issued in the Merger on the Nasdaq, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Northwest Bancshares Common Stock pursuant to this Agreement, and (v) the LNB Bancorp Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Northwest Bancshares, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary in connection with the execution and delivery of this Agreement by Northwest Bancshares and the completion of the Merger. To the Knowledge of Northwest Bancshares, no fact or circumstance exists, including any possible other transaction pending or under consideration by Northwest Bancshares or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the OCC or the PA Department, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the PA Code or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

5.6. Financial Statements; Reports.

5.6.1. Northwest Bancshares has previously made available to LNB Bancorp the Northwest Bancshares Financial Statements. The Northwest Bancshares Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Northwest Bancshares and the Northwest Bancshares Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.2. At the date of each balance sheet included in the Northwest Bancshares Financial Statements, Northwest Bancshares did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Northwest Bancshares Financial Statements or in the footnotes thereto which are not reflected or reserved against therein in accordance with GAAP or appropriately disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.3. Northwest Bancshares (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Northwest Bancshares, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Northwest Bancshares by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Northwest Bancshares outside auditors and the audit committee of the Northwest Bancshares Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Northwest Bancshares’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Northwest Bancshares’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Northwest Bancshares auditors and audit committee and a copy has previously been made available to LNB Bancorp.

5.6.4. Since December 31, 2013, (A) neither Northwest Bancshares nor any Northwest Bancshares Subsidiary nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of Northwest Bancshares or any Northwest Bancshares Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Northwest Bancshares or any Northwest Bancshares Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Northwest Bancshares or any Northwest Bancshares Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing Northwest Bancshares or any Northwest Bancshares Subsidiary, whether or not employed by Northwest Bancshares or any Northwest Bancshares Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

5.6.5. Northwest Bancshares has filed all reports, schedules, registration statements, prospectuses, and other documents, together with all amendments thereto, required to be filed with the SEC since December 31, 2013 (the “Northwest Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Northwest Reports complied, and each Northwest Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Northwest Reports. None of the Northwest Bancshares Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of Northwest Bancshares has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and to the Knowledge of Northwest Bancshares no enforcement action has been initiated by the SEC against Northwest Bancshares or its officers or directors relating to disclosures contained in any Northwest Report.

5.6.6. Except as disclosed in Northwest Bancshares Disclosure Schedule 5.6.6, Northwest Bancshares and each Northwest Bancshares Subsidiary has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2013 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith. The Northwest Bancshares Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

5.7. Taxes.

Northwest Bancshares and the Northwest Bancshares Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). With respect to all tax years ending after January 1, 2011, Northwest Bancshares and each Northwest Bancshares Subsidiary has duly filed, on or prior to the date of this Agreement, and will duly file, on or prior to the Closing Date, all federal, state and local tax returns required to be filed by or with respect to Northwest Bancshares and each Northwest Bancshares Subsidiary, taking into account any extensions (all such returns, to the Knowledge of Northwest Bancshares, being complete and correct in all material respects) and has duly paid, or made provisions for the payment of, on or prior to the date of this Agreement, and will duly pay or make provisions for, on or prior to the Closing Date, all material federal, state and local taxes which have been incurred by or are due or claimed to be due from Northwest Bancshares and any Northwest Bancshares Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, Northwest Bancshares has received no notice of, and to the Knowledge of Northwest Bancshares, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Northwest Bancshares or any Northwest Bancshares Subsidiary, and no claim has been made by any authority in a jurisdiction where Northwest Bancshares or any Northwest Bancshares Subsidiary does not file tax returns that Northwest Bancshares or any such Northwest Bancshares Subsidiary is subject to taxation in that jurisdiction. Except as set forth in Northwest Bancshares Disclosure Schedule 5.7, Northwest Bancshares and the Northwest Bancshares Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Northwest Bancshares and each Northwest Bancshares Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Northwest Bancshares and each Northwest Bancshares Subsidiary, to the Knowledge of Northwest Bancshares, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Since December 31, 2013, through and including the date of this Agreement, neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has made any material election for federal or state income tax purposes.

5.8. No Material Adverse Effect.

Northwest Bancshares and the Northwest Bancshares Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2013 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Northwest Bancshares and the Northwest Bancshares Subsidiaries, taken as a whole.

5.9. Ownership of Property; Insurance Coverage.

5.9.1. Northwest Bancshares and each Northwest Bancshares Subsidiary have good and, as to real property, marketable title to all material assets and properties owned by Northwest Bancshares or each Northwest Bancshares Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Northwest Bancshares Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of Pittsburgh, inter-bank credit facilities, reverse repurchase agreements or any transaction by Northwest Bancshares or a Northwest Bancshares Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Northwest Bancshares and each Northwest Bancshares Subsidiary, as lessee, have the right under valid and existing leases of real and personal properties used by Northwest Bancshares and the Northwest Bancshares Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.9.2. Northwest Bancshares and each Northwest Bancshares Subsidiary currently maintain insurance considered by Northwest Bancshares to be reasonable for their respective operations. Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated. All such insurance is valid and enforceable and in full force and effect, and within the last three years Northwest Bancshares and each Northwest Bancshares Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.

5.10. Legal Proceedings.

Except as set forth in Northwest Bancshares Disclosure Schedule 5.10, neither Northwest Bancshares nor any Northwest Bancshares Subsidiary is a party to any, and there are no pending or, to the Knowledge of

Northwest Bancshares, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Northwest Bancshares or any Northwest Bancshares Subsidiary, (ii) to which Northwest Bancshares or any Northwest Bancshares Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Northwest Bancshares to perform under this Agreement.

5.11. Compliance With Applicable Law.

5.11.1. To the Knowledge of Northwest Bancshares, each of Northwest Bancshares and each Northwest Bancshares Subsidiary are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them, their properties, assets and deposits, their business, and their conduct of business and their relationship with their employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has received any written notice to the contrary. The Board of Directors of Northwest Bank has adopted and Northwest Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective.

5.11.2. Each of Northwest Bancshares and each Northwest Bancshares Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Northwest Bancshares, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.11.3. Except as set forth in Northwest Bancshares Disclosure Schedule 5.11.3, for the period beginning January 1, 2013, neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has received any written notification or, to the Knowledge of Northwest Bancshares, any other communication from any Bank Regulator: (i) asserting that Northwest Bancshares or any Northwest Bancshares Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Northwest Bancshares or any Northwest Bancshares Subsidiary; (iii) requiring or threatening to require Northwest Bancshares or any Northwest Bancshares Subsidiary, or indicating that Northwest Bancshares or any Northwest Bancshares Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Northwest Bancshares or any Northwest Bancshares Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Northwest Bancshares or any Northwest Bancshares Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to Northwest Bank as to compliance with the CRA is “Satisfactory.”

5.12. Employee Benefit Plans.

5.12.1 Northwest Bancshares Disclosure Schedule 5.12.1 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by Northwest Bancshares or any Northwest Bancshares Subsidiary in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Northwest Bancshares Compensation and Benefit Plans”). Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has any commitment to create any additional Northwest Bancshares Compensation and Benefit Plan or to materially modify, change or renew any existing Northwest Bancshares Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof or otherwise comply with applicable law. Northwest Bancshares has made available to LNB Bancorp true and correct copies of the Northwest Bancshares Compensation and Benefit Plans.

5.12.2 Each Northwest Bancshares Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and, in all material respects, with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Northwest Bancshares Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and Northwest Bancshares is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination or opinion letter. There is no material pending or, to the Knowledge of Northwest Bancshares, threatened action, suit or claim relating to any of the Northwest Bancshares Compensation and Benefit Plans (other than routine claims for benefits). Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Northwest Bancshares Compensation and Benefit Plan that would reasonably be expected to subject Northwest Bancshares or any Northwest Bancshares Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.12.3 No liability under Title IV of ERISA has been incurred by Northwest Bancshares or any Northwest Bancshares Subsidiary with respect to any Northwest Bancshares Compensation and Benefit Plan which is subject to Title IV of ERISA (“Northwest Bancshares Pension Plan”) currently or formerly maintained by Northwest Bancshares or any entity which is considered one employer with Northwest Bancshares under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “Northwest Bancshares ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and, to the Knowledge of Northwest Bancshares, no condition exists that presents a material risk to Northwest Bancshares or any Northwest Bancshares ERISA Affiliate of incurring a liability under such Title. No Northwest Bancshares Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Northwest Bancshares Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Northwest Bancshares Pension Plan as of the end of the most recent plan year with respect to the respective Northwest Bancshares Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Northwest Bancshares Pension Plan as of the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither Northwest Bancshares nor any Northwest Bancshares ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither Northwest Bancshares, nor, to the Knowledge of Northwest Bancshares, any Northwest Bancshares ERISA Affiliate, nor any Northwest Bancshares Compensation and Benefit Plan, including any Northwest Bancshares Pension Plan, nor any trust created thereunder, nor, to the knowledge of Northwest Bancshares, any trustee or administrator thereof has engaged in a transaction in connection with which Northwest Bancshares, any Northwest Bancshares ERISA Affiliate, and any Northwest Bancshares Compensation and Benefit Plan, including any Northwest Bancshares Pension Plan or any such trust or any trustee or administrator thereof, would reasonably be expected to be subject to either a material civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a material tax imposed pursuant to Chapter 43 of the Code.

5.12.4 All material contributions required to be made under the terms of any Northwest Bancshares Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations have been accrued on Northwest Bancshares’s consolidated financial statements to the extent required by and in accordance with GAAP. Northwest Bancshares and each of its Subsidiaries has expensed and accrued as a liability the present value of future benefits under each applicable Northwest Bancshares Compensation and Benefit Plan for financial reporting purposes in accordance with applicable laws and GAAP.

5.12.5 Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has any obligations to provide retiree health, life insurance, or disability insurance, or any retiree death benefits under any Northwest Bancshares Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by Northwest Bancshares or any Northwest Bancshares Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits, other than as set forth in Northwest Bancshares Disclosure Schedule 5.12.5.

5.12.6 With respect to each Northwest Bancshares Compensation and Benefit Plan, if applicable, Northwest Bancshares has provided or made available to LNB Bancorp copies of the: (A) trust instruments and insurance contracts; (B) three most recent annual reports or IRS Form 5500; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination or opinion letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

5.12.7 Except as set forth in Northwest Bancshares Disclosure Schedule 5.12.7, neither Northwest Bancshares nor any Northwest Bancshares Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

5.12.8 All deferred compensation plans, programs or arrangements have (i) between January 1, 2005 and December 31, 2008, been operated in all material respects in good faith compliance with Section 409A of the Code and IRS Notice 2005-01 and (ii) since January 1, 2009 (or such later date permitted under applicable guidance), been in documentary compliance in all material respects with Section 409A of the Code and IRS regulations and guidance thereunder. All Northwest Bancshares Options and stock appreciation rights granted by Northwest Bancshares on or after January 1, 2005 to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted (as defined in the relevant Northwest Bancshares Stock Benefit Plans), within the meaning of Section 409A of the Code and associated guidance.

5.13. Environmental Matters.

5.13.1. To the Knowledge of Northwest Bancshares, other than as set forth in Northwest Bancshares Disclosure Schedule 5.13, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Northwest Bancshares or any Northwest Bancshares Subsidiary. To the Knowledge of

Northwest Bancshares, no condition has existed or event has occurred with respect to such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Northwest Bancshares or any Northwest Bancshares Subsidiary by reason of any Environmental Laws. Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has received any written notice from any Person that Northwest Bancshares or any Northwest Bancshares Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Northwest Bancshares or any Northwest Bancshares Subsidiary.

5.13.2. There is no suit, written claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Northwest Bancshares, threatened, before any court, governmental agency or other forum against Northwest Bancshares or any Northwest Bancshares Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Northwest Bancshares or any Northwest Bancshares Subsidiary.

5.14. Loan Portfolio.

The allowance for loan losses reflected in the Northwest Bancshares Financial Statements as of September 30, 2014 was, and the allowance for loan losses reflected in the Northwest Bancshares Financial Statements for periods ending after September 30, 2014 were or will be, adequate, as of the dates thereof, under GAAP in all material respects.

5.15. Antitakeover Provisions Inapplicable.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of the State of Maryland, including the provisions of the MGCL applicable to Northwest Bancshares.

5.16. Risk Management Arrangements.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Northwest Bancshares’s own account, or for the account of one or more of Northwest Bancshares’s Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Northwest Bancshares, with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Northwest Bancshares or such Northwest Bancshares Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary, nor to the Knowledge of Northwest Bancshares any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.17. Brokers, Finders and Financial Advisors.

Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Boenning & Scattergood, Inc. by Northwest Bancshares and the fee payable pursuant thereto.

5.18. Northwest Bancshares Common Stock.

The shares of Northwest Bancshares Common Stock to be issued pursuant to this Agreement, have been reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.19. Available Funds.

Northwest Bancshares has cash, and immediately prior to the Effective Time, will have cash, sufficient to pay or cause to be deposited into the Exchange Fund, the aggregate amount of cash as required pursuant to Section 3.3.

5.20. Trust Accounts.

Northwest Bancshares and any Northwest Bancshares Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary, nor, to the Knowledge of Northwest Bancshares, any of their respective directors, officers or employees, have committed any breach of trust with respect to any such fiduciary account or the records for each such fiduciary account.

5.21. Ownership of LNB Bancorp Shares.

As of the date hereof, neither Northwest Bancshares, nor, to the Knowledge of Northwest Bancshares, or any of its Affiliates, (i) beneficially owns, directly or indirectly, any shares of LNB Bancorp Common Stock, (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of LNB Bancorp Common Stock, (iii) is not now, nor at any time within the last three years, has been, an “interested shareholder”, as such term is defined in Section 1704.01 of the OGCL, or (iv) is an “Interested Shareholder”, as such term is defined in Article IX of the LNB Bancorp Code of Regulations.

ARTICLE VI

COVENANTS OF LNB BANCORP

6.1. Conduct of Business.

6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Northwest Bancshares, which consent will not be unreasonably withheld, conditioned or delayed, LNB Bancorp will, and it will cause each LNB Bancorp Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2. Negative Covenants. LNB Bancorp agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, as set forth in LNB Bancorp Disclosure Schedule 6.1.2, or consented to by Northwest Bancshares in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the LNB Bancorp Subsidiaries not to:

(A) change or waive any provision of its Articles of Incorporation, Charter, or Code of Regulations or Bylaws, as the case may be;

(B) change the number of authorized or issued shares of its capital stock (other than pursuant to the issuance of shares upon the exercise of outstanding LNB Bancorp Stock Options), issue any shares of LNB Bancorp Common Stock that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the LNB Bancorp Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend (other than the declaration and payment of a regular quarterly cash dividend of no more than $0.03 per share with payment and record dates consistent with past practice, provided that the declaration of the last quarterly dividend by LNB Bancorp prior to the Effective Time and the payment thereof shall be coordinated with Northwest Bancshares so that holders of LNB Bancorp Common Stock do not receive dividends on both LNB Bancorp Common Stock and Northwest Bancshares Common Stock received in the Merger during such quarter) or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock; provided, however, that (i) LNB Bancorp may permit the vesting of awards previously made under the LNB Bancorp Stock

Plan and may permit (a) holders of LNB Bancorp Restricted Shares to elect to tender or surrender LNB Bancorp Common Stock to LNB Bancorp as payment of any tax withholding obligation of LNB Bancorp in connection with the vesting of LNB Bancorp Restricted Shares, and (b) holders of LNB Bancorp Stock Options to elect to tender LNB Bancorp Common Stock or have LNB Bancorp withhold common shares from the LNB Bancorp Stock Option as payment of the exercise price and any tax withholding obligations of LNB Bancorp in connection with an exercise of such LNB Bancorp Stock Options, and (ii) any LNB Bancorp Subsidiary may pay dividends to its parent company (as permitted under applicable law and regulations);

(C) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 6.1.2(W)) involving amounts in excess of $100,000, except in the ordinary course of business consistent with past practice or as contemplated by this Agreement;

(D) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required by applicable law, (ii) pursuant to commitments existing on the date hereof and set forth on LNB Bancorp Disclosure Schedules 4.9.1 and 4.13.1, (iii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice, and (iv) the payment of bonuses for the year ending December 31, 2014, to the extent such bonuses have been accrued in accordance with GAAP through the date hereof and provided that such bonuses are consistent, as to amount and persons covered, with past practice. Neither LNB Bancorp nor any LNB Bancorp Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $100,000, except that LNB Bancorp may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G) merge or consolidate LNB Bancorp or any LNB Bancorp Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of LNB Bancorp or any

LNB Bancorp Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between LNB Bancorp, or any LNB Bancorp Subsidiary, and any other Person, in each case in the ordinary course of business consistent with past practice; enter into a purchase and assumption transaction with respect to deposits and liabilities; or permit the revocation or surrender by any LNB Bancorp Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(H) sell or otherwise dispose of the capital stock of LNB Bancorp or sell or otherwise dispose of any asset of LNB Bancorp or of any LNB Bancorp Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB of Cincinnati, subject any asset of LNB Bancorp or of any LNB Bancorp Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I) take any action that would result in any of the representations and warranties of LNB Bancorp set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or any Bank Regulator responsible for regulating LNB Bancorp;

(K) except as provided for under paragraph (W) hereof, waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which LNB Bancorp or any LNB Bancorp Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L) purchase any equity securities, or purchase any security for its investment portfolio inconsistent with LNB Bancorp’s or any LNB Bancorp Subsidiary’s current investment policy other than investments in FHLB stock required under applicable law or regulations;

(M) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the LNB Bancorp Disclosure Schedule 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) (i) in an amount in excess of $3.0 million, (ii) in an amount in excess of $500,000 that is (a) unsecured or (b) undersecured by more than 20% of the amount advanced based on policy and not subject to an SBA guarantee or (iii) for a one- to four-family residential real estate loan that is not eligible for sale in the secondary market to Fannie Mae or Freddie Mac; provided that Northwest Bancshares shall have been deemed to have consented to any loan in excess of such amount or otherwise not permitted by this section if Northwest Bancshares does not object to any such proposed loan within two business days of receipt by Northwest Bancshares of a request by LNB Bancorp to exceed such limit along with all financial or other data that Northwest Bancshares may reasonably request in order to evaluate such loan;

(N) enter into, renew, extend or modify any transaction (other than a loan, subject to subsection (M) above, and a deposit transaction) with any Affiliate; provided that Northwest Bancshares shall have been deemed to have consented to any renewal, extension or modification of any transaction with an Affiliate if Northwest Bancshares does not object to any such proposed renewal, extension or modification within five business days of receipt by Northwest Bancshares of a request by LNB Bancorp to renew, extend or modify such a transaction along with all financial or other data that Northwest Bancshares may reasonably request in order to evaluate the same;

(O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P) except for the execution of this Agreement and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge-off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles, or by a Bank Regulator;

(R) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any LNB Bancorp Compensation and Benefit Plan;

(S) except as set forth in LNB Bancorp Disclosure Schedule 6.1.2(S), make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies (other than liabilities that relate solely to accruals with respect to loss contingencies within the meaning of ASC 450);

(U) sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate, (ii) indirect automobile loans, or (iii) SBA guaranteed loans, in each case that are consistent with past practice) unless Northwest Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

(V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by LNB Bancorp of more than $50,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $100,000 individually or $250,000 in the aggregate, or with regard to a settlement exceeding $100,000 individually or $250,000 in the aggregate, where such settlement is fully covered by insurance, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(X) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern in violation of Environmental Law;

(Y) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Northwest Bancshares and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Northwest Bancshares (which shall not be unreasonably withheld), or issue any broadly distributed communication of a general nature to customers without the prior approval of Northwest Bancshares (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(Z) take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(AA) agree to do any of the foregoing.

6.2. Current Information.

6.2.1. During the period from the date of this Agreement to the Effective Time, LNB Bancorp will cause one or more of its representatives to confer with representatives of Northwest Bancshares and report the general status of its ongoing operations at such times as Northwest Bancshares may reasonably request. LNB Bancorp will promptly notify Northwest Bancshares of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving LNB Bancorp or any LNB Bancorp Subsidiary. Any information provided pursuant to this Section 6.2 will be subject to the Confidentiality Agreement and may only be used to facilitate the transactions contemplated hereby.

6.2.2. LNB Bancorp and Northwest Bank shall meet on a regular basis to discuss and plan for the conversion of LNB Bancorp’s data processing and related electronic informational systems to those used by Northwest Bank, which planning shall include, but not be limited to, discussion of the possible termination by LNB Bancorp of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by LNB Bancorp in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that LNB Bancorp shall not be obligated to take any such action prior to the Effective Time and, unless LNB Bancorp otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that LNB Bancorp takes, at the request of Northwest Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any fees, expenses or charges, Northwest Bank shall pay any such fees, expenses and charges directly to such third parties, and shall indemnify LNB Bancorp for the costs of taking any action to facilitate the conversion process.

6.2.3. LNB Bancorp shall provide Northwest Bancshares, substantially contemporaneously with the delivery to the Board of Directors of LNB Bancorp of the materials for the monthly board meeting (other than materials which LNB Bancorp is not required to make available to Northwest Bancshares pursuant to Section 6.3.1 of this Agreement), a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans. On a monthly basis, LNB Bancorp shall provide Northwest Bancshares with a schedule of all loan approvals, loan payoffs, loan paydowns, loan charge-offs, each in excess of $100,000, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4. LNB Bancorp shall promptly inform Northwest Bancshares, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of LNB Bancorp or any LNB Bancorp Subsidiary under any labor or employment law.

6.3. Access to Properties and Records.

6.3.1. Subject to Section 12.1 hereof, LNB Bancorp shall permit Northwest Bancshares and Northwest Bank reasonable access upon reasonable notice to its properties and those of the LNB Bancorp Subsidiaries, and shall disclose and make available to Northwest Bancshares and Northwest Bank during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter LNB Bancorp reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Northwest Bancshares or Northwest Bank may have a reasonable interest; provided, however, that LNB Bancorp shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in LNB Bancorp’s reasonable judgment, would interfere with the normal conduct of LNB Bancorp’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or with regard to which disclosure to Northwest Bancshares is prohibited by law or regulation. LNB Bancorp shall provide and shall request its auditors to provide Northwest Bancshares with such historical financial information regarding it (and related audit reports and consents) as Northwest Bancshares may reasonably request for Securities Law disclosure purposes. Northwest Bancshares and Northwest Bank shall use commercially reasonable efforts to minimize any interference with LNB Bancorp’s regular business operations during any such access to LNB Bancorp’s property, books and records.

6.3.2. LNB Bancorp shall permit Northwest Bancshares, at Northwest Bancshares’ expense, to cause a “Phase I Environmental Site Assessment” (the “Phase I”) (in conformance with American Society for Testing Materials (“ASTM”) Standard 1527-13, as amended) to be performed at each branch office and other properties owned by LNB Bancorp, and, to the extent permitted by any lease governing LNB Bancorp’s lease of any branch, at each branch leased by LNB Bancorp, at any time prior to the Closing Date, and to the extent such Phase I recommends performance of a Phase II Environmental Site Assessment (the “Phase II”) prior to the Closing Date only to the extent that the Phase II is within the scope of additional testing recommended by the Phase I to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by the ASTM) that was discovered in the Phase I and provided that as to any Phase II performed at a Branch which LNB Bancorp leases the landlord pursuant to the applicable lease has consented to such Phase II if such consent is necessary pursuant to the lease. LNB Bancorp will use its commercially reasonable efforts (at no cost to LNB Bancorp) to obtain such landlord consent. Prior to performing any Phase II, Northwest Bancshares will provide LNB Bancorp with a copy of its proposed work plan and Northwest Bancshares will cooperate in good faith with LNB Bancorp to address any comments or suggestions made by LNB Bancorp regarding the work plan. Northwest Bancshares and its environmental consultant shall conduct all environmental assessments pursuant to this Section 6.3.2 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with LNB Bancorp’s operation of its business, and Northwest Bancshares shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. Northwest Bancshares shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by Northwest Bancshares.

6.3.3. Notwithstanding anything to the contrary contained in this Section 6.3, in no event shall Northwest Bancshares have access to any information that, based on advice of LNB Bancorp’s counsel, would (a) reasonably be expected to waive any material legal privilege, (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of LNB Bancorp with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Northwest Bancshares, LNB Bancorp has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that Northwest Bancshares shall not conduct any environmental sampling without the prior written consent of LNB Bancorp, which consent may not be unreasonably withheld or delayed. All requests made pursuant to this Section 6.3 shall be directed to an executive officer of LNB Bancorp or such Person or Persons as may be designated by LNB Bancorp. All information received pursuant to this Section 6.3 shall be governed by the terms of the Confidentiality Agreement.

6.4. Financial and Other Statements.

6.4.1. Promptly upon receipt thereof, LNB Bancorp will furnish to Northwest Bancshares copies of each annual, interim or special internal or external audit of the books of LNB Bancorp and each LNB Bancorp Subsidiary made by LNB Bancorp, its independent auditors or other auditors, and copies of all internal control reports submitted to LNB Bancorp by auditors in connection with each annual, interim or special internal or external audit of the books of LNB Bancorp and the LNB Bancorp Subsidiaries made by its auditors.

6.4.2. LNB Bancorp will furnish to Northwest Bancshares copies of all documents, statements and reports as it or any LNB Bancorp Subsidiary shall send to its stockholders, the SEC, the FDIC, the OCC, or any other Governmental Entity or Bank Regulator, except as legally prohibited thereby. Within 15 days after the end of each month, LNB Bancorp will deliver to Northwest Bancshares a list and description of loans originated by LNB Bancorp since the prior month end.

6.4.3. LNB Bancorp will advise Northwest Bancshares promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of LNB Bancorp or any LNB Bancorp Subsidiary.

6.4.4. With reasonable promptness, LNB Bancorp will furnish to Northwest Bancshares such additional financial data that LNB Bancorp possesses and as Northwest Bancshares may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5. Maintenance of Insurance.

LNB Bancorp shall maintain, and cause the LNB Bancorp Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

6.6. Disclosure Supplements.

From time to time prior to the Effective Time, LNB Bancorp will promptly supplement or amend the LNB Bancorp Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such LNB Bancorp Disclosure Schedule or which is necessary to correct any information in such LNB Bancorp Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such LNB Bancorp Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7. Consents and Approvals of Third Parties.

LNB Bancorp shall use all commercially reasonable efforts, and shall cause each LNB Bancorp Subsidiary to use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, LNB Bancorp shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.

6.8. All Reasonable Efforts.

Subject to the terms and conditions herein provided, LNB Bancorp agrees to use, and agrees to cause each LNB Bancorp Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9. Failure to Fulfill Conditions.

In the event that LNB Bancorp determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Northwest Bancshares.

6.10. No Solicitation.

6.10.1. LNB Bancorp shall not, and shall cause the LNB Bancorp Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “LNB Bancorp Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Northwest Bancshares) any information or data with respect to LNB Bancorp or any of the LNB Bancorp Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which LNB Bancorp is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by LNB Bancorp or any LNB Bancorp Representative, whether or not such Representative is so authorized and whether or not such LNB Bancorp Representative is purporting to act on behalf of LNB Bancorp or otherwise, shall be deemed to be a breach of this Agreement by LNB Bancorp. LNB Bancorp and LNB Bancorp Subsidiaries shall, and shall cause each of the LNB Bancorp Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Northwest Bancshares), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions, including by way of merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction, involving LNB Bancorp or any of the LNB Bancorp Subsidiaries and representing, in the aggregate, twenty-five percent (25%) or more of the assets of LNB Bancorp and the LNB Bancorp Subsidiaries on a consolidated basis; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of LNB Bancorp or any of the LNB Bancorp Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of LNB Bancorp and the LNB Bancorp Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the total voting power of LNB Bancorp or any of the LNB Bancorp Subsidiaries in the election of directors; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of the total voting power of LNB Bancorp or any of the LNB Bancorp Subsidiaries in the election of directors; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2. Notwithstanding Section 6.10.1, LNB Bancorp may take any of the actions described in clause (ii) of Section 6.10.1 only if, (i) LNB Bancorp has received a bona fide unsolicited written Acquisition Proposal prior to the LNB Bancorp Stockholders Meeting that did not result from a breach of this Section 6.10; (ii) the LNB Bancorp Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) LNB Bancorp has provided Northwest Bancshares with at least one (1) Business Day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to LNB Bancorp or any of the LNB Bancorp

Subsidiaries or otherwise relating to an Acquisition Proposal, LNB Bancorp receives from such Person a confidentiality agreement with terms no less favorable to LNB Bancorp than those contained in the Confidentiality Agreement dated October 14, 2014. LNB Bancorp shall promptly provide to Northwest Bancshares any non-public information regarding LNB Bancorp or the LNB Bancorp Subsidiaries provided to any other Person that was not previously provided to Northwest Bancshares, such additional information to be provided no later than twenty-four (24) hours from provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the LNB Bancorp Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of at least fifty percent (50%) of the issued and outstanding shares of LNB Bancorp Common Stock or all, or substantially all, of the assets of LNB Bancorp and the LNB Bancorp Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of LNB Bancorp Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the LNB Bancorp Stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, the percentage of the outstanding LNB Bancorp Common Stock proposed to be acquired, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the LNB Bancorp Stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal; provided that, for the purposes of the definition of Superior Proposal, the references to twenty-five percent (25%) in the definition of Acquisition Proposal shall be fifty percent (50%).

6.10.3. LNB Bancorp shall promptly (and in any event within twenty-four (24) hours) notify Northwest Bancshares in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, LNB Bancorp or any LNB Bancorp Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). LNB Bancorp agrees that it shall keep Northwest Bancshares informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4. Subject to Section 6.10.5, neither the LNB Bancorp Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Northwest Bancshares in connection with the transactions contemplated by this Agreement (including the Merger), the LNB Bancorp Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with the LNB Bancorp Stockholders Meeting or otherwise, inconsistent with the LNB Bancorp Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the LNB Bancorp Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause LNB Bancorp or any of the LNB Bancorp Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2) or (B) requiring LNB Bancorp to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.5. Notwithstanding Section 6.10.4, at any time prior to the approval of the Merger at the LNB Bancorp Stockholders Meeting, the LNB Bancorp Board of Directors may approve or recommend to the stockholders of LNB Bancorp a Superior Proposal and withdraw, qualify or modify the LNB Bancorp Recommendation in connection therewith (an “LNB Bancorp Subsequent Determination”) after the third (3rd) Business Day following Northwest Bancshares’s receipt of a notice (the “Notice of Superior Proposal”) from LNB Bancorp advising Northwest Bancshares that the LNB Bancorp Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that LNB Bancorp shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that LNB Bancorp proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the LNB Bancorp Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to LNB Bancorp’s stockholders under applicable law, and (ii) at the end of such three (3) Business Day period or the two (2) Business Day Period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Northwest Bancshares since its receipt of such Notice of Superior Proposal (provided, however, that Northwest Bancshares shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the LNB Bancorp Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.10.5, and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the LNB Bancorp Recommendation or the making of an LNB Bancorp Subsequent Determination by the LNB Bancorp Board of Directors shall not change the approval of the LNB Bancorp Board of Directors for purposes of causing any applicable “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or similar law to be inapplicable to this Agreement and the LNB Bancorp Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

6.11. Board of Directors and Committee Meetings.

Following the receipt of all Regulatory Approvals (without regard to any waiting periods associated therewith), LNB Bancorp shall permit representatives of Northwest Bancshares or Northwest Bank (no more than two) to attend any meeting of its Board of Directors or the Executive and Loan Committees thereof as an observer, subject to the Confidentiality Agreement, provided that LNB Bancorp shall not be required to permit the representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of LNB Bancorp or during any other matter (i) that the respective Board of Directors has reasonably determined to be confidential with respect to the participation of Northwest Bancshares or Northwest Bank, or (ii) that LNB Bancorp would not be required to disclose under Section 6.3.3 hereof.

6.12. LNB Bancorp 401(k) Plan.

If requested by Northwest Bancshares in writing no later than sixty (60) days prior to the Effective Time, and subject to the occurrence of the Effective Time, LNB Bancorp shall cause to be adopted prior to the Effective Time resolutions of the board of directors of LNB Bancorp and any necessary amendments to terminate the LNB Bancorp 401(k) Plan immediately prior to the Effective Time or cease all contributions to the LNB Bancorp 401(k) Plan maintained or sponsored by LNB Bancorp or Lorain National Bank, and to prohibit the entry of new participants to the LNB Bancorp 401(k) Plan as of the day preceding the Closing Date. In the sole discretion of Northwest Bancshares, the 401(k) Plan may be merged into the Northwest Bancshares 401(k) Plan or terminated immediately prior to the Effective Time. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of Northwest Bancshares, which shall not be unreasonably withheld. LNB Bancorp shall deliver to Northwest Bancshares an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the board of directors of LNB Bancorp and shall fully comply with such resolutions and any necessary amendments. If, in accordance with this Section 6.12, Northwest Bancshares requests in writing that LNB Bancorp freeze entry of new participants into the 401(k) Plan, (but does not immediately terminate or merge the 401(k) Plan), LNB Bancorp shall take such actions as Northwest Bancshares may reasonably require in furtherance of the assumption of the 401(k) Plan by Northwest Bancshares, including, but not limited to, adopting such amendments to the 401(k) Plan as may be necessary to effect such assumption. If Northwest Bancshares requests that LNB Bancorp terminate the LNB Bancorp 401(k) Plan, LNB Bancorp shall, prior to the Closing Date submit a request to the IRS for a favorable determination letter as to the LNB Bancorp 401(k) Plan’s tax-qualified status under Code Section 401(a) on termination. After the Effective Time, Northwest Bancshares shall be responsible for any procedures necessary for winding down the LNB Bancorp 401(k) Plan, including, without limitation, preparing any further filings with the IRS, locating plan participants, distributing plan accounts and establishing individual retirement accounts to receive plan distributions, if necessary. In addition, as soon as practicable after the receipt of such favorable determination letter, Northwest Bancshares will allow Continuing Employees to rollover the assets of their accounts in the LNB Bancorp 401(k) Plan (including any loans and promissory notes) to the Northwest Bancshares 401(k) Plan and, if necessary, make any amendments to the Northwest Bancshares 401(k) Plan to effectuate such rollovers.

6.13. Intentionally Omitted.

6.14. Termination of LNB Bancorp Stock Appreciation Rights Plan.

Prior to the Effective Time, LNB Bancorp shall terminate the LNB Bancorp Stock Appreciation Rights Plan, effective as of the Effective Time. The outstanding LNB Bancorp Stock Appreciation Rights thereunder, all of which have an exercise price in excess of the Merger Consideration on a per share basis, shall be cancelled without consideration immediately prior to the Effective Time.

6.15. Trust Preferred Securities.

LNB Bancorp shall take all necessary steps to permit the outstanding Junior Subordinated Debentures issued by LNB Bancorp in conjunction with the sale of $16.3 million of LNB Trust Preferred Securities through the LNB Trusts to transfer to Northwest Bancshares at the Effective Time.

6.16. Rule 16b-3.

LNB Bancorp shall take all steps, as may be necessary or appropriate, to cause the transactions contemplated by Article III and any other dispositions of equity securities of LNB Bancorp (including derivative securities) or acquisitions of equity securities of Northwest Bancshares in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII

COVENANTS OF NORTHWEST BANCSHARES

7.1. Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of LNB Bancorp, which consent will not be unreasonably withheld, conditioned or delayed, Northwest Bancshares will, and it will cause each Northwest Bancshares Subsidiary to, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2. Disclosure Supplements.

From time to time prior to the Effective Time, Northwest Bancshares will promptly supplement or amend the Northwest Bancshares Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Northwest Bancshares Disclosure Schedule or which is necessary to correct any information in such Northwest Bancshares Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Northwest Bancshares Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3. Consents and Approvals of Third Parties.

Northwest Bancshares shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.4. All Reasonable Efforts.

Subject to the terms and conditions herein provided, Northwest Bancshares agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Northwest Bancshares shall not, and shall not permit any Northwest Bancshares Subsidiary to, take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede, or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

7.5. Failure to Fulfill Conditions.

In the event that Northwest Bancshares determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify LNB Bancorp.

7.6. Employee Benefits; Advisory Board.

7.6.1 Except as set forth in LNB Bancorp Disclosure Schedule or as otherwise provided in Section 6.12 or this Section 7.6.1 of this Agreement, as of or after the Effective Time, and at Northwest Bancshares’ election and subject to the requirements of the Code, the LNB Bancorp Compensation and Benefit Plans may continue to be maintained separately, consolidated, frozen or terminated. If reasonably requested by Northwest Bancshares in writing not later than ten (10) days before the Closing Date and provided that Northwest Bancshares has indicated in writing that the conditions to its obligations set forth in Section 9.2 hereof have been satisfied or waived, LNB Bancorp shall take such steps within its power to effectuate a freeze or termination of any LNB Bancorp Compensation and Benefit Plan as of the Effective Time (other than the LNB Bancorp Pension Plan), provided that the LNB Bancorp Compensation and Benefit Plan can be frozen or terminated within such period under the terms of such plan and any applicable laws and regulations. In the event of a consolidation of any or all of such plans or in the event of termination of any LNB Bancorp Compensation and Benefit Plan, except as otherwise set forth in this Section 7.6.1, employees of LNB Bancorp or Lorain National Bank who continue as employees of Northwest Bancshares or Northwest Bank after the Effective Time (“Continuing Employees”) shall be eligible to participate in any Northwest Bank employee plan of similar character immediately upon such consolidation or as of the first entry date coincident with or immediately following such termination. Continuing Employees shall receive credit for service with LNB Bancorp or Lorain National Bank for purposes of determining eligibility and vesting but not for purposes of accruing or computing benefits under: (i) any similar existing Northwest Bancshares benefit plan except that Continuing Employees shall be treated as new employees under the Northwest Bancshares ESOP, the Northwest Bancshares Pension Plan, the Northwest Bank holiday bonus plan, Northwest Bank’s management bonus plan and all other Northwest Bancshares Stock Benefit Plans, or (ii) any new Northwest Bancshares benefit plan in which Continuing Employees or their dependents would be eligible to enroll. Notwithstanding the foregoing, Continuing Employees shall receive credit for years of service with LNB Bancorp and any LNB Bancorp Subsidiary for purposes of determining leave days under Northwest Bank’s vacation, personal and sick leave policies. Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements and evidence of insurability requirements. Continuing Employees shall have no rights in Northwest Bank’s terminated post-retirement health benefit plan. This Agreement shall not be construed to limit the ability of Northwest Bancshares or Northwest Bank to terminate the employment of any LNB Bancorp employee or the employee of any LNB Bancorp Subsidiary or to review any LNB Bancorp Compensation and Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.

7.6.2 Northwest Bancshares shall honor the contractual terms of all employment, consulting, change in control, and severance agreements and LNB Bancorp Non-Qualified Agreements, if any, listed on LNB Bancorp Disclosure Schedule 4.13.14, except to the extent any such agreement is superseded or terminated as of, or following, the Effective Time of the Bank Merger, or as otherwise set forth herein. Northwest Bancshares shall provide to the individuals listed in LNB Bancorp Disclosure Schedule 7.6.2 who remain employees of LNB Bancorp or Lorain National Bank until the Effective Time, payment of the amounts that would be payable under such employees employment or change in control or severance agreement as if such individual’s employment was terminated at the Effective Time, even if such individual remains employed by Northwest Bancshares or Northwest Bank following the Effective Time; provided, however that to the extent that any such payment, when aggregated with any other payments contingent on a change in control of LNB Bancorp or Lorain National Bank would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), such payments and/or benefits will be reduced to the extent necessary to avoid penalties under Sections 280G and 4999 of the Code. The estimated amounts payable under such employment and change in control agreements are set forth in the LNB Bancorp Disclosure Schedule 4.13.14. Northwest Bancshares shall consider whether to offer any Continuing Employee an employment or change in control agreement or to offer an employee whose employment is terminated in connection with the Merger a consulting agreement or to request that an employee enter into a non-compete agreement for appropriate consideration.

7.6.3 Any employee of LNB Bancorp or any LNB Bancorp Subsidiary who did not have an employment agreement, change in control agreement or severance agreement and who is not eligible for and entitled to a severance benefit under any other severance plan or program maintained by or with LNB Bancorp or its Subsidiaries, who is not offered employment with Northwest Bancshares or one of its Subsidiaries or whose employment is terminated by Northwest Bancshares or one of its Subsidiaries (other than for cause); including because such employee is not offered employment or is terminated as a result of customary background screening by Northwest Bank at or within six (6) months of the Closing Date, shall receive (i) a cash payment equal to two weeks of such employee’s current base salary (or average hourly wage over a two (2) week period)

for each year of service with LNB Bancorp, Lorain National Bank or any predecessor to LNB Bancorp or Lorain National Bank, with a minimum payment of four (4) weeks base pay and a maximum of twenty-six (26) weeks base pay payable to each such employee, and (ii) be entitled to continue to receive the same or substantially similar medical insurance coverage to which such employee and his or her eligible dependents were enrolled as of the Closing Date (on the basis of the same employee contribution rate) for a period equal to the number of weeks’ pay to which such employee is entitled pursuant to clause (i) hereof, subject to the execution of a release of claims by such employee satisfactory to Northwest Bancshares. Notwithstanding the forgoing, at the written direction of Northwest Bancshares to LNB Bancorp prior to the Closing, LNB Bancorp shall pay such cash severance benefit to any LNB Bancorp employee or any LNB Bancorp Subsidiary employee whose employment is terminated at Closing. Nothing set forth herein shall be construed to limit the period of continued health care coverage that such employee would be entitled under COBRA.

7.6.4 In the event of any termination of any LNB Bancorp health plan or consolidation of any such plan with any Northwest Bancshares or Northwest Bank health plan, Northwest Bancshares shall make available to Continuing Employees and their eligible dependents employer-provided health coverage on the same basis as it provides such coverage to Northwest Bancshares employees. Unless a Continuing Employee affirmatively terminates coverage under an LNB Bancorp health plan prior to the time that such Continuing Employee becomes eligible to participate in the Northwest Bancshares health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the LNB Bancorp health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Northwest Bancshares and their dependents. In the event of a termination or consolidation of any LNB Bancorp health plan, terminated LNB Bancorp employees and qualified beneficiaries will have the right to continued coverage under group health plans of Northwest Bancshares in accordance with COBRA.

7.6.5 Northwest Bancshares agrees to take all such actions related to the LNB Bancorp 401(k) Plan as stated in Section 6.12 of this Agreement.

7.6.6 Effective as of the Closing Date, Northwest Bancshares shall establish the LNB Bancorp Advisory Board, and those persons who serve on the LNB Bancorp Board of Directors (including the LNB Bancorp board member who shall serve on the Northwest Bancshares and Northwest Bank board, but who shall not be compensated for serving on the LNB Bancorp Advisory Board), shall be offered membership on the LNB Bancorp Advisory Board. Members of the LNB Bancorp Advisory Board shall serve for an initial term of one (1) year from the Effective Time of the Merger. The annual compensation of the LNB Bancorp Advisory Board (other than the LNB Bancorp Advisory Board member who becomes a member of the Northwest Bancshares and Northwest Bank board of directors, who shall serve on the LNB Bancorp Advisory Board without further compensation) shall not exceed the customary amount of compensation generally provided by Northwest Bancshares to members of its other similar advisory boards.

7.6.7 Retention Pool. Northwest Bancshares shall establish a retention pool of up to $375,000 providing for retention bonuses to be paid to Continuing Employees who remain employed with Northwest Bancshares or Northwest Bank after the Closing for a period specified by Northwest Bancshares or Northwest Bank, not to exceed four (4) months.

7.6.8 Northwest Bancshares shall use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their family members under the health and welfare plans of Northwest Bancshares and its Affiliates (each a “Northwest Bancshares Welfare Plan”) to the extent waived or otherwise satisfied under the applicable corresponding LNB Bancorp Compensation and Benefit Plan immediately prior to the Closing Date and (ii) provide each Continuing Employee and his or her eligible dependents with credit under the Northwest Bancshares Welfare Plans for any co-payments and deductibles paid under corresponding LNB Bancorp Compensation and Benefit Plans prior to the Closing Date in the calendar year in which the Closing Date occurs for purposes of satisfying any applicable deductible or out of-pocket requirements under any Northwest Bancshares Welfare Plans in which the Continuing Employees are eligible to participate after the Closing Date.

7.7. Directors and Officers Indemnification and Insurance.

7.7.1. Northwest Bancshares shall maintain, or shall cause Northwest Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by LNB Bancorp (provided, that Northwest Bancshares may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Northwest Bancshares be required to expend pursuant to this Section 7.7.1, in the aggregate for such policy or policies, more than 150% of the annual cost currently expended by LNB Bancorp with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Northwest Bancshares shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, LNB Bancorp agrees in order for Northwest Bancshares to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.7.2. In addition to Section 7.7.1, after the Effective Time, Northwest Bancshares shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of LNB Bancorp or an LNB Bancorp Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Northwest Bancshares, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of LNB Bancorp or an LNB Bancorp Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent as would have been permitted by LNB Bancorp under LNB Bancorp’s Articles of Incorporation and Bylaws, to the extent not prohibited by applicable law. Northwest Bancshares shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by applicable law (to the extent not prohibited by federal law) upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify Northwest Bancshares (but the failure so to notify Northwest Bancshares shall not relieve Northwest Bancshares from any liability which it may have under this Section 7.7.2, except to the extent such failure materially prejudices Northwest Bancshares) and shall deliver to Northwest Bancshares the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) Northwest Bancshares shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Northwest Bancshares shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Northwest Bancshares elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Northwest Bancshares and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Northwest Bancshares shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, Northwest Bancshares shall be obligated pursuant to this paragraph to pay for only one firm or counsel for all Indemnified Parties and the reasonable fees and expenses of such law firm shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, (3) Northwest Bancshares shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of LNB Bancorp or any LNB Bancorp Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of LNB Bancorp or any LNB Bancorp Subsidiary. If Northwest Bancshares or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Northwest Bancshares shall assume the obligations set forth in this Section 7.7.

7.7.3. The obligations of Northwest Bancshares provided under this Section 7.7 are intended to be enforceable against Northwest Bancshares directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Northwest Bancshares.

Northwest Bancshares shall pay all reasonable costs, including attorneys’ fees, as incurred and in advance of the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.7 to the fullest extent permitted under applicable law; provided, however such payment of costs shall be immediately reimbursed to Northwest Bancshares by such Indemnified Party if the Indemnified Party is not successful enforcing the indemnity or other obligations provided for in this Section 7.7. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

7.8. Stock Listing.

Northwest Bancshares agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the Northwest Bancshares Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of Northwest Bancshares Common Stock to be issued in the Merger.

7.9. Stock and Cash Reserve.

Northwest Bancshares agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Northwest Bancshares Common Stock and to maintain sufficient liquid accounts to fulfill its obligations under this Agreement.

7.10. No Acquisitions.

Northwest Bancshares agrees that from the date of this Agreement to the Effective Time, it will not, and it will cause each of Northwest Bancshares Subsidiaries not to, enter into an agreement to acquire another depository institution, without the prior written consent of LNB Bancorp.

7.11. Trust Preferred Securities.

Northwest Bancshares shall take all necessary steps to assume, as of the Effective Time, the obligations of LNB Bancorp under the outstanding Junior Subordinated Debentures issued by LNB Bancorp in conjunction with the sale of $16.3 million of LNB Trust Preferred Securities through the LNB Trusts and the indentures, guarantees and declarations of trust related thereto.

7.12. Rule 16b-3.

Northwest Bancshares shall take all steps, as may be necessary or appropriate, to cause the transactions contemplated by Article III and any other dispositions of equity securities of LNB Bancorp (including derivative securities) or acquisitions of equity securities of Northwest Bancshares in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1. Meeting of LNB Bancorp Stockholders; Proxy Statement-Prospectus; Merger Registration Statement.

8.1.1. LNB Bancorp will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders, which may be an annual meeting, for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in LNB Bancorp’s reasonable judgment, necessary or desirable (the “LNB Bancorp Stockholders Meeting”). LNB Bancorp agrees that its obligations pursuant to this Section 8.1.1 shall not be affected by the commencement, public proposal, public disclosure or communication to LNB Bancorp of any Acquisition Proposal or by any Change of Recommendation (as defined below). Subject to Section 6.10.4, LNB Bancorp shall, (i) through LNB Bancorp’s Board of Directors, recommend to its stockholders approval and adoption of this Agreement (the “LNB Bancorp Recommendation”), (ii) include such recommendation in the Proxy Statement-Prospectus (as defined below) for such LNB Bancorp Stockholders Meeting and (iii) use commercially reasonable efforts to obtain from the LNB Bancorp Stockholders a vote approving and adopting this Agreement, including utilizing the services of a professional proxy soliciting firm mutually agreeable to Northwest Bancshares and LNB Bancorp.

8.1.2. For the purposes (x) of registering Northwest Bancshares Common Stock to be offered to holders of LNB Bancorp Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the LNB Bancorp Stockholders Meeting, Northwest Bancshares shall draft and prepare, and LNB Bancorp shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by LNB Bancorp to the LNB Bancorp stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Northwest Bancshares shall provide LNB Bancorp and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Each of Northwest Bancshares and LNB Bancorp shall promptly notify the other party upon the receipt of any comments from the SEC or its staff, or any request from the SEC or its staff for amendments or supplements to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, shall consult with the other party prior to responding to any such comments or requests or filing any amendment or supplement to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, and shall provide the other party with copies of all correspondence between such party and its Representatives on the one hand, and the SEC and its staff on the other hand Northwest Bancshares shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of Northwest Bancshares and LNB Bancorp shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and LNB Bancorp shall thereafter promptly mail the Proxy Statement-Prospectus to its respective stockholders. Northwest Bancshares shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and LNB Bancorp shall furnish all information concerning LNB Bancorp and the holders of LNB Bancorp Common Stock as may be reasonably requested in connection with any such action.

8.1.3. Northwest Bancshares shall, as soon as is practicable (provided that LNB Bancorp has timely provided all information requested in writing by Northwest Bancshares or its counsel, within forty-five (45) days after the date hereof), file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. Northwest Bancshares will advise LNB Bancorp promptly after Northwest Bancshares receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of Northwest Bancshares Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and Northwest Bancshares will provide LNB Bancorp with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as LNB Bancorp may reasonably request.

8.1.4. LNB Bancorp and Northwest Bancshares shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, LNB Bancorp shall cooperate with Northwest Bancshares in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Northwest Bancshares shall file an amended Merger Registration Statement with the SEC, LNB Bancorp shall mail a Proxy Statement-Prospectus to LNB Bancorp’s stockholders.

8.1.5. Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Merger Registration Statement or Proxy Statement/Prospectus (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party a reasonable opportunity to review and comment on such document or response and shall discuss with the other parties, and include in such document or response, comments reasonably and promptly proposed by the other party. Northwest Bancshares will advise LNB Bancorp, promptly after Northwest Bancshares receives notice thereof, of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Northwest Bancshares Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceedings for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement or for additional information.

8.2. Regulatory Approvals.

The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of, the Bank Regulators and any other Governmental Entities necessary to consummate the transactions contemplated by this Agreement and Northwest Bancshares will make all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof (provided that LNB Bancorp has timely provided all information requested in writing by Northwest Bancshares or its counsel, within forty-five (45) days after the date hereof); provided, however, that in no event shall Northwest Bancshares be required to agree to any prohibition, limitation, or other requirement that would (a) prohibit or materially limit the ownership or operation by Northwest Bancshares or any Northwest Bancshares Subsidiary of all or any material portion of the business or assets of LNB Bancorp or any LNB Bancorp Subsidiary, (b) compel Northwest Bancshares or any Northwest Bancshares Subsidiary to dispose of or hold separate all or any material portion of the business or assets of LNB Bancorp or any LNB Bancorp Subsidiary, (c) impose a material compliance burden, penalty or obligation on Northwest Bancshares or any Northwest Bancshares Subsidiary resulting from noncompliance by LNB Bancorp with its regulatory obligations; or (d) otherwise materially impair the value of LNB Bancorp and the LNB Bancorp Subsidiaries to Northwest Bancshares and the Northwest Bancshares Subsidiaries (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). The Parties will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. LNB Bancorp shall have the right to review, and to the extent practicable to consult with Northwest Bancshares on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Bank Regulator or any Governmental Entity. Northwest Bancshares shall give LNB Bancorp and its counsel the opportunity to review, and to the extent practicable to consult with Northwest Bancshares on, each filing prior to its being filed with a Bank Regulator and shall give LNB Bancorp and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX

CLOSING CONDITIONS

9.1. Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1. Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of LNB Bancorp.

9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3. Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired.

9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Northwest Bancshares Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5. Nasdaq Listing. The shares of Northwest Bancshares Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

9.2. Conditions to the Obligations of Northwest Bancshares under this Agreement.

The obligations of Northwest Bancshares under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.6 at or prior to the Closing Date:

9.2.1. Representations and Warranties. Each of the representations and warranties of LNB Bancorp set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and LNB Bancorp shall have delivered to Northwest Bancshares a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of LNB Bancorp as of the Effective Time.

9.2.2. Agreements and Covenants. LNB Bancorp shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Northwest Bancshares shall have received a certificate signed on behalf of LNB Bancorp by the Chief Executive Officer and Chief Financial Officer of LNB Bancorp to such effect dated as of the Effective Time.

9.2.3. Permits, Authorizations, Etc. LNB Bancorp and the LNB Bancorp Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on either LNB Bancorp or Northwest Bancshares.

9.2.4. Regulatory Approvals. None of the Regulatory Approvals necessary to consummate the Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.

9.2.5. Tax Opinion. Northwest Bancshares shall have received an opinion, dated the Closing Date, of Luse, Gorman, Pomerenk & Schick, P.C., to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations, contained in certificates of officers of Northwest Bancshares and LNB Bancorp, reasonably satisfactory in form and substance to such counsel.

9.2.6. Certificates. LNB Bancorp will furnish Northwest Bancshares with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as Northwest Bancshares may reasonably request.

9.3. Conditions to the Obligations of LNB Bancorp under this Agreement.

The obligations of LNB Bancorp under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.6 at or prior to the Closing Date:

9.3.1. Representations and Warranties. Each of the representations and warranties of Northwest Bancshares set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and Northwest Bancshares shall have delivered to LNB Bancorp a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Northwest Bancshares as of the Effective Time.

9.3.2. Agreements and Covenants. Northwest Bancshares shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and LNB Bancorp shall have received a certificate signed on behalf of Northwest Bancshares by the Chief Executive Officer and Chief Financial Officer of Northwest Bancshares to such effect dated as of the Effective Time.

9.3.3. Permits, Authorizations, Etc. Northwest Bancshares shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on Northwest Bancshares.

9.3.4. Payment of Merger Consideration. Northwest Bancshares shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide LNB Bancorp with a certificate evidencing such delivery.

9.3.5. Tax Opinion. LNB Bancorp shall have received an opinion, dated the Closing Date, of Calfee, Halter & Griswold LLP, to the effect that the Merger will constitute a reorganization under

Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations, contained in certificates of officers of Northwest Bancshares and LNB Bancorp, reasonably satisfactory in form and substance to such counsel.

9.3.6 Certificates. Northwest Bancshares will furnish LNB Bancorp with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as LNB Bancorp may reasonably request.

ARTICLE X

THE CLOSING

10.1. Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the Northwest Bancshares, at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m. on the Closing Date, or at such other place or time upon which Northwest Bancshares and LNB Bancorp mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place by electronic delivery or at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

10.2. Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Northwest Bancshares and LNB Bancorp the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, Northwest Bancshares shall deliver the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1. Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of LNB Bancorp:

11.1.1. At any time by the mutual written agreement of Northwest Bancshares and LNB Bancorp;

11.1.2. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by LNB Bancorp) or Section 9.3.1 (in the case of a breach of a representation or warranty by Northwest Bancshares);

11.1.3. By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by LNB Bancorp) or Section 9.3.2 (in the case of a breach of covenant by Northwest Bancshares);

11.1.4. At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Northwest Bancshares and LNB Bancorp; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5. By either party, if the stockholders of LNB Bancorp shall have voted at the LNB Bancorp Stockholders Meeting (as it may be adjourned and reconvened) and such vote shall not have been sufficient to approve the Merger or this Agreement;

11.1.6. By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement;

11.1.8. By Northwest Bancshares, (i) if LNB Bancorp shall have materially breached its obligations under Section 6.10 or 8.1 of this Agreement or (ii) if the LNB Bancorp Board of Directors does not publicly recommend in the Proxy Statement-Prospectus for the LNB Bancorp Stockholders Meeting that the

LNB Bancorp Stockholders approve and adopt this Agreement or if, after making the LNB Bancorp Recommendation in the Proxy Statement-Prospectus for the LNB Bancorp Stockholders Meeting, the LNB Bancorp Board of Directors makes an LNB Bancorp Subsequent Determination;

11.1.9. By Northwest Bancshares if LNB Bancorp has received a Superior Proposal and the Board of Directors of LNB Bancorp has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to Northwest Bancshares; or

11.1.10. By the Board of Directors of LNB Bancorp if LNB Bancorp has received a Superior Proposal and the Board of Directors of LNB Bancorp has made a determination to accept such Superior Proposal.

11.2. Effect of Termination.

11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B) In the event of a termination of this Agreement because of a Willful Breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder. Moreover, no party shall be relieved of liability for fraud.

(C) As a condition of Northwest Bancshares’s willingness, and in order to induce Northwest Bancshares to enter into this Agreement, and to reimburse Northwest Bancshares for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, LNB Bancorp hereby agrees to pay Northwest Bancshares, and Northwest Bancshares shall be entitled to payment of, a fee of $7.3 million (the “Northwest Bancshares Fee”), within three business days after written demand for payment is made by Northwest Bancshares, following the occurrence of any of the events set forth below:

(i) LNB Bancorp terminates this Agreement pursuant to Section 11.1.10 or Northwest Bancshares terminates this Agreement pursuant to Section 11.1.8 or 11.1.9; or

(ii) The entering into a definitive agreement by LNB Bancorp relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving LNB Bancorp within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by Northwest Bancshares pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by LNB Bancorp or any LNB Bancorp Subsidiary; or (ii) the failure of the stockholders of LNB Bancorp to approve this Agreement after the occurrence of an Acquisition Proposal.

(D) The right to receive payment of the Northwest Bancshares Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of Northwest Bancshares against LNB Bancorp and its Subsidiaries and their respective officers and directors with respect to a termination listed under Section 11.2.2(C)(i) or (ii).

(E) Northwest Bancshares shall be reimbursed by LNB Bancorp for all fees, costs and other expenses incurred by Northwest Bancshares in connection with enforcing its right to the Northwest Bancshares Fee.

(F) Notwithstanding anything herein to the contrary, if, this Agreement is terminated pursuant to Section 11.1.6(i) or (ii) solely due to regulatory concerns related to Northwest Bancshares and its Subsidiaries, and not related to LNB Bancorp and its Subsidiaries, then Northwest Bancshares shall pay to LNB Bancorp $3.65 million (the “LNB Bancorp Fee”) within three (3) business days after written demand for payment is made by LNB Bancorp.

(G) LNB Bancorp shall be reimbursed by Northwest Bancshares for all fees, costs and other expenses incurred by LNB Bancorp in connection with enforcing its right to the LNB Bancorp Termination Fee.

“Willful Breach” shall mean a material breach that is a consequence of an act undertaken by a party with the knowledge that the taking of the act would, or under circumstances in which the party should reasonably have known would be expected to, cause a breach of this Agreement.

11.3. Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of LNB Bancorp), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of LNB Bancorp, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to LNB Bancorp’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII

MISCELLANEOUS

12.1. Confidentiality.

Except as specifically set forth herein, Northwest Bancshares and LNB Bancorp mutually agree to be bound by the terms of the confidentiality agreement dated October 14, 2014 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement, is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

12.2. Public Announcements.

LNB Bancorp and Northwest Bancshares shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither LNB Bancorp nor Northwest Bancshares nor Northwest Bank shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3. Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including but not limited to Sections 2.8, 3.3.2 through 3.3.8, 6.2.2, 7.7, 7.8, 12.1 and 12.11.

12.4. Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic mail (e-mail), upon written confirmation of receipt by facsimile or e-mail, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, with confirmation of receipt, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to LNB Bancorp, to:	Daniel E. Klimas President and Chief Executive Officer LNB Bancorp, Inc. 457 Broadway Lorain, Ohio 44052 Email: dklimas@4lnb.com

With required copies to:	Kristofer K. Spreen, Esq. Calfee, Halter & Griswold LLP The Calfee Building 1405 East Sixth Street Cleveland, Ohio 44114 Fax: (216) 241-0816 Email: kspreen@calfee.com

If to Northwest Bancshares, to:	William J. Wagner President and Chief Executive Officer Northwest Bancshares, Inc. 100 Liberty Street Warren, Pennsylvania 16365 Email: bwagner@nwbcorp.com

With required copies to:	Marc P. Levy, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 Fax: (202) 362-2902 Email: mlevy@luselaw.com or such other address as shall be furnished in writing by any party.

12.5. Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III this Section 12.5 and as otherwise specifically provided in Section 7.7, which is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and representatives, this Agreement, including the documents and instruments referred to in this Agreement, is not intended and does not to confer upon any Person, other than the parties to this Agreement, any rights or remedies under this Agreement.

12.6. Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.

12.7. Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8. Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9. Governing Law.

This Agreement shall be governed by the laws of the State of Maryland, without giving effect to its principles of conflicts of laws.

12.10. Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11. Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the State of Maryland, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Maryland in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal or state court located in the State of Maryland.

12.12. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

IN WITNESS WHEREOF, Northwest Bancshares and LNB Bancorp have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

Northwest Bancshares, Inc.

By:	/s/William J. Wagner
William J. Wagner
President and Chief Executive Officer

LNB Bancorp, Inc.

By:	/s/Daniel E. Klimas
Daniel E. Klimas
President and Chief Executive Officer

APPENDIX B

Dissenters’ Rights Under Section 1701.85 of the Ohio General Corporation Law

1701.85 Dissenting shareholders — compliance with section — fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than 20 days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than 20 days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within 20 days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within 15 days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within 30 days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

APPENDIX C

December 15, 2014

Board of Directors

LNB Bancorp, Inc.

457 Broadway

Lorain, OH 44052

Gentlemen:

LNB Bancorp, Inc. (“LNB”) and Northwest Bancshares, Inc. (“Northwest”) propose to enter into an agreement and plan of merger (the “Agreement”) pursuant to which LNB will merge with and into Northwest (the “Merger”). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of LNB common stock, excluding certain shares as specified in the Agreement and subject to the election procedures described in the Agreement, issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive, at the election of the holder thereof: (i) 1.461 shares of Northwest common stock (the “Stock Consideration”) or (ii) $18.70 in cash (the “Cash Consideration” and together with Stock Consideration, the “ Merger Consideration”). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of LNB common stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement as circulated on December 12, 2014; (ii) certain financial statements and other historical financial information of LNB that we deemed relevant; (iii) certain financial statements and other historical financial information of Northwest that we deemed relevant; (iv) internal financial estimates for LNB for the years ending December 31, 2014 through December 31, 2017 as provided by senior management of LNB and estimated long-term annual growth rates for the years thereafter as discussed with the senior management of LNB; (v) publicly available median analyst earnings estimates for Northwest for the years ending December 31, 2014 through December 31 2016, and various estimated annual growth rates for the years thereafter; (vi) the pro forma financial impact of the Merger on Northwest based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Northwest; (vii) a comparison of certain financial and other information, including stock trading information, for LNB and Northwest with similar publicly available information for certain other banking institutions, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the banking sector; (ix) the current market environment generally and in the banking sector in particular; and

C-1

(x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of LNB the business, financial condition, results of operations and prospects of LNB and held similar discussions with the senior management of Northwest regarding the business, financial condition, results of operations and prospects of Northwest.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by LNB and Northwest or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the management of LNB and Northwest that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of LNB or Northwest or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of LNB and Northwest or the combined entity after the Merger and we have we not reviewed any individual credit files relating to LNB or Northwest. We have assumed, with your consent, that the respective allowances for loan losses for both LNB and Northwest are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used internal financial projections as provided by the senior management of LNB and publicly available median earnings per share estimates and an estimated long-term growth rate as discussed with senior management of Northwest, respectively. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with representatives and senior management of Northwest. With respect to those projections, estimates and judgments, the respective managements of LNB and Northwest confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of LNB and Northwest , respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of LNB and Northwest since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that LNB and Northwest would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

C-2

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof.

We have acted as LNB’s financial advisor in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee from LNB for providing this opinion. LNB has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to LNB and Northwest and their affiliates. We may also actively trade the debt securities of LNB and Northwest or their affiliates for our own account and for the accounts of our customers.

This letter is directed to the Board of Directors of LNB in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of LNB as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of LNB common stock and does not address the underlying business decision of LNB to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for LNB or the effect of any other transaction in which LNB might engage. This opinion shall not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent, provided, however, that Sandler O’Neill hereby provides its consent for this opinion, in its entirety, and any descriptions of this opinion, to be included in any required regulatory filings and any registration statement, proxy statement or other filing with the Securities and Exchange Commission, made in connection with the Merger. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by LNB’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of LNB.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of LNB common stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

C-3